    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         FREEDOM SECURITIES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            6211                           04-3335712
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                               ONE BEACON STREET
                                BOSTON, MA 02108
                                 (617) 725-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOHN H. GOLDSMITH
                            CHIEF EXECUTIVE OFFICER
                               ONE BEACON STREET
                                BOSTON, MA 02108
                                 (617) 725-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

               JAMES WESTRA, ESQUIRE                       RICHARD D. TRUESDELL, JR., ESQUIRE
            HUTCHINS, WHEELER & DITTMAR                           DAVIS POLK & WARDWELL
            A PROFESSIONAL CORPORATION                            450 LEXINGTON AVENUE
                101 FEDERAL STREET                                 NEW YORK, NY 10017
            BOSTON, MASSACHUSETTS 02110                              (212) 450-4000
                  (617) 951-6600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the earlier registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE   OFFERING PRICE PER AGGREGATE OFFERING    REGISTRATION
         TO BE REGISTERED           REGISTERED(1)        SHARE(2)          PRICE(2)            FEE
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share...........................       shares             $            $138,000,000       $40,710.00
==========================================================================================================

(1) Includes an aggregate of                shares which the Underwriters have
    the option to purchase from the Selling Stockholders solely to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 26, 1998
PROSPECTUS
            , 1998

(LOGO)

                                              SHARES

                         FREEDOM SECURITIES CORPORATION
                                  COMMON STOCK

     Of the                     shares of Common Stock of Freedom Securities
Corporation ("Freedom" or the "Company") offered hereby (the "Offering"),
               shares are being sold by the Company and                shares
are being sold by the Selling Stockholders (as defined herein). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

     Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price of the
Common Stock will be between $     and $     per share. See "Underwriting" for
information relating to the factors to be considered in determining the initial offering price.

     The Company intends to apply to have the Common Stock approved for listing on The New York Stock Exchange ("NYSE") under the symbol "FSI".
                         ------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------
                                      PRICE          UNDERWRITING        PROCEEDS        PROCEEDS TO
                                      TO THE        DISCOUNTS AND         TO THE           SELLING
                                    PUBLIC(1)       COMMISSIONS(2)      COMPANY(3)       STOCKHOLDERS
--------------------------------------------------------------------------------------------------------
Per Share.......................         $                $                 $                 $
Total(4)........................         $                $                 $                 $
--------------------------------------------------------------------------------------------------------

(1) In connection with the offering, the Underwriters have reserved for sale
    approximately        shares of Common Stock for directors and current
    employees of the Company who have an interest in purchasing such shares of Common Stock in the Offering. The Underwriters have advised the Company that the price per share for such shares will be the Price to the Public less
    Underwriting Discounts and Commissions, or        per share.
(2) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses estimated at $               , payable by the
    Company.
(4) The Selling Stockholders have granted to the Underwriters a 30-day option to
    purchase up to                additional shares at the Price to the Public
    less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company, and
    Proceeds to Selling Stockholders will be $          , $          ,
    $          and $          , respectively. See "Underwriting."

     The shares are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares will be made against payment in New
York, New York on or about            , 1998.
DONALDSON, LUFKIN & JENRETTE
         SECURITIES CORPORATION

                     CREDIT SUISSE FIRST BOSTON
                                       SUTRO & CO. INCORPORATED
                                                                  TUCKER ANTHONY
                                                             INCORPORATED

                             [FRONT COVER ARTWORK]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

-------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes appearing elsewhere in the Prospectus. Unless the context otherwise requires, the terms "Freedom" and "the Company" mean Freedom Securities Corporation and its consolidated subsidiaries during periods following the Acquisition described below and its predecessor (the "Predecessor Company") during periods prior to the Acquisition. Certain market information contained herein is based on securities industry publications. Unless otherwise indicated, information in this Prospectus assumes
no exercise of the Underwriters' option to purchase up to           additional
shares from the Selling Stockholders to cover over-allotments, if any. Share
information contained in this Prospectus gives effect to a   for   split of the
Company's Common Stock to be effected prior to consummation of the Offering.

                                  THE COMPANY

     Freedom, through its two brokerage subsidiaries, Tucker Anthony Incorporated ("Tucker Anthony") and Sutro & Co. Incorporated ("Sutro"), and its asset management subsidiary, Freedom Capital Management Corporation ("Freedom Capital"), is a full-service, regionally focused retail brokerage and investment banking firm. Tucker Anthony, headquartered in Boston and focused primarily on the northeastern United States, and Sutro, headquartered in San Francisco and focused primarily on the western United States, are both over 100 years old and have well established reputations in their respective regions. Management believes that it can best serve the needs of these distinct regions through separate, locally managed organizations, while avoiding cost duplication through the use of shared clearing, communications, information systems, and other support services. This approach enables the Company to capitalize on each organization's name recognition, historical areas of expertise and close regional and community ties while lessening the Company's reliance on a single region's economy.

     The Company believes that its primary strengths are (i) the experience and tenure of its investment executives, which have often led to long-term relationships with clients in their respective communities; (ii) its high level of employee commitment, evidenced by significant employee ownership in the Company; (iii) its personalized, service-oriented culture emphasizing responsiveness to client and regional market demands; (iv) its focus on emerging and middle-market companies in targeted industries in which the Company has specialized expertise or regional presence; and (v) its ability to manage and control operating costs through centralization of certain services and other cost effective solutions, including its clearing and processing arrangements with Wexford Clearing Services Corporation ("Wexford"), a guaranteed wholly owned subsidiary of Prudential Securities, Inc. ("PSI").

     The Company's three primary areas of focus are (i) its full-service retail brokerage operations; (ii) its equity capital markets activities, encompassing investment banking, equity research, institutional sales and equity trading; and
(iii) its asset management operations.

     Retail Operations. The retail operations of Tucker Anthony and Sutro, conducted in 13 states and the District of Columbia, have together generated over 55% of the Company's net revenues in each of the last three years and have historically represented the Company's core strength. In its retail operations, the Company focuses on maintaining and developing strong client relationships through a dedicated community focus while providing the breadth and quality of services and products offered by national brokerage firms. As of December 31, 1997, customers had over $28 billion of assets in over 200,000 Tucker Anthony and Sutro brokerage accounts. Management believes that the experience of its 677 investment executives and their strong ties to their communities help to differentiate the Company from its competitors and enable the Company to more effectively access and serve its clients. Management also believes that its strategy of providing its investment executives with a high level of support and the flexibility to operate in an entrepreneurial manner has allowed the Company to recruit and retain highly effective, motivated investment executives, many of whom have significant tenure at their local branch offices.

-------------------------------------------------------------------------------

     Equity Capital Markets. As with its retail brokerage business, management believes that the Company can best serve the needs of its institutional and corporate clients through regionally managed and focused operations. Each of Tucker Anthony and Sutro has historically demonstrated strengths in offering various investment banking services, such as merger and acquisition services, primarily to clients within its respective region. The Company's strategy is to develop equally strong, research-driven equity capital markets groups including enhanced equity research, institutional sales, trading and syndication services. Tucker Anthony's and Sutro's respective research departments target emerging and middle-market companies within their respective regions as well as within the industries in which they specialize. Management believes that the northeastern and western United States are particularly fertile sources of emerging and middle-market companies, especially in the technology, healthcare, financial services and consumer product sectors. Both Tucker Anthony and Sutro have sought to tailor their equity capital market services to such industries and other industries concentrated in their respective regions.

     Asset Management. Freedom Capital, headquartered in Boston, was formed in 1930 and as of December 31, 1997 managed approximately $5.6 billion of assets, including approximately $3.0 billion of investments by public sector entities, high net worth individuals and others, with the remainder comprised of money market funds for the benefit of Tucker Anthony and Sutro clients. Through its institutional group, Freedom Institutional Partners, Freedom Capital has developed a leading position in the management of public funds for local Massachusetts municipalities and agencies. This group has also developed an important presence in the Taft-Hartley union pension fund market and is growing its corporate funds management business. Freedom Capital is actively seeking to acquire smaller regional money management firms to increase both assets under management and the number of its portfolio managers. Management believes that the additional services and products offered as a result of such acquisitions will create significant opportunities to capitalize on the Company's established retail brokerage network by capturing a higher percentage of customer investment dollars.

BUSINESS STRATEGY

     Management believes that certain market and demographic trends are creating attractive opportunities for regional brokerage firms. Such trends include (i) unprecedented amounts of capital being invested in securities; (ii) individuals' increased reliance on self-directed as opposed to company managed retirement savings plans; (iii) the transfer of wealth to the baby boom generation from older generations; (iv) the securities industry's reduced emphasis on personalized brokerage and money management services resulting primarily from consolidation in the financial services industry and the advent of electronic discount brokers; and (v) an increased number of emerging and middle-market companies seeking to access financial markets. The Company's strategy is to continue to differentiate itself from many of its competitors by providing a high level of personalized service and a diverse product offering to its brokerage and money management clients and by providing integrated equity capital markets services to emerging and middle-market companies in selected regions and industries. The elements of the Company's business strategy, discussed below, are intended to capitalize on the opportunities resulting from these existing market and demographic trends.

     Enhance Personalized, High-End Service. The Company believes that the scope and focus of its regional brokerage firms and their commitment to personalized service allow Tucker Anthony and Sutro to fulfill the needs of their current and prospective customers better than national full service and discount brokerage firms. The Company intends to increase its commitment to service by (i) combining the advantages of advanced account information systems with personalized service; (ii) providing investment executives with flexibility in determining appropriate fee schedules for certain services based upon the level of customer needs; and (iii) providing an array of one-stop investment and financial planning services.

     Improve Profitability of Retail Brokerage Operations. The Company intends to continue to improve the profitability of its retail operations by capitalizing on distinct opportunities present at Tucker Anthony and Sutro. Tucker Anthony, which intends to modestly increase the number of its investment executives, is focused on increasing the productivity of its existing investment executives by capitalizing on their tenure, expertise and long-standing client relationships and by providing them with enhanced training, product offerings, information systems and support. Sutro intends to significantly increase the number of its investment executives in order to better leverage its infrastructure, reduce turnover among investment executives and, like Tucker Anthony, increase the productivity of its existing investment executives. In the year ended December 31, 1997, average production per retail investment executive increased 15% at Tucker Anthony and 13% at Sutro compared to 1996. Management believes that the implementation of these strategies will be aided by the Company's entrepreneurial culture and strategy of providing a high level of support for its investment executives.

     Expand Regional and Specialty Investment Banking Activities. Tucker Anthony and Sutro maintain separate and independent investment banking groups. Each group is organized to meet the specific needs of the emerging and middle-market companies located within its geographic region and within its areas of specialized industry expertise. Each investment banking group is supported by its own regionally and industry focused research department, institutional sales group and equity trading. Management believes that the demand for regionally focused investment banking services by emerging and middle-market companies in the Company's two principal regions will grow due to continued general economic expansion and the corresponding growth of new business formations. Management believes that this independent and regional focus is particularly well suited to the northeastern and western regions currently served by Tucker Anthony and Sutro, respectively. In 1997, for example, Massachusetts and California ranked seventh and first, respectively, in dollar volume of public offerings of common stock of locally headquartered companies. Management also believes that consolidation within the investment banking industry, as a whole, will offer enhanced opportunities for those firms which maintain their local and industry specific focus. The Company intends to improve the penetration of Tucker Anthony's and Sutro's investment banking services in their regional and industry specific markets by committing greater resources to, and by carefully focusing their research coverage on, geographic regions and on industry niches which offer the greatest opportunities.

     Increase Asset Management Business. Management believes that opportunities exist to increase the productivity and profitability of Freedom Capital. Freedom Capital intends to make selective business acquisitions designed to increase the assets under its management and increase the number of portfolio managers. The Company also intends to increase the productivity and profitability of Freedom Capital through improved coordination with the Tucker Anthony and Sutro brokerage networks and other initiatives.

     Achieve Growth Through Strategic Acquisitions and Other
Opportunities. Management plans to actively pursue opportunities to acquire other firms with complementary businesses which would strengthen or expand the firm's geographic or product offering base. Management believes that attractive acquisition opportunities exist particularly among smaller regional firms that want to affiliate with a larger firm while still retaining their regional identity and focus and entrepreneurial culture, as Tucker Anthony and Sutro have been able to do. In addition, the Company believes that the consolidation trends in the brokerage and asset management businesses will allow it to hire proven investment professionals who prefer the culture and opportunities inherent in a smaller, entrepreneurial and independent firm. Management believes that acquisitions may also allow the Company to realize further cost benefits by leveraging its existing infrastructure.

THE ACQUISITION

     To finance the acquisition of the Company (the "Acquisition") in November 1996 from a wholly owned subsidiary of John Hancock Mutual Life Insurance Company ("Hancock"), approximately 350 employees of the Company, including senior management and investment executives, purchased an aggregate of
approximately 31% of the Company's equity (     % after giving effect to the
Offering), with additional equity financing provided by affiliates of the Thomas
H. Lee Company ("THL") and SCP Private Equity Partners, L.P. ("SCP"). Incentive equity programs have been established pursuant to which employees have acquired
or may acquire up to an additional      % of the equity of the Company, which,
when added to shares previously purchased, would result in employees owning up
to approximately      % of the shares of Common Stock outstanding (     % after
giving effect to the Offering).

     Since the Acquisition, management has identified and implemented strategies to increase the productivity of Tucker Anthony's and Sutro's retail operations, focus each firm's equity capital markets group and expand Freedom Capital's money management business. Management believes that the Company's indepen-

-------------------------------------------------------------------------------

dence and employee ownership have resulted in progressively higher levels of employee motivation, confidence and commitment during 1997, as compared to 1996 when the Predecessor Company was for sale and it was uncertain whether the Acquisition would be consummated or whether the Predecessor Company would be sold to another organization. Management believes that the Company's performance in 1996 and early 1997 was adversely affected by uncertainty surrounding the future of the Company. The Company believes that the Acquisition and the strategies instituted in connection therewith have been successful. For example, Tucker Anthony and Sutro managed or co-managed 34 equity offerings in 1997 compared to 16 in 1996, and investment banking revenues increased 45% in 1997 over 1996. In 1997 the Company reported net income of $18.7 million, a 52% increase over net income of $12.3 million in 1996.

                                  THE OFFERING

Common Stock offered by the Company....................  shares
Common Stock offered by the Selling Stockholders.......  shares
Common Stock to be outstanding after the Offering......  shares(1)
Dividend policy........................................  The Company intends to pay quarterly
                                                         dividends of $     per share on the
                                                         outstanding shares of Common Stock beginning
                                                         with the dividend payable in the third
                                                         quarter of 1998 with respect to the second
                                                         quarter of 1998. See "Dividend Policy."
Use of proceeds........................................  To repay existing credit facility.
                                                         See "Use of Proceeds."
Proposed NYSE symbol...................................  "FSI"

------------------------------
(1) Excludes 1,181,256 shares of Common Stock issuable upon exercise of outstanding stock options under the Company's stock option plans at December 31, 1997, with a weighted average exercise price of $10.00, of which 153,451 shares were exercisable as of such date at a weighted average exercise price of $10.00 and up to 48,740 shares issuable to Hancock for no additional consideration upon such exercise. See "Management -- Stock Option and Stock Purchase Plans" and "Certain Transactions -- Additional Shares Agreement."

-------------------------------------------------------------------------------

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The information set forth below should be read in conjunction with "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's and Predecessor Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                        PREDECESSOR COMPANY
                              ----------------------------------------                  COMBINED(1)
                                                                                        ------------
                                    YEARS ENDED          ELEVEN MONTHS    ONE MONTH
                                    DECEMBER 31,             ENDED          ENDED        YEAR ENDED     YEAR ENDED
                              ------------------------   NOVEMBER 29,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                               1993     1994     1995        1996            1996           1996           1997
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Total revenues............. $383.9   $327.1   $368.5      $ 347.5         $ 30.6         $378.1         $398.2
  Net revenues(2)............  364.5    296.9    332.5        321.0           28.8          349.8          375.8
  Total non-interest
     expenses................  335.8    286.0    310.2        300.6           26.8          327.4          337.3(3)
  Acquisition interest
     expense.................     --       --       --           --            0.6            0.6            6.1
  Income before income
     taxes...................   28.7     10.9     22.3         20.4            1.4           21.8           32.4
  Net income.................   16.7      6.4     13.1         11.6            0.7           12.3           18.7
  Earnings per share,
     basic and diluted(4)....     --       --       --           --         $ 0.09             --         $ 2.19
  Pro forma earnings
     per share, basic and
     diluted
     (unaudited)(5)..........     --       --       --           --             --             --         $

                                                                                     AS OF
                                                                               DECEMBER 31, 1997
                                                                             ---------------------
                                                                             ACTUAL    AS ADJUSTED
                                                                             (IN MILLIONS, EXCEPT
                                                                                PER SHARE DATA)
STATEMENT OF FINANCIAL CONDITION DATA:
  Total assets............................................................   $727.6
  Long-term debt..........................................................    101.4
  Stockholders' equity....................................................    102.3
  Book value per common share outstanding.................................   $12.65

                                                        PREDECESSOR COMPANY        COMBINED(1)
                                                     -------------------------     -----------
                                                                  YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------------------
                                                     1993      1994      1995         1996         1997
OTHER FINANCIAL DATA:
After-tax return on average equity(6)..............   12.6%      4.5%      8.8%        10.6%        20.6%
Compensation and benefits expense as a percentage
  of net revenues..................................   64.9      66.8      65.4         65.2         65.5
Non-compensation and benefits operating expense as
  a percentage of net revenues.....................   27.3      29.5      27.8         28.4         24.3
Amortization of Acquisition intangibles (in
  millions)........................................     --        --        --        $ 0.2        $ 2.5
Assets in retail brokerage accounts (at end of
  period) (in billions)............................  $15.0     $17.0     $20.0        $23.0        $28.0

------------------------------

(1) Year ended December 31, 1996 combined financial data refer to the consolidated results of the Predecessor Company for the eleven months ended November 29, 1996 combined with the consolidated results of the Company for the one month ended December 31, 1996. These periods are not directly comparable due to the effects of the Acquisition, including related purchase accounting adjustments and the Acquisition financing.

(2) Net revenues equals total revenues less interest expense other than the Acquisition interest expense.

(3) Includes the effect of $1.4 million of non-cash compensation expense resulting from issuance of Common Stock and stock options to employees.

(4) Earnings per share ("EPS") is calculated by dividing net income by the weighted average number of outstanding shares for basic and diluted EPS, including the effects of the issuance of Common Stock, stock options and other exercisable shares treated in accordance with Staff Accounting Bulletin No. 83.

(5) Pro forma earnings per share ("pro forma EPS") for the year ended December 31, 1997 is calculated in the same manner as in (4) above with the following adjustments: (i) net income is adjusted to eliminate the after-tax effect of interest expense on the Acquisition indebtedness to be repaid with the net Offering proceeds and available cash, and a decrease in interest income due to the use of available cash, as if the repayment occurred at the beginning of the year; and (ii) the number of outstanding shares used for basic and
    diluted EPS gives effect to the issuance of         million shares by the
    Company in the Offering. These adjustments result in pro forma net income, excluding extraordinary item (the write-off of capitalized debt issuance costs related to the Acquisition), of $21.8 million.

(6) After-tax return on average equity is calculated by dividing net income by average stockholders' equity for the year.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

VOLATILE NATURE OF THE SECURITIES BROKERAGE BUSINESS

     The securities brokerage business is, by its nature, subject to significant risks, particularly in volatile or illiquid markets. Such risks include the risk of trading losses, losses resulting from the ownership or underwriting of securities, risks associated with principal activities, the failure of counterparties to meet commitments, customer fraud, employee fraud, issuer fraud, litigation and errors, misconduct and failures in connection with the processing of securities transactions. The Company's principal business activity, its retail broker-dealer operations, as well as its investment banking, institutional sales, proprietary trading, investment advisory and other services, are highly competitive and subject to various risks, including volatile trading markets and fluctuations in the volume of market activity. The securities business is directly affected by many factors, including economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, currency values, inflation, market conditions, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of the securities industry in the marketplace and the level and volatility of interest rates. Any one or more of these factors may contribute to reduced levels of trading activity, securities offerings and merger and acquisition activities, which would result in lower revenues from the Company's brokerage, trading, institutional sales and investment banking activities. In addition, these and other factors can contribute to lower price levels for securities and illiquid markets.

     The stock market has recently experienced significant volatility, including some of the largest single day point declines in history. After the stock market declines in October 1987 and October 1989, many firms in the industry suffered financial losses and the level of individual investor trading activity decreased. Reduced trading volume and lower prices generally result in reduced transaction revenues. A severe market fluctuation in the future could have a material adverse effect on the Company's business, financial condition and operating results. Lower price levels of securities may result in (i) reduced volumes of securities transactions, with a consequent reduction in commission revenues, and (ii) reduced management fees calculated as a percentage of assets managed. Sudden sharp declines in market values of securities and the failure of issuers and counterparties to perform their obligations can result in illiquid markets which, in turn, may result in the Company having difficulty selling securities, hedging its securities positions and investing funds under its management.

     In addition, to the extent the Company, through its clearing broker, Wexford, permits customers to purchase securities on margin, the Company is subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which collateral value could fall below the amount of a customer's indebtedness. Any resulting losses could have a material adverse effect on the Company's business, financial condition and operating results.

SIGNIFICANT COMPETITION

     All aspects of the Company's business and of the securities business in general are highly competitive. The principal competitive factors influencing the Company's business are its professional staff, its reputation in the marketplace, its existing client relationships, its ability to commit capital to client transactions and its mix of market capabilities. The Company's ability to compete effectively in its securities brokerage and investment banking activities will also be influenced by the adequacy of its capital levels and by its ability to raise additional capital.

     The Company competes directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, dealers, investment banking firms, investment advisors and certain commercial banks. In addition, the Company competes indirectly for investment assets with insurance companies and others. In addition to competition from firms currently in the securities business, domestic commercial banks and investment banking boutiques have recently entered the business. In recent years, large international banks have entered the markets served by United States investment banks, including the markets in which the Company competes. The Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks relating to the sale of securities. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. Such mergers and acquisitions have increased competition from these firms, many of which have significantly greater equity capital and financial and other resources than the Company.

     The Company also faces competition from a rapidly developing industry comprised of companies offering discount and/or electronic brokerage services. These competitors may have lower costs and may offer their customers more attractive pricing or other terms than those offered by the Company. The Company also anticipates competition from underwriters who attempt to effect public offerings for emerging and middle-market companies through new means of distribution, including transactions effected using electronic media such as the Internet. In addition, issuers may attempt to sell their securities directly to purchasers, including through sales using electronic media such as the Internet. To the extent that issuers and purchasers of securities are able to transact business without the assistance of financial intermediaries such as the Company, the Company's operating results could be adversely affected.

DEPENDENCE ON PERSONNEL

     The Company's business is dependent on the highly skilled and often highly specialized individuals it employs. Retention of senior management and retail investment executives, research, investment banking, public finance, institutional sales and trading, money management and administrative professionals is particularly important to the Company's prospects. The Company generally does not have written employment agreements with its investment professionals.

     The departure of an investment executive typically results in such executive taking his or her clients with him or her. The departure of investment executives could adversely impact the Company's operating results.

     The Company's strategy with respect to investment banking is to establish relationships with the Company's prospective corporate clients in advance of any transaction and to maintain such relationships over the long term by providing advisory services to corporate clients in public or private offerings of equity or debt securities and merger and acquisition transactions. Similarly, the Company's strategy with respect to state and local government clients is to establish long-term relationships by providing advisory services to governmental entities as well as underwriting services. Research professionals contribute significantly to the Company's ability to secure a role in managing public offerings and in providing other investment banking services. From time to time, the Company has experienced losses of equity research, investment banking, public finance, and institutional sales and trading professionals. The loss of a significant number of such professionals could materially adversely affect the Company's operating results.

     The intense competition for skilled professionals has led to escalating compensation packages in the industry for such individuals. Upfront payments, increased payouts and guaranteed contracts make hiring of employees more difficult and can be a major factor in an employee leaving the Company. There can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future.

     The Company's business, financial condition and operating results depend, to a significant extent, on the ability of the management of the Company and its subsidiaries to implement the Company's strategy outlined in this Prospectus. See "Business -- Business Strategy." There is no guarantee, however, that management will be able to successfully implement such strategy or that such strategy will be effective, and the inability of management to succeed in its efforts may have an adverse effect on the Company's business, financial condition and operating results.

RISKS OF LOSSES DUE TO REGIONAL CONCENTRATION OF THE COMPANY'S FOCUS

     Because of the Company's focus on investors and equity capital market clients based in the northeastern and western United States, a significant economic downturn in either of those regions could adversely affect the Company's revenues. Approximately 59% of the Company's 1997 operating revenue (and a significantly greater percentage of the Company's operating income) was generated from Tucker Anthony clients, primarily located in the northeastern United States and approximately 35% was generated from Sutro clients, primarily located in the western United States. As a result, an economic downturn in one of these regions could adversely affect the companies in these regions, which in turn could reduce the Company's underwriting and brokerage business relating to those companies. In addition, a regional economic downturn in one of these regions could have an adverse effect on the Company's retail clients in that region or emerging and middle-market companies in that region. Any adverse effect on emerging and middle-market companies or growth industries concentrated in the northeastern or western United States or, to a lesser extent, in other regions in which emerging or middle-market technology, healthcare, financial service or consumer product companies are also concentrated could also reduce the Company's business relating to those companies.

DEPENDENCE ON OUTSIDE SOURCES OF FINANCING

     The principal sources of the Company's cash and liquidity are financing activities, commissions, collateralized repurchase agreements and collateralized loans. The Company currently has an uncommitted financing arrangement with Wexford through which the Company finances its customer accounts and firm trading positions. Such financing of customer accounts is not reflected in the Company's Statements of Financial Condition, although the Company retains risk with respect thereto. The availability of financing to the Company may vary depending on market conditions, the volume of certain trading activities, credit ratings, credit capacity and the overall availability of credit to the financial services industry. There can be no assurance that the Company will be able to access the necessary lines of credit or that financing adequate to support the Company's business will be available in the future.

DEPENDENCE ON CERTAIN RELATIONSHIPS AND TECHNOLOGY

     The Company has entered into an arrangement with Wexford pursuant to which Wexford acts as the Company's clearing broker. The Company's communications and information systems are coordinated with the clearing information systems of Wexford. Additionally, Wexford furnishes the Company with information necessary to run the Company's business, including commission runs, transaction summaries, data feeds for various reports including compliance and risk management, execution reports, trade confirmations, monthly account statements, cashiering functions and the handling of margin accounts. Accordingly, the Company is currently dependent upon Wexford's clearing capabilities and systems. The Company and Wexford are parties to an agreement setting forth the terms and conditions of their relationship. The initial term of the Agreement expires April 3, 2001 and renews annually thereafter (unless either party gives notice of its intent not to renew), subject to earlier termination by Wexford in the event the Company fails to meet certain financial tests. The per trade charge under the Wexford Agreement is subject to adjustment based on a consumer price index commencing in April 1999. The Agreement provides that either Wexford or the Company have the right to renegotiate the financial terms and services of the contract to apply after the end of the initial term. Any interruption of service by or at Wexford, or the inability of the Company to extend the Wexford arrangement on acceptable terms or find an acceptable alternative for the Company's financing or clearing arrangements could have a material adverse effect on the Company's business, financial condition and operating results.

     The Company's business is highly dependent on communications and information systems. Any failure or interruption of the Company's or its subsidiaries' systems, or of the systems of Wexford, could cause delays in the Company's securities trading activities which could have a material adverse effect on the Company's operating results. Such failures and interruptions may result from the inability of certain computing systems (including those of the Company, Wexford and other third party vendors) to recognize the year 2000. There can be no assurance that the year 2000 issue can be resolved prior to the upcoming change in the century. In addition, the Company may incur substantial costs in addressing the year 2000 issue. In addition, there can be no assurance that the Company, its subsidiaries or Wexford will not suffer any systems failure or interruption, whether caused by earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's or its subsidiaries' or Wexford's back-up procedures and capabilities in the event of any such failure or interruption will be adequate. Furthermore, any deterioration in Wexford's or its parent's financial condition could materially adversely affect the Company.

RISK OF POTENTIAL LITIGATION IN THE SECURITIES BROKERAGE BUSINESS

     Many aspects of the securities brokerage business involve substantial risks of liability. From time to time the Company or its subsidiaries may be named as defendants in civil litigation arising from their business activities as retail broker-dealers. The plaintiffs in such litigation may allege misconduct on the part of the Company's investment executives, claiming, for example, that investments sold to such plaintiffs by the Company's investment executives were unsuitable for their portfolios, or that such investment executives engaged in excessive trading with respect to such plaintiffs' accounts. Factors affecting the likelihood of such litigation include the conduct of individual investment executives and the performance of the investment vehicles sold by the Company's investment executives. Such factors have resulted in the Company making payments to plaintiffs in the past, and there can be no assurance that substantial payments in connection with the resolution of such litigation will not occur in the future.

     In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action lawsuits that generally seek substantial damages and other suits seeking punitive damages. Companies engaged in the underwriting of securities are subject to substantial potential liability under federal and state securities laws, including liability for material misstatements or omissions in prospectuses and other communications with respect to underwritten offerings of securities such as statements made by securities analysts. See "-- Regulated Industry and Potential Regulatory Change." Like other securities brokerage firms, the Company and its subsidiaries have been named as defendants in class action and other lawsuits and have in the past been subject to substantial settlements and judgments. The risk of liability may be higher for an underwriter which, like the Company, is active in the underwriting of securities offerings for emerging and middle-market companies due to the higher degree of risk and volatility associated with the securities of such companies. The defense of such lawsuits or arbitrations may divert the efforts and attention of the Company's management and staff, and the Company may incur significant legal expense in defending such litigation or arbitration. This may be the case even with respect to frivolous claims or litigation. The amount of time that management and other employees may be required to devote in connection with the defense of litigation could be substantial and might divert their attention from other responsibilities within the Company.

     In the normal course of business, the Company and its subsidiaries are also defendants in various civil actions and arbitrations arising out of their activities as employers and as a result of other business activities. The Company and its subsidiaries have in the past made substantial payments in connection with the resolution of disputed claims, and there can be no assurance that substantial payments in connection with the resolution of disputed claims will not occur in the future.

     As is common in the securities industry, the Company does not carry insurance that would cover payments made in connection with certain types of lawsuits. In addition, the Company's and its subsidiaries' charter documents require indemnification of the Company's and such subsidiaries' officers, directors and agents to the maximum extent permitted by law.

RISK OF LOSSES DUE TO FRAUD OR MISTAKES OF CUSTOMERS OR EMPLOYEES

     The Company is exposed to the risk of significant losses as a result of customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders) and failures in connection with the processing of securities transactions. There can be no assurance that the Company's risk management procedures and internal controls will prevent such losses from occurring.

     The Company has determined that a former employee improperly valued securities positions of the Company over the first eleven months of 1997 in order to conceal trading losses for which such former employee was responsible. The Company determined in the fourth quarter of 1997 that approximately $2.6 million of trading losses arose from the actions of the former employee. The loss has been included in the Company's financial results as follows: $228,000 in the first quarter, $1,071,000 in the second quarter, $431,000 in the third quarter and $901,000 in the fourth quarter. The Company has notified the Securities and Exchange Commission (the "Commission") and the NYSE of this situation and is conducting an internal review of the specific trading loss and the Company's reports and procedures relating thereto. The Commission and the NYSE are currently investigating this situation. The Company does not expect that the results of these investigations will have a material adverse effect on the Company's business, financial condition or operating results.

RISKS ASSOCIATED WITH MARKET MAKING, PRINCIPAL TRADING, ARBITRAGE AND UNDERWRITING ACTIVITIES

     The Company's market making, principal trading, arbitrage and underwriting activities often involve the purchase, sale or short sale of securities as principal. Such activities subject the Company's capital to significant risks from markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. Such market conditions could limit the Company's ability to resell securities purchased or to repurchase securities sold short. Such activities subject the Company's capital to significant risks, including market, credit, counterparty and liquidity risks.

     As a result of its underwriting and arbitrage activities, from time to time the Company has large position concentrations in securities of, or commitments to, a single issuer or issuers engaged in a specific industry. In addition, the trend in all major capital markets, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter (including a co-manager) may retain significant position concentrations in individual securities. Such concentrations increase the Company's exposure to specific credit and market risks.

CONSTRAINTS IMPOSED BY NET CAPITAL REQUIREMENTS

     The Commission, the NYSE, and various other securities exchanges and other regulatory bodies in the United States have rules with respect to net capital requirements which affect each broker-dealer subsidiary of the Company. These rules are designed to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. These rules (the "Net Capital Rules") have the effect of requiring that a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration by the Commission and suspension or expulsion by the National Association of Securities Dealers (the "NASD") and other regulatory bodies, and ultimately may require its liquidation. Compliance by the Company's broker-dealer subsidiaries with such Net Capital Rules could limit certain operations that require intensive use of capital, such as underwriting or trading activities. These rules could also restrict the ability of the Company to withdraw capital, even in circumstances where the Company's broker-dealer subsidiaries have more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to pay dividends, implement its strategies, pay interest on and repay the principal of its debt and redeem or repurchase shares of outstanding capital stock. In addition, a change in such Net Capital Rules or the imposition of new rules affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any large charge against net capital, could have similar adverse effects.

CONTROL OF THE COMPANY

     Upon the completion of this offering, THL is expected to own approximately
     %, SCP is expected to own approximately      % , the current employees of
the Company and its subsidiaries are expected to own approximately      % and
Hancock will own approximately      % of the outstanding Common Stock of the
Company. This concentration of ownership and voting power may have the effect of accelerating, delaying or preventing a change in control of the Company or otherwise affect the ability of any stockholder to influence the policies of the Company. See "Certain Transactions -- Stockholders Agreement."

CONSTRAINTS IMPOSED BY BANK DEBT

     The terms and conditions of a senior reducing revolving credit facility to which the Company is a party (the "Credit Facility") imposes limitations that affect, among other things, the ability of the Company to incur debt, make acquisitions, sell assets or merge, grant or incur liens, make investments or loans, make capital expenditures, engage in transactions with affiliates and change its line of business. In addition, the terms of the Credit Facility limit the Company's ability to redeem or otherwise repurchase shares of its capital stock and limit the Company and its subsidiaries from paying cash dividends on its capital stock. The terms of the Credit Facility also require the Company and certain of its subsidiaries to maintain specified financial ratios and satisfy certain tests, including, among others, a minimum interest coverage ratio, a minimum debt service coverage ratio and a maximum leverage ratio. The ability of the Company to comply with the foregoing financial ratios and tests may be affected by events beyond the control of the Company, and there can be no assurance that the Company will achieve operating results that comply with such provisions. A breach of any of the foregoing covenants would result in a default under the Credit Facility. In the event of any such default, the lenders could elect to declare all amounts borrowed under the Credit Facility, together with accrued interest thereon, to be immediately due and payable. If the Company were unable to repay such amounts, the lenders could proceed against the collateral granted to them to repay the indebtedness and other obligations due and payable under the Credit Facility. If the Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company. The stock of the Company's subsidiaries currently is pledged as security under the terms of the Credit Facility. The Company expects to amend or replace the Credit Facility upon consummation of the Offering so that such limitations would not apply after the Offering.

REGULATED INDUSTRY AND POTENTIAL REGULATORY CHANGE

     Each subsidiary of the Company which is registered as a broker-dealer and/or investment advisor is, and the securities industry in general is, subject to extensive regulation in the United States at both the federal and state level. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees.

     As registered investment advisors under the Investment Advisors Act of 1940 (the "Advisors Act"), Tucker Anthony, Sutro and Freedom Capital are subject to regulations which cover various aspects of the Company's business, including compensation arrangements. Under the Advisors Act, every investment advisory agreement with the Company's clients must expressly provide that such contract may not be assigned by the investment advisor without the consent of the client. Under the Investment Company Act of 1940 (the "Investment Company Act"), every investment advisor's agreement with a registered investment company must provide for the agreement's automatic termination in the event it is assigned. Under both the Advisors Act and the Investment Company Act, an investment advisory agreement is deemed to have been assigned when there is a direct or indirect transfer of the Agreement, including a direct assignment or a transfer of a "controlling block" of the advisor's voting securities or, under certain circumstances, upon the transfer of a "controlling block" of the voting securities of its parent corporation. A transaction is not, however, an assignment under the Advisors Act or the Investment Company Act if it does not result in a change of actual control or management of the investment advisor. Any assignment of the Company's investment advisory agreements would require, as to any registered investment company client, the prior approval of a majority of its shareholders, and as to the Company's other clients, the prior consent of such clients to such assignments. Following completion of the Offering, sales by THL and/or SCP or issuances of Common Stock by the Company, among other things, could result in a deemed assignment of the Company's investment advisory agreements under such statutes.

     As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of the Company's stockholders. In addition, self-regulatory organizations ("SROs") and other regulatory bodies in the United States, such as the Commission, the NYSE, the NASD, the Commodities Futures Trading Commission (the "CFTC"), the National Futures

Association (the "NFA") and the Municipal Securities Rulemaking Board (the "MSRB"), require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations, the application of which under certain circumstances may be unclear, could result in a variety of adverse consequences including censure, civil penalties (including treble damages in the case of insider trading violations), fines, the issuance of cease-and-desist orders, the deregistration or suspension of a broker-dealer, investment adviser or futures commission merchant, the statutory disqualification of officers or employees or other adverse consequences which could have a material adverse effect on the Company. Even if none of such actions is taken, such administrative or judicial proceedings or arbitrations could have a material adverse effect on the Company's perceived creditworthiness, reputation and competitiveness. Customers of the Company's subsidiaries or others who allege that they have been damaged by a violation of applicable regulations also may seek to obtain compensation from such subsidiary, including the unwinding of any transactions with such subsidiary. Additional legislation or regulations, or changes in the methods or enforcement of existing regulations by governmental entities or SROs may materially and adversely affect the Company's business, financial condition or operating results.

     The Company's businesses may be materially affected not only by regulations applicable to its subsidiaries as financial market intermediaries, but also by regulations of general application. For example, the volume of the Company's underwriting, merger and acquisition and principal investment business in a given time period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities. From time to time, various forms of antitakeover legislation and legislation that could affect the benefits associated with financing leveraged transactions with high-yield securities have been proposed that, if enacted, could adversely affect the volume of merger and acquisition business, which in turn could adversely affect the Company's underwriting, advisory and trading revenues related thereto. The level of business and financing activity in each of the industries on which the Company and its subsidiaries focus can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations.

     The Company's subsidiaries' ability to comply with applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system designed to monitor compliance with such laws and rules, as well as the Company's ability to attract and retain qualified compliance personnel. The Company and its subsidiaries could in the future be subject to disciplinary or other actions due to claimed noncompliance which could have a material adverse effect on the Company's business, financial condition and operating results.

LIMITED OPERATING HISTORY AS STAND-ALONE COMPANY

     The Company is a holding company formed in November 1996 to effect the Acquisition. It conducts its business solely through its subsidiaries. Prior to the Acquisition, Tucker Anthony, Sutro and the Company's other subsidiaries were indirect wholly owned subsidiaries of Hancock. Consequently, the Company has a limited history as a stand-alone operating company. In the past, Hancock or its affiliates provided certain services to the Company, particularly short term financing and various employee benefit and insurance services, and also limited legal and other support services. The Company and its subsidiaries no longer obtain such services from Hancock or its affiliates. See "Certain
Transactions -- Relationship Between the Company and Hancock."

ABSENCE OF PRIOR MARKET FOR COMMON STOCK

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock has been determined through negotiations among the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. The Company believes that certain factors, such as sales of Common Stock into the market by THL, Hancock, SCP or Company employees, fluctuations in operating results of the Company or its competitors and market conditions generally for similar stocks, could cause the market price of the Common Stock to fluctuate substantially. Such market volatility may adversely affect the market price of the Common Stock. Although the Company intends to apply for listing of the Common Stock on the NYSE, there can be no assurance that an active public market will develop or, if developed, will be sustained following the Offering. See "Underwriting."

POTENTIAL ADVERSE MARKET EFFECT OF FUTURE SALES OF COMMON STOCK

     Sales of a substantial number of shares of Common Stock in the public market, whether by purchasers in the Offering or by THL, Hancock, SCP or employees of the Company, could adversely affect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital
through an offering of its equity securities. There will be           shares of
Common Stock outstanding immediately after completion of the Offering, of which
the           shares offered hereby will be freely tradeable. All other shares will be owned by THL, Hancock, SCP or Company employees and will be "restricted securities" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), and, subject to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act, will be eligible for sale upon expiration of 180 day lock-up agreements with the Underwriters, unless released earlier by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). The Company, THL, Hancock, SCP and certain employees of the Company are parties to an agreement which provides THL, Hancock, SCP and such employees with certain registration rights. See "Certain Transactions," "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE DILUTION TO PURCHASERS IN THE OFFERING

     Purchasers of Common Stock in the Offering will experience immediate
dilution in the net tangible book value of $          per share based on assumed
initial public offering price of $          per share (the mid-point of the
range on the cover page of this Prospectus). See "Dilution."

RESTRICTION ON PAYMENT OF DIVIDENDS

     The Predecessor Company paid dividends on its Common Stock each year from 1991 to 1995. No dividends were paid by the Company in 1996 or 1997. Following consummation of the Offering, the Company's Board of Directors intends to pay a
quarterly dividend of $          per share on the outstanding shares of Common
Stock beginning with the dividend payable in the third quarter of 1998 with respect to the second quarter of 1998. The timing and amount of future dividends will be determined by the Board and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered. Furthermore, the net capital rules of the various regulatory bodies and covenants in instruments governing outstanding indebtedness of the Company impose limitations on the payment of dividends by the Company. See "Dividend Policy."

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY ANTI-TAKEOVER PROVISIONS AFFECTING STOCKHOLDERS

     The Company's Certificate of Incorporation and Bylaws and certain statutes affecting the Company contain provisions that might diminish the likelihood that a potential acquiror would make an offer for the Common Stock, or impede a transaction favorable to the interests of the stockholders, or increase the difficulty of removing the incumbent Board of Directors and management. These provisions with respect to the Company's Certificate of Incorporation and Bylaws include (i) the authority of the Board of Directors to issue a series of preferred stock with such voting rights and other powers as the Board of Directors may determine; (ii) the inability of stockholders to take any action without a meeting or to call a special meeting of stockholders; and (iii) certain advance notice procedures for nominating candidates for election as directors and for submitting proposals for consideration at stockholders' meetings. See "Description of Capital Stock -- Certain Certificate of Incorporation, Bylaw and Statutory Anti-Takeover Provisions Affecting Stockholders."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the                shares
of Common Stock offered by the Company hereby are estimated to be $          ,
assuming an initial public offering price of $          per share (the mid-point
of the range on the cover page of this Prospectus) and after deducting underwriting discount and commissions and estimated offering expenses. The Company intends to use the Offering proceeds to repay existing indebtedness under the Credit Facility, which was incurred in connection with the Acquisition. Such indebtedness accrues interest at variable rates (which averaged 7.1% per annum during 1997) and matures on December 31, 2001. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

     The Predecessor Company paid dividends on its Common Stock each year from 1991 to 1995. No dividends were paid by the Company in 1996 or 1997. Following consummation of the Offering, the Company's Board of Directors intends to pay a
quarterly dividend of $          per share on the outstanding shares of Common
Stock beginning in the third quarter of 1998 with respect to the second quarter of 1998. The timing and amount of future dividends will be determined by the Board and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered. Furthermore, the net capital rules of the various regulatory bodies and covenants in instruments governing outstanding indebtedness of the Company impose limitations on the payment of dividends by the Company. Under the most restrictive of such covenants and limitations, the Company has substantial excess capacity to make anticipated dividend payments. See "Risk
Factors -- Restriction on Payment of Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the long term debt and total capitalization of the Company as of December 31, 1997 on an actual basis and as adjusted to
give effect to the sale of the                shares of Common Stock offered by
the Company hereby at an assumed initial public offering price of $          per
share (the mid-point of the range on the cover page of this Prospectus), after deducting the underwriting discount and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

                                                                        AS OF DECEMBER 31, 1997
                                                                        ------------------------
                                                                             (IN THOUSANDS)
                                                                         ACTUAL      AS ADJUSTED
Long-term debt:
  Credit Facility (1).................................................  $ 80,000
  Fixed asset financing...............................................    21,446
                                                                        --------
          Total long-term borrowings..................................   101,446
Stockholders' equity:
  Common Stock, $.01 par value; 12,000,000 shares authorized,
     8,163,161 actual shares issued;           shares authorized, as
     adjusted;           shares issued, as adjusted...................        82
  Additional paid-in capital..........................................    83,719
  Retained earnings...................................................    19,438
  Subscribed stock (75,100 shares)....................................      (913)
                                                                        --------
          Total stockholders' equity..................................   102,326
                                                                        --------
                      Total capitalization............................  $203,772
                                                                        ========

------------------------------
(1) The Company expects that, upon consummation of the Offering, $80 million will be outstanding under the Credit Facility, all of which is expected to be repaid in full with the Company's net proceeds from the Offering and available cash. See "Use of Proceeds."

                                    DILUTION

     The net tangible book value of the Common Stock of the Company at December 31, 1997 was $75.1 million or $9.28 per share. After giving effect to the sale of the shares of Common Stock by the Company pursuant to the Offering at an
assumed initial public offering price of $          per share (assuming that the
Underwriters' over-allotment option is not exercised, and after deducting underwriting discounts and commissions and estimated expenses of the Offering), the Company's adjusted pro forma net tangible book value at December 31, 1997,
would have been $          or $          per share.

     Net tangible book value per share before the Offering has been determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding at December 31, 1997. The Offering will result in an increase in net tangible book
value per share of $          to existing stockholders and a dilution of
$          per share to new investors who purchase shares of Common Stock in the
Offering. Dilution is determined by subtracting pro forma net tangible book value per share of Common Stock from the assumed initial public offering price
of $          per share. The following table illustrates this dilution per share of Common Stock.

    Assumed initial public offering price per share......................            $
                                                                                     -----
    Net tangible book value per share at December 31, 1997...............  $9.28
    Increase attributable to sale of shares of Common Stock in the
      Offering...........................................................
                                                                           -----
    Pro forma net tangible book value per share of Common Stock after the
      Offering...........................................................                .
                                                                                     -----
    Dilution to persons who purchase shares of Common Stock in the
      Offering...........................................................            $   .
                                                                                     =====

     If the Underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share of Common Stock after giving effect to
the Offering would be $          per share, the increase in net tangible book
value per share to existing stockholders would be $          per share and the
dilution to persons who purchase shares of Common Stock in the Offering would be
$          per share.

     The following table summarizes (i) the number of shares of Common Stock to be purchased from the Company pursuant to the Offering (assuming that the Underwriters' over-allotment option is not exercised); (ii) the number of shares of Common Stock held by existing stockholders after the Offering; and (iii) the cash consideration paid therefor:

                                                                         TOTAL CASH CONSIDERATION
                                                                   -------------------------------------
                                                SHARES                                          AVERAGE
                                         ---------------------                                 PRICE PER
                                          NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
Common Stock purchased in the
  Offering.............................                       %    $                      %      $
Common Stock owned by existing
  stockholders.........................  8,088,061                  77,509,264                    9.58(1)
                                         ---------     ------      ------------    ------        -----
Total..................................                       %    $                      %      $
                                         =========     ======      ============    ======        =====

---------------
(1) Includes 394,654 shares issued to Hancock in connection with the Acquisition for which no cash consideration was paid.

     The foregoing tables assume no exercise of the Underwriters' over-allotment option or stock options outstanding at December 31, 1997. At December 31, 1997, there were 1,181,256 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $10.00 per share and up to 48,740 shares issuable to Hancock for no additional consideration upon such exercise. To the extent that outstanding options are exercised in the future, there will be further dilution to new investors. See "Management -- Stock Option and Stock Purchase Plans," "Certain Transactions -- Additional Share Agreement" and Note 15 of the Notes to Consolidated Financial Statements for the year ended December 31, 1997.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

     The selected consolidated financial data set forth below as of December 31, 1996 and 1997 and for the one month period ended December 31, 1996 and year ended December 31, 1997 are derived from the consolidated financial statements of the Company included elsewhere in the Prospectus which have been audited by Ernst & Young LLP, independent accountants. The selected consolidated financial data set forth below for the year ended December 31, 1995 and for the eleven months ended November 29, 1996 are derived from the consolidated financial statements of the Predecessor Company included elsewhere in this Prospectus which have been audited by Ernst & Young LLP, independent accountants. The selected consolidated financial data as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 are derived from financial statements of the Predecessor Company, also audited by Ernst & Young LLP, not included in this Prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future. The following financial data are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                     PREDECESSOR COMPANY
                                          ------------------------------------------                  COMBINED(1)
                                                                          ELEVEN        ONE MONTH     ------------
                                           YEARS ENDED DECEMBER 31,    MONTHS ENDED       ENDED        YEAR ENDED     YEAR ENDED
                                          --------------------------   NOVEMBER 29,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           1993      1994      1995        1996            1996           1996           1997
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Revenues:
    Commissions........................   $131.1    $122.9    $140.2       $139.0          $12.5         $151.5         $167.2
    Principal transactions.............    125.3      85.3     105.8         95.5            8.4          103.9           99.3
    Investment banking.................     63.0      40.1      34.8         34.0            4.1           38.1           55.2
    Asset management...................     12.6      13.0      14.9         17.3            1.7           19.0           19.9
    Other..............................     12.9      13.7      12.7         15.2            0.6           15.8           12.5
                                          ------    ------    ------      -------         ------         ------         ------
         Total operating revenue.......    344.9     275.0     308.4        301.0           27.3          328.3          354.1
    Interest income....................     39.0      52.1      60.1         46.5            3.3           49.8           44.1
                                          ------    ------    ------      -------         ------         ------         ------
         Total revenues................    383.9     327.1     368.5        347.5           30.6          378.1          398.2
    Interest expense...................     19.4      30.2      36.0         26.5            1.8           28.3           22.4
                                          ------    ------    ------      -------         ------         ------         ------
         Net revenues(2)...............    364.5     296.9     332.5        321.0           28.8          349.8          375.8
  Non-interest expenses:
    Compensation and benefits..........    236.4     198.3     217.6        209.2           18.9          228.1          245.9(3)
    Occupancy and equipment............     26.0      25.8      26.1         31.0            2.2           33.2           24.3
    Communications.....................     15.8      16.4      18.1         16.6            1.3           17.9           17.0
    Brokerage and clearance............      7.9       7.5       7.3         10.5            1.0           11.5           11.3
    Promotional........................      9.2       7.9       9.5          9.1            0.8            9.9           10.3
    Other..............................     40.5      30.1      31.6         24.2            2.6           26.8           28.5
                                          ------    ------    ------      -------         ------         ------         ------
         Total non-interest expenses...    335.8     286.0     310.2        300.6           26.8          327.4          337.3
                                          ------    ------    ------      -------         ------         ------         ------
  Acquisition interest expense.........       --        --        --           --            0.6            0.6            6.1
                                          ------    ------    ------      -------         ------         ------         ------
  Income before income taxes...........     28.7      10.9      22.3         20.4            1.4           21.8           32.4
  Income taxes.........................     12.0       4.5       9.2          8.8            0.7            9.5           13.7
                                          ------    ------    ------      -------         ------         ------         ------
  Net income...........................   $ 16.7    $  6.4    $ 13.1      $  11.6         $  0.7         $ 12.3         $ 18.7
                                          ======    ======    ======      =======         ======         ======         ======
  Earnings per share, basic and
    diluted(4).........................       --        --        --           --         $ 0.09             --          $2.19
                                                                                          ======                        ======
  Pro forma earnings per share, basic
    and diluted (unaudited)(5).........       --        --        --           --                            --
                                                                                                                        ======
STATEMENT OF FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
  Total assets.........................   $1,159.8  $1,037.9  $1,214.0                                   $517.0(6)      $727.6
  Long-term debt.......................       --        --        --                                      110.8(7)       101.4
  Stockholders' equity.................    140.0     145.4     152.7                                       79.5(7)       102.3
  Book value per share of Common Stock
    outstanding........................       --        --        --                                     $10.09         $12.65

                                                     PREDECESSOR COMPANY
                                          ------------------------------------------                  COMBINED(1)
                                                                          ELEVEN        ONE MONTH     ------------
                                           YEARS ENDED DECEMBER 31,    MONTHS ENDED       ENDED        YEAR ENDED     YEAR ENDED
                                          --------------------------   NOVEMBER 29,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           1993      1994      1995        1996            1996           1996           1997
OTHER FINANCIAL DATA:
  After-tax return on average
    equity(8)..........................     12.6%      4.5%      8.8%                                      10.6%          20.6%
  Compensation and benefits expense as
    a percentage of net revenues.......     64.9      66.8      65.4                                       65.2           65.5(3)
  Non-compensation and benefits
    operating expense as a percentage
    of net revenues....................     27.3      29.5      27.8                                       28.4           24.3
  Amortization of Acquisition
    intangibles (in millions)..........       --        --        --           --         $  0.2          $ 0.2          $ 2.5
  Assets in retail brokerage accounts
    (at end of period) (in billions)...    $15.0     $17.0     $20.0                                      $23.0          $28.0

------------------------------

(1) Year ended December 31, 1996 combined financial data refer to the consolidated results of the Predecessor Company for the eleven months ended November 29, 1996 combined with the consolidated results of the Company for the one month ended December 31, 1996. These periods are not directly comparable due to the effects of the Acquisition, including related purchase accounting adjustments and the Acquisition financing.

(2) Net revenues equals total revenues less interest expense other than the Acquisition interest expense.

(3) Includes the effect of $1.4 million of non-cash compensation expense resulting from issuance of Common Stock and stock options to employees.

(4) Earnings per share ("EPS") is calculated by dividing net income by the weighted average number of outstanding shares for basic and diluted EPS including the effects of the issuance of Common Stock, stock options and other exercisable shares treated in accordance with Staff Accounting Bulletin No. 83.

(5) Pro forma earnings per share ("pro forma EPS") for the year ended December 31, 1997 is calculated in the same manner as in (4) above with the following adjustments: (i) net income is adjusted to eliminate the after-tax effect of interest expense on the Acquisition indebtedness to be repaid with the net offering proceeds and available cash, and a decrease in interest income due to the use of available cash, as if the repayment occurred at the beginning of the year; and (ii) the number of outstanding shares used for basic and diluted EPS to give effect to the Offering. These adjustments result in pro forma net income, excluding extraordinary item (the write-off of capitalized debt issuance costs related to the Acquisition costs) of $21.8 million.

(6) The decline in total assets from December 31, 1995 to December 31, 1996 is primarily attributable to the initiation of the Wexford clearing arrangement pursuant to which certain customer and broker-dealer balances are no longer included on the Company's Statement of Financial Condition.

(7) The decrease in stockholders' equity and increase in long-term debt from December 31, 1995 to December 31, 1996 was primarily a result of the Acquisition.

(8) After-tax return on average equity is calculated by dividing net income by average stockholders' equity for the year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Historical Consolidated Financial and Other Data" and the Company's Consolidated Financial Statements and Notes thereto, each appearing elsewhere in this Prospectus. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" contained elsewhere in this Prospectus.

BUSINESS ENVIRONMENT

     The Company's retail securities brokerage activities, as well as its investment banking, investment advisory, institutional sales and trading and equity research services, are highly competitive and subject to various risks including volatile trading markets and fluctuations in the volume of market activity. These markets are affected by general economic and market conditions, including fluctuations in interest rates, volume and price levels of securities and flows of investor funds into and out of mutual funds and pension plans and by factors that apply to particular industries such as technological advances and changes in the regulatory environment. Declining interest rates and an improving economic environment contributed to a significant increase in activity in the equity markets in the United States during the latter part of 1995, which continued throughout 1996 and 1997. The Company's financial results have been and may continue to be subject to fluctuations due to these and other factors. Consequently, the results of operations for a particular period may not be indicative of results to be expected for other periods.

THE ACQUISITION

     The Acquisition of the Company occurred in November 1996. Discussions herein with respect to 1996 refer to the consolidated results of the Predecessor Company for the eleven months ended November 29, 1996 combined with the consolidated results of the Company for the one month period ended December 31, 1996. As a result of purchase accounting in connection with the Acquisition, the Company's goodwill, which is amortized over a period of 15 years, increased by $18.6 million dollars in 1996. As part of the Acquisition, the Company increased its level of long-term indebtedness and experienced an attendant increase in annual interest expense. The net proceeds of the Offering to the Company, together with available cash, will be used to repay this indebtedness and, as a result, the Company will record an extraordinary item of $2.4 million ($1.4 million on an after-tax basis) for the write-off of capitalized debt issuance costs during the period in which the Offering is consummated. The effects of the Acquisition impact the comparability of the Company's financial results with those of the Predecessor Company.

     The Company believes that, especially during the months prior to the Acquisition and to some extent immediately thereafter, uncertainty regarding a change in ownership of the Company and the subsequent transition adversely affected the business of the Company. In management's opinion, employee purchases of equity of the Company in conjunction with the Acquisition and the consummation of the Acquisition have significantly enhanced employee motivation and the Company's ability to retain existing employees and improved its ability to recruit additional investment professionals. The Company has allocated up to 20,000 shares for issuance to new employees at a purchase price of
$          per share. To the extent these shares are issued, the Company will recognize non-cash compensation expense equal to the difference between the fair market value of such shares and the purchase price therefor.

CONTRIBUTION OF PRINCIPAL SUBSIDIARIES

     During 1996 and 1997, Tucker Anthony contributed 62% and 59%, respectively, of the Company's total operating revenues while Sutro contributed 32% and 35%, respectively, of total operating revenues and Freedom Capital contributed 6% of total operating revenues in each of 1996 and 1997. During these periods, Tucker Anthony and Freedom Capital contributed a significantly greater percentage of the Company's net operating income than their respective contributions to total operating revenues. As a result of initiatives to improve the productivity of Sutro, its profit margins have been improving since 1995.

COMPONENTS OF REVENUES AND EXPENSES

     Revenues. Commission revenues include retail and institutional commissions received by the Company as an agent in securities transactions, including all exchange listed, over-the-counter ("OTC") agency, mutual fund, insurance, and annuity transactions. Principal transactions revenues include gains and losses from the trading of securities by the Company as principal including principal sales credits and dividends. Investment banking revenues include selling concessions, underwriting fees and management fees received from the underwriting of corporate or municipal securities as well as fees earned from providing merger and acquisition and other financial advisory services. Asset management revenues include fees generated from providing investment advisory and portfolio management services to institutional and high net worth investors. Other revenues primarily consist of transaction fees, retirement plan revenue and third party correspondent clearing fees. Interest income primarily consists of interest earned on margin loans made to customers, securities purchased under agreements to resell and fixed income securities held in the Company's trading accounts. Net revenues equal total revenues less interest expense. Interest expense includes interest paid under its Wexford financing arrangement and on bank borrowings, securities sold under agreements to repurchase, fixed asset financing and cash balances in customer accounts.

     Expenses. Compensation and benefits expense includes sales, trading and incentive compensation, which are primarily variable based on revenue production and/or business unit profit contribution, and salaries, payroll taxes, and employee benefits which are relatively fixed in nature. Incentive compensation, including bonuses for eligible employees, is accrued proratably throughout the year based on actual or estimated annual amounts. Brokerage and clearance expense includes the cost of securities clearance, floor brokerage and exchange fees. Communications expense includes service charges for telecommunications, news and market data services. Occupancy and equipment expense includes rent and operating expenses for facilities, expenditures for repairs and maintenance, and depreciation of furniture, fixtures, leasehold improvements, business equipment and computer equipment. Promotional expense includes travel, entertainment and advertising. Other expenses include general and administrative expenses, including professional services, litigation expenses, goodwill amortization, data processing and other miscellaneous expenses. Acquisition interest expense represents the interest expense incurred under the Credit Facility.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data as a percentage of net revenues:

                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                1995(1)     1996(2)     1997
    Revenues:
      Commissions.............................................    42.1%       43.3%      44.5%
      Principal transactions..................................    31.8        29.7       26.4
      Investment banking......................................    10.5        10.9       14.7
      Asset management........................................     4.5         5.4        5.3
      Other...................................................     3.8         4.5        3.3
                                                                 -----       -----      -----
         Total operating revenues.............................    92.7        93.8       94.2
      Interest income.........................................    18.1        14.2       11.7
                                                                 -----       -----      -----
         Total revenues.......................................   110.8       108.0      105.9
      Interest expense........................................    10.8         8.0        5.9
                                                                 -----       -----      -----
         Net revenues.........................................   100.0       100.0      100.0
    Non-interest expenses:
      Compensation and benefits...............................    65.4        65.2       65.5(3)
      Occupancy and equipment.................................     7.9         9.5        6.5
      Communications..........................................     5.4         5.1        4.5
      Brokerage and clearance.................................     2.2         3.3        3.0
      Promotional.............................................     2.9         2.8        2.7
      Other...................................................     9.5         7.7        7.6
                                                                 -----       -----      -----
         Total non-interest expenses..........................    93.3        93.6       89.8
                                                                 -----       -----      -----
    Acquisition interest expense..............................      --         0.2        1.6
                                                                 -----       -----      -----
    Income before income taxes................................     6.7         6.2        8.6
    Income taxes..............................................     2.8         2.7        3.6
                                                                 -----       -----      -----
    Net income................................................     3.9%        3.5%       5.0%
                                                                 =====       =====      =====

------------------------------
(1) Predecessor Company.

(2) Based on the consolidated results of the Predecessor Company for the eleven months ended November 29, 1996 combined with the consolidated results of the Company for the one month ended December 31, 1996.

(3) Includes the effect of $1.4 million of non-cash compensation expense resulting from issuance of Common Stock and stock options to employees.

  1997 COMPARED TO 1996

     The Company experienced strong operating results in 1997 compared to 1996. Revenues increased in all of the Company's core businesses, with the exception of principal transaction revenues, and expenses declined as a percentage of net revenues. Net income increased $6.4 million or 52% to $18.7 million in 1997 from net income of $12.3 million in 1996, even after deducting after-tax expenses of $5.9 million in 1997 related to the Acquisition (primarily amortization of goodwill and interest and other expenses related to the Credit Facility).

     Total operating revenues increased $25.8 million or 8% to $354.1 million in 1997 from $328.3 million in 1996. During 1996 and 1997, Tucker Anthony contributed 62% and 59%, respectively, of the Company's total operating revenues while Sutro contributed 32% and 35%, respectively, and Freedom Capital contributed 6% in each year. Net revenues, including the effect of interest income and interest expense, other than the Acquisition interest expense, increased $26.0 million or 7% to $375.8 million in 1997 versus $349.8 million in 1996.

     Commission revenues increased $15.7 million or 10% to $167.2 million in 1997 from $151.5 million in 1996, due to increased business in the Company's retail systems, reflecting the growth in listed share volume on all the major equity exchanges and higher mutual fund commission revenue. During 1997, Tucker Anthony and Sutro increased average production per retail investment executive by 15% and 13%, respectively, over the prior year.

     Principal transaction revenues declined $4.6 million or 4% to $99.3 million in 1997 from $103.9 million in 1996, as a result of management's decision to discontinue certain institutional fixed income business, a decrease in convertible arbitrage trading profits as interest rates declined during the period and a mortgage-backed securities trading loss of $2.6 million caused by a former employee.

     Investment banking revenues increased $17.1 million or 45% to $55.2 million in 1997 from $38.1 million in the prior year. The higher investment banking revenues resulted from increased underwriting activity, similar to that experienced in the securities industry generally, and due to the Company's refocused and increased emphasis on the public offering business at Tucker Anthony and Sutro. Tucker Anthony or Sutro collectively managed or co-managed 34 public equity offerings during 1997 compared to 16 during 1996 and generated an increase in private placement and merger and acquisition advisory fees of 17% over 1996.

     Asset management revenues increased $0.9 million or 5% to $19.9 million in 1997 from $19.0 million in 1996. This revenue increase arose primarily in the institutional area where assets grew 14% to $1.7 billion and related revenues increased 21% or $1.0 million in 1997, reflecting the full year effect of new accounts at year-end 1996 and asset appreciation arising from equity market performance which produced higher fee income. Revenues from other areas of the asset management business were essentially unchanged from 1996 as higher money market fee income in 1997 was largely offset by lower revenues in the taxable advisory business which discontinued its tax preparation services at year-end 1996. Total assets under management grew to $5.6 billion at year end 1997 from $5.0 billion at year end 1996.

     Other income decreased $3.3 million or 21% to $12.5 million in 1997 from $15.8 million in 1996. This decrease resulted primarily from the mid-1997 expiration of a five year contract with John Hancock Broker Distribution Services under which the Company recovered mutual fund sales charges.

     Interest income decreased $5.7 million or 11% to $44.1 million in 1997 from $49.8 million in 1996, due primarily to lower average inventory balances and a partial shift from debt to equity transactions in the convertible arbitrage area. Interest expense, excluding those expenses associated with financing the Acquisition, decreased $5.9 million or 21% to $22.4 million in 1997 from $28.3 million in 1996, reflecting lower average inventory balances.

     Total non-interest expenses increased $9.9 million or 3% to $337.3 million in 1997 from $327.4 million in 1996. This increase was the result of higher production-related compensation principally attributable to higher revenues partially offset by reduced operating expenses mainly resulting from the Company's outsourcing of its clearing function to Wexford and other cost efficiencies. Although the Company's income statement refers to brokerage and clearance as a specific category of expense, the compensation, occupancy and other expense categories also included costs associated with the Company's clearing activity, both while self clearing and after its conversion to Wexford. The Company achieved substantial savings in these expense categories as a result of the Wexford clearing arrangement, even after the incurrence of $4.5 million of one-time occupancy expense in conjunction with entering into the Wexford clearing arrangement. The Company began to clear through Wexford in April 1996; consequently, comparisons between 1996 and 1997 do not reflect the full cost savings experienced as a result of the new clearing arrangement.

     Compensation and benefits expense increased $17.8 million or 8% to $245.9 million in 1997 from $228.1 million in 1996, primarily due to increased incentive and production-related compensation, offset by lower fixed expenses resulting from back office support personnel reductions associated with the outsourcing of the Company's clearing function in 1996 and substantial organizational changes in the fixed income area. Compensation and benefits as a percentage of net revenues remained virtually unchanged at 65% in 1997 as compared to 1996. During 1997, the Company incurred $1.4 million of non-cash compensation expense resulting from issuance of Common Stock and stock options to its employees.

     Despite substantially increased clearing activity, brokerage and clearance expenses declined slightly to $11.3 million in 1997 compared to $11.5 million in 1996, primarily as a result of the cost effective Wexford clearing arrangement.

     All other operating expenses decreased an aggregate of $7.7 million or 9% to $80.1 million for 1997 from $87.8 million in 1996, primarily due to the realization of benefits from outsourcing and other cost efficiencies initiated by management. All other expenses as a percentage of net revenues declined to 21% in 1997 from 25% in 1996. Specifically, communications expense decreased $0.9 million, or 5%, and occupancy and equipment expense decreased $8.9 million, or 27% (including a one-time charge of $4.5 million in 1996 related to entering into the Wexford clearing arrangement). These decreases were partially offset by an increase in promotional expense of $0.4 million or 4% and an increase in other expenses which totaled $28.5 million in 1997 (including $1.9 million in additional goodwill amortization relating to the Acquisition), as compared to 1996 when other expenses totaled $26.8 million (including a one-time credit of $6.3 million due to an insurance recovery associated with litigation expenses incurred during a prior period). Without giving effect to such increased amortization expense and insurance recovery, other expenses decreased $6.5 million or 20% compared to 1996, primarily as a result of the Wexford clearing arrangement.

     The Company's income tax provisions in 1997 and 1996 were $13.7 million and $9.5 million, respectively, which represented a 42% effective tax rate in 1997 and a 44% effective tax rate in 1996. The lower effective tax rate in 1997 was due mainly to an increase in non-taxable dividend income.

  1996 COMPARED TO 1995

     Total operating revenues increased $19.9 million or 6% to $328.3 million in 1996 from $308.4 million in 1995. The Company, along with the rest of the securities industry, benefited during 1996 from continued strength in the equity markets and resultant higher trading volumes. In particular, agency commission income, OTC principal sales credits and asset management fee income increased substantially over the prior year. Revenues from fixed income trading and institutional sales declined, partially offsetting these gains. Net income decreased $0.8 million or 6% to $12.3 million in 1996 from $13.1 million in 1995.

     Commission revenues increased $11.3 million or 8% to $151.5 million in 1996 from $140.2 million in 1995 reflecting higher sales of both listed and OTC securities and increased mutual fund business.

     Principal transaction revenues decreased $1.9 million or 2% to $103.9 million in 1996 from $105.8 million in 1995, as a result of declines in fixed income trading, particularly in the municipal bond business of Tucker Anthony. Accordingly, management took steps in 1996 to curtail further such losses by downsizing the fixed income group and redirecting the municipal bond trading business away from institutional sales and trading towards support of retail operations.

     Investment banking revenues increased $3.3 million or 9% to $38.1 million in 1996 from $34.8 million in 1995, primarily due to an increase in underwriting and management fees of $4.3 million partially offset by lower public finance fees which decreased $0.9 million at Sutro.

     Asset management revenues increased $4.1 million or 28% to $19.0 million in 1996 from $14.9 million in 1995, due to growth in fees from the Company's asset management subsidiary, Freedom Capital. Assets under management grew from $4.5 billion at the end of 1995 to $5.0 billion at the end of 1996, reflecting increases of approximately $300 million in money market funds and $200 million in institutional funds.

     Other income increased $3.1 million or 24% to $15.8 million in 1996 from $12.7 million in 1995, primarily reflecting an increase of $1.0 million in Hancock mutual fund distribution fees and $1.5 million from the sale of securities obtained from litigation settlements.

     Interest income decreased $10.3 million or 17% to $49.8 million in 1996 from $60.1 million in 1995 reflecting a reduced level of tax exempt bond inventories, lower convertible arbitrage bond interest and decreased stock borrowing activity. Interest expense, excluding those expenses associated with financing the Acquisition in 1996, decreased $7.7 million or 21% to $28.3 million in 1996 from $36.0 million in 1995 due in part to reduced stock loan activity.

     Total non-interest expenses increased $17.2 million or 6% to $327.4 million in 1996 from $310.2 million in 1995, largely as a result of increased production-based compensation. During 1996, the Company incurred a one-time charge of $4.5 million, included in occupancy and equipment expense, in conjunction with entering into its Wexford clearing arrangement and the related abandonment of certain properties previously leased for the Company's clearing operations.

     Compensation and benefits expenses increased $10.5 million or 5% to $228.1 million in 1996 from $217.6 million in 1995, primarily due to payment of higher commissions, resulting from higher retail revenues, and increased production-based compensation.

     Brokerage and clearance expenses increased $4.2 million or 58% to $11.5 million in 1996 from $7.3 million in 1995. This increase is primarily attributable to the costs associated with clearing through Wexford. Clearing expenses in 1995, while the Predecessor Company was self-clearing, were also reported in compensation, occupancy and other expense categories of the income statement.

     Occupancy and equipment expense increased $7.1 million or 27% to $33.2 million in 1996 from $26.1 million in 1995 primarily due to a $4.5 million provision for future lease obligations pertaining to New York office space which was previously occupied by the Company's clearing and cash management operations, which operations are now performed by Wexford effective April 1, 1996.

     All other expenses declined $4.6 million or 8% to $54.6 million in 1996 from $59.2 million in 1995. Specifically, communications expense decreased $0.2 million or 1%, promotional expense increased $0.4 million or 4%, and other expenses decreased $4.8 million or 15%, attributable in large part to a $6.3 million insurance recovery related to litigation during a prior period.

     The Company's income tax provision for 1996 and 1995 was $9.5 million and $9.2 million, respectively, which represented a 44% effective tax rate in 1996 and a 41% effective tax rate in 1995. The higher effective tax rate for 1996 was due primarily to decreases in tax-exempt interest income and non-taxable dividend income.

LIQUIDITY AND CAPITAL RESOURCES

     The Company is the parent of Freedom Securities Holding Corporation, which is in turn the holding company for the Company's operating subsidiaries. The Company receives dividends, interest on loans and other payments from its subsidiaries which are the Company's primary source of funds to pay expenses, service debt, and pay dividends. Distributions and interest payments to the Company from its registered broker-dealer subsidiaries, which are expected to be the Company's primary sources of liquidity, are restricted as to amounts which may be paid by applicable law and regulations. The Net Capital Rules are the primary regulatory restrictions. The Company's rights to participate in the assets of any subsidiary are also subject to prior claims of the subsidiary's creditors, including customers of the broker-dealer subsidiaries.

     Borrowings under the Credit Facility will be repaid in full with 100% of the net proceeds of the Offering to the Company, together with cash on hand, leaving the Company only with $21.4 million of indebtedness secured by the Company's fixed assets. See "Use of Proceeds."

     The assets of Tucker Anthony, Sutro and Freedom Capital, the Company's primary operating subsidiaries, are highly liquid with the majority consisting of securities inventories and collateralized receivables, both of which fluctuate depending on the levels of customer business. Collateralized receivables consist primarily of securities purchased under agreements to resell which are secured by U.S. government and agency securities. A relatively small percentage of total assets is fixed or held for a period of longer than one year.

     The majority of the subsidiaries' assets are financed through Wexford, by securities sold under repurchase agreements and through securities sold, not yet purchased. The Company's principal source of short-term financing is based on its clearing arrangement with Wexford under which the Company can borrow on an uncommitted collateralized basis against its proprietary inventory positions. This financing is generally obtained from Wexford at rates based upon prevailing market conditions. The Company monitors overall liquidity by tracking the extent to which unencumbered marketable assets exceed short-term unsecured borrowings.

     Repurchase agreements are used primarily for customer accommodation purposes and to finance the Company's inventory positions in U.S. government and agency securities. These positions provide products and liquidity for customers and are not maintained for the Company's investment or market speculation. The level of activity fluctuates significantly depending on customer needs; however, these fluctuations have no material effect on liquidity or capital resources. The Company monitors the collateral position and counterparty risk on these transactions daily. See "-- Risk Management."

     The subsidiaries' total assets and short-term liabilities and the individual components thereof vary significantly from period to period because of changes relating to customer needs and economic and market conditions. The Company's total assets at December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997 were $1,037.9 million, $1,214.0 million, $517.0 million and $727.6 million, respectively. The decline in total assets from December 31, 1995 to December 31, 1996 is primarily attributable to the initiation of the Wexford clearing arrangement pursuant to which certain customer and broker-dealer balances are no longer included in the Company's Statements of Financial Condition.

     The Company's operating activities generate cash resulting from net income earned during the period and fluctuations in the Company's current assets and liabilities. The most significant fluctuations have resulted from changes in the level of customer activity and changes in proprietary arbitrage trading strategies dictated by prevailing market conditions.

     The Acquisition was funded through proceeds from the sale of Common Stock and borrowings under the Credit Facility.

     In addition to normal operating requirements, capital is required to satisfy financing and regulatory requirements on securities inventories and investment banking commitments. The Company's overall capital needs are continually reviewed to ensure that its capital base can appropriately support the anticipated capital needs of the subsidiaries. Management believes that existing capital funds provided from operations and current credit arrangements with Wexford will be sufficient to finance the operating subsidiaries' ongoing businesses.

QUARTERLY RESULTS

     The information set forth below is derived from unaudited quarterly results of operations of the Company for each quarter of 1996 and 1997. The data have been prepared by the Company on a basis consistent with the Consolidated Financial Statements included elsewhere in this Prospectus and includes all adjustments, consisting principally of normal recurring accruals, that the Company considers necessary for a fair presentation thereof. These operating results are not necessarily indicative of the Company's future performance.

                                                               THREE MONTHS ENDED
                  -------------------------------------------------------------------------------------------------------------
                    MARCH 31,    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,    MARCH 31,    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                      1996         1996         1996          1996(1)        1997         1997         1997           1997
                                                                 (IN THOUSANDS)
Revenues:
Commissions.......    $41,313    $ 38,621      $32,823        $38,783       $40,098     $ 37,592      $45,948        $43,546
Principal
  transactions....     26,224      27,062       24,614         25,931        22,009       22,561       28,553         26,146
Investment
  banking.........      7,266       9,567       10,107         11,161         9,569       12,416       15,018         18,256
Asset management..      4,473       4,640        4,819          5,066         4,828        4,635        5,087          5,400
Other.............      3,868       3,676        3,349          4,898         3,439        3,083        2,980          2,963
                     -------     --------      -------        -------       -------     --------      -------        -------
  Total operating
    revenues......     83,144      83,566       75,712         85,839        79,943       80,287       97,586         96,311
Interest income...     14,911      12,490       11,358         11,088        10,411       10,725       10,989         11,931
                     -------     --------      -------        -------       -------     --------      -------        -------
  Total
    revenues......     98,055      96,056       87,070         96,927        90,354       91,012      108,575        108,242
Interest
  expense.........      8,774       7,888        6,036          5,585         5,906        5,883        4,996          5,643
                     -------     --------      -------        -------       -------     --------      -------        -------
  Net revenues....     89,281      88,168       81,034         91,342        84,448       85,129      103,579        102,599
Non-interest
  expenses:
Compensation and
  benefits........     58,363      56,566       52,358         60,759        54,476       55,261       68,196         68,006(2)
Occupancy and
  equipment.......      6,826       7,235        7,303         11,860(3)      6,519        6,321        6,378          5,113
Communications....      4,539       4,976        4,341          4,057         4,189        4,362        4,385          4,012
Brokerage and
  clearance.......      2,024       3,308        3,084          3,064         2,704        2,914        2,872          2,772
Promotional.......      2,378       2,509        2,562          2,525         2,094        2,378        2,783          3,053
Other.............      8,711       8,213        6,906          2,984(4)      6,929        7,314        6,956          7,281
                     -------     --------      -------        -------       -------     --------      -------        -------
  Total
    non-interest
    expenses......     82,841      82,807       76,554         85,249        76,911       78,550       91,570         90,237
Acquisition
  interest
  expense.........         --          --           --            567         1,494        1,539        1,545          1,474
                     -------     --------      -------        -------       -------     --------      -------        -------
Income before
  income taxes....      6,440       5,361        4,480          5,526         6,043        5,040       10,464         10,888
Income taxes......      2,763       2,332        1,963          2,466         2,550        2,122        4,497          4,568
                     -------     --------      -------        -------       -------     --------      -------        -------
Net income........    $ 3,677    $  3,029      $ 2,517        $ 3,060       $ 3,493     $  2,918      $ 5,967        $ 6,320
                     =======     ========      =======        =======       =======     ========      =======        =======

------------------------------
(1) Represents the consolidated results of the Predecessor Company for the two months ended November 29, 1996 combined with the consolidated results of the Company for the one month ended December 31, 1996.

(2) Includes $1.2 million of the $1.4 million non-cash compensation expense resulting from issuance of Common Stock and stock options to employees during 1997.

(3) Includes $4.5 million in provisions for lease obligations pertaining to abandoned New York office space.

(4) Includes an insurance recovery in the amount of $6.3 million relating to litigation expenses incurred during prior periods.

     The following table sets forth certain financial data as a percentage of net revenues for the periods presented:

                                                                  THREE MONTHS ENDED
                     ------------------------------------------------------------------------------------------------------------
                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,    MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
                       1996        1996         1996           1996(1)        1997        1997          1997            1997
Revenues:
Commissions........     46.3%       43.8%        40.5%           42.5%         47.5%       44.2%         44.4%           42.4%
Principal
  transactions.....     29.4        30.7         30.4            28.4          26.1        26.5          27.6            25.5
Investment
  banking..........      8.1        10.9         12.5            12.2          11.3        14.6          14.5            17.8
Asset management...      5.0         5.3          5.9             5.5           5.7         5.4           4.9             5.3
Other..............      4.3         4.2          4.1             5.4           4.1         3.6           2.9             2.9
                       -----       -----        -----           -----         -----       -----         -----           -----
  Total operating
    revenues.......     93.1        94.9         93.4            94.0          94.7        94.3          94.3            93.9
Interest income....     16.7        14.2         14.0            12.1          12.3        12.6          10.6            11.6
                       -----       -----        -----           -----         -----       -----         -----           -----
  Total revenues...    109.8       109.1        107.4           106.1         107.0       106.9         104.9           105.5
Interest expense...      9.8         9.1          7.4             6.1           7.0         6.9           4.9             5.5
                       -----       -----        -----           -----         -----       -----         -----           -----
  Net revenues.....    100.0       100.0        100.0           100.0         100.0       100.0         100.0           100.0
Non-interest
  expenses:
Compensation and
  benefits.........     65.4        64.2         64.6            66.5          64.5        64.9          65.8            66.3(2)
Occupancy and
  equipment........      7.6         8.2          9.0            13.0(3)        7.7         7.4           6.2             5.0
Communications.....      5.1         5.6          5.4             4.4           5.0         5.1           4.2             3.9
Brokerage and
  clearance........      2.3         3.8          3.8             3.4           3.2         3.4           2.8             2.7
Promotional........      2.7         2.8          3.2             2.8           2.5         2.8           2.7             3.0
Other..............      9.8         9.3          8.5             3.3(4)        8.2         8.6           6.7             7.1
                       -----       -----        -----           -----         -----       -----         -----           -----
  Total
    non-interest
    expenses.......     92.9        93.9         94.5            93.4          91.1        92.2          88.4            88.0
Acquisition
  interest
  expense..........       --          --           --             0.6           1.8         1.8           1.5             1.4
Income before
  income taxes.....      7.2         6.1          5.5             6.0           7.1         6.0          10.1            10.6
Income taxes.......      3.1         2.6          2.4             2.7           3.0         2.5           4.3             4.5
                       -----       -----        -----           -----         -----       -----         -----           -----
Net income.........      4.1%        3.5%         3.1%            3.3%          4.1%        3.5%          5.8%            6.1%
                       =====       =====        =====           =====         =====       =====         =====           =====

---------------
(1) Based on the consolidated results of the Predecessor Company for the two months ended November 29, 1996 combined with the consolidated results of the Company for the one month ended December 31, 1996.

(2) Includes 1.2% of non-cash compensation expense resulting from issuance of Common Stock and stock options to employees during the fourth quarter of 1997.

(3) Includes 4.9% in provisions for lease obligations pertaining to abandoned New York office space.

(4) Includes an insurance recovery of 6.9% relating to litigation expenses incurred during prior periods.

RISK MANAGEMENT

     Tucker Anthony's and Sutro's exposure to risk includes items that are fundamental to the securities industry, such as trading of securities, extension of credit to counterparties and investment banking activities, as well as other risks, such as extension of credit to retail and institutional customers. Tucker Anthony and Sutro monitor their market and credit risk daily through a number of control procedures designed to identify and evaluate the various risks to which Tucker Anthony and Sutro are exposed.

     Tucker Anthony and Sutro may act as a principal to facilitate customer-related transactions in financial instruments which expose the firm to market risks. Tucker Anthony and Sutro make markets for dealers in certain equity and debt securities and Tucker Anthony trades for its own account in arbitrage trading activities. Whether acting as principal to facilitate customer transactions or trading for their own account, Tucker Anthony and Sutro undertake a variety of measures to manage against losses which may be incurred through market risk.

     Methods of managing exposure to market risk include: limiting firm commitments by position levels both long and short for every product that is traded; limiting the type of trade that can occur in each inventory account; limiting the number of days inventory is held; using third party security pricing services to enhance market price testing and variance analysis; and tactically employing certain hedging techniques that reduce the amount of risk taken by Tucker Anthony and Sutro. Management believes that the subsidiaries' risk management and hedging practices aid in managing their market exposure and reducing volatility of the Company's earnings.

     At December 31, 1996 and December 31, 1997, the Company's securities owned and securities sold, not yet purchased consisted of the following:

                                                                   1996         1997
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        OWNED:
        Obligations of the U.S. government or its agencies.....  $ 23,650     $ 27,396
        State and municipal obligations........................    56,057       38,222
        Arbitrage securities...................................    84,967      291,023
        Other corporate obligations............................    73,127       51,709
        Other corporate stocks and warrants....................    15,305       15,172
                                                                 --------     --------
                                                                 $253,106     $423,522
                                                                 ========     ========
        SOLD, NOT YET PURCHASED:
        Obligations of the U.S. government or its agencies.....  $ 37,663     $ 22,890
        State and municipal obligations........................     1,476        1,519
        Arbitrage securities...................................    51,671      322,316
        Other corporate obligations............................     6,055        1,356
        Other corporate stocks and warrants....................     4,275        6,484
                                                                 --------     --------
                                                                 $101,140     $354,565
                                                                 ========     ========

     Tucker Anthony and Sutro manage their daily risk exposure in their firm inventory accounts by requiring various levels of management to participate in review of these accounts. The primary purpose of the risk management function is to participate in the establishment of position limits and to monitor both the buy and sell activity in the firm's trading accounts relative to the established position limits. Tucker Anthony's and Sutro's trading activities result in the creation of inventory positions. Position and exposure reports indicating both long and short exposure are prepared, distributed and reviewed each day by Tucker Anthony's and Sutro's risk management personnel as well as by certain members of senior management. These reports enable Tucker Anthony and Sutro to control their inventory levels, monitor trading results on a product-by-product basis and review inventory aging, pricing and concentration.

     In addition to position and exposure reporting, Tucker Anthony and Sutro each produce a daily revenue report which summarizes trading, interest and commission revenue items for each product area. Daily revenues are reviewed independently for various risk factors that could adversely affect certain trading decisions. The daily revenue reports are produced by their accounting departments and distributed to various levels of management together with the position and exposure reports. The combined use of these reports enables senior management to monitor and control firm trading activity on a product-by-product basis.

     Tucker Anthony and Sutro deal with counterparties or other broker-dealers in conducting business for their clients or for their own account. Credit and trading limits extended to counterparties are controlled and managed by Tucker Anthony's and Sutro's credit and risk management functions. Financing extended to counterparties is provided against collateral. Tucker Anthony and Sutro monitor their exposure to counterparty risk on a daily basis through the use of internally generated credit exposure information and the monitoring of collateral values. The risk management function participates in the review of counterparties to establish appropriate exposure limits on a product-by-product basis. Tucker Anthony and Sutro manage their daily credit exposure by monitoring on an ongoing basis the creditworthiness of counterparties and their related trading limits, requesting additional collateral when deemed necessary and limiting the amount and duration of counterparty exposure.

     Tucker Anthony and Sutro, through Wexford, also extend credit to their retail customers. Amounts loaned are limited by margin regulations of the Board of Governors of the Federal Reserve System and other regulatory authorities and are subject to Wexford's, Tucker Anthony's and Sutro's credit review and daily monitoring procedures.

     Risks associated with investment banking activities are controlled through committees within Tucker Anthony and Sutro. Their respective commitment committees review every significant proposed investment banking transaction prior to its acceptance by Tucker Anthony and Sutro. Their respective capital committees review major proposed transactions in order to determine the effect of such transactions on regulatory capital prior to their acceptance. Only after acceptance by both committees within a firm will that firm's commitment to underwrite a specific security be extended to the investment banking client.

     Tucker Anthony's and Sutro's compliance department professionals monitor customer and employee transactions, conduct periodic and other examinations and communicate with the various regulatory agencies that have jurisdiction over Tucker Anthony and Sutro and their businesses.

                                    BUSINESS

INDUSTRY BACKGROUND

     In recent years, the financial markets have grown in size and complexity, characterized by a proliferation of investment products and services, frequent innovations, increased globalization, strong capital flows and heavy trading volume. These trends have increased the number and variety of choices available to investors and the range of financing alternatives available to businesses and other issuers of securities. Management believes these trends will continue in the future and consequently believes that the needs of both investors and issuers for high quality professional financial advice and services, such as those offered by the Company, will continue to increase.

     Demand for investment products has increased significantly as large numbers of "baby boomers" have begun to invest for their children's education and for their own retirement. In 1996, the first 3.4 million baby boomers turned 50; the impact of this generation on the capital markets is expected to continue to build through the year 2010, when 57 million people will be in what has historically been their prime investing years (ages 50 through 65). Additionally, it is estimated that these individuals will inherit over $10 trillion (adjusted for inflation) from the previous generation between 1990 and 2040, representing the largest absolute transference of wealth in history.

     Changes in household investing patterns have also contributed to the increase in demand for investment products. In 1980, households owned $1.3 trillion of marketable securities, representing 47% of their liquid financial assets. By September 30, 1997, the household sector's ownership of marketable securities had risen by more than 660% to $9.9 trillion, or 76% of household liquid financial assets. Over the same period, bank deposits decreased from 53% to 24% of household liquid financial assets.

     The volume of equity securities offered to the public illustrates the growth in supply of investment products. Initial public offerings ("IPOs") underwritten and total common equity issued in the United States public market grew from $1.4 billion and $12.8 billion, respectively, in 1980, to $10.2 billion and $19.2 billion, respectively, in 1990, to $43.9 billion and $118.4 billion, respectively, in 1997. California and Massachusetts (the headquarters states of Sutro and Tucker Anthony, respectively) ranked first and eighth, respectively, among the 50 states in dollar volume of IPOs for locally headquartered companies in 1997 and first and seventh, respectively, in dollar volume of public offerings of common stock. A significant portion of the growth in equity offerings has come from emerging and middle-market companies that previously had limited access to the capital markets. The dramatic increase in emerging and middle-market issuers has been facilitated by large increases in the flow of cash into equity mutual funds and other managed funds as a result of these changes in household investing patterns.

     The combination of increasing flows of funds into the equity markets and new issuance activity has contributed to significantly higher trading volumes. From 1980 to 1997, average daily trading volume grew at a compound annual rate of 15.6% on the NYSE and 20.7% on the Automated Quotation System of the NASD (the "Nasdaq"). More recently, the combined NYSE and Nasdaq average daily trading volumes grew at a compound annual rate of 22.2% for the five years ended 1997 and increased 22.9% in 1997 over 1996.

COMPANY OVERVIEW

     Freedom, through its two brokerage subsidiaries, Tucker Anthony and Sutro, and its asset management subsidiary, Freedom Capital, is a full-service, regionally focused retail brokerage and investment banking firm. Tucker Anthony, headquartered in Boston and focused primarily on the northeastern United States, and Sutro, headquartered in San Francisco and focused primarily on the western United States, are both over 100 years old and have well established reputations in their respective regions. Management believes that it can best serve the needs of these distinct regions through separate, locally managed organizations, while avoiding cost duplication through the use of shared clearing, communications, information systems, and other support services. This approach enables the Company to capitalize on each organization's name recognition, historical areas of expertise and close regional and community ties while lessening the Company's reliance on a single region's economy.

     The Company believes that its primary strengths are (i) the experience and tenure of its investment executives, which have often led to long-term relationships with clients in their respective communities; (ii) its high level of employee commitment, evidenced by significant employee ownership in the Company; (iii) its personalized, service-oriented culture emphasizing responsiveness to client and regional market demands; (iv) its focus on emerging and middle-market companies in targeted industries in which the Company has specialized expertise or regional presence; and (v) its ability to manage and control operating costs through centralization of certain services and other cost-effective solutions, including its clearing and processing arrangements with Wexford.

     The Company's three primary areas of focus are (i) its full-service retail brokerage operations; (ii) its equity capital markets activities, encompassing investment banking, equity research, institutional sales and equity trading; and
(iii) its asset management operations.

     Retail Operations. The retail operations of Tucker Anthony and Sutro, conducted in 13 states and the District of Columbia, have together generated over 55% of the Company's net revenues in each of the last three years and have historically represented the Company's core strength. In its retail operations, the Company focuses on maintaining and developing strong client relationships through a dedicated community focus while providing the breadth and quality of services and products offered by national brokerage firms. As of December 31, 1997, customers had over $28 billion of assets in over 200,000 Tucker Anthony and Sutro brokerage accounts. Management believes that the experience of its 677 investment executives and their strong ties to their communities help to differentiate the Company from its competitors and enable the Company to more effectively access and serve its clients. Management also believes that its strategy of providing its investment executives with a high level of support and the flexibility to operate in an entrepreneurial manner has allowed the Company to recruit and retain highly effective, motivated investment executives, many of whom have significant tenure at their local branch offices.

     Equity Capital Markets. As with its retail brokerage business, management believes that the Company can best serve the needs of its institutional and corporate clients through regionally managed and focused operations. Each of Tucker Anthony and Sutro has historically demonstrated strengths in offering various investment banking services, such as merger and acquisition services, primarily to clients within its respective region. The Company's strategy is to develop equally strong, research-driven equity capital markets groups including enhanced equity research, institutional sales, trading and syndication services. Tucker Anthony's and Sutro's respective research departments target emerging and middle-market companies within their respective regions as well as within the industries in which they specialize. Management believes that the northeastern and western United States are particularly fertile sources of emerging and middle-market companies, especially in the technology, healthcare, financial services and consumer product sectors. Both Tucker Anthony and Sutro have sought to tailor their equity capital market services to such industries and other industries concentrated in their respective regions.

     Asset Management. Freedom Capital, headquartered in Boston, was formed in 1930 and as of December 31, 1997 managed approximately $5.6 billion of assets, including approximately $3.0 billion of investments by public sector entities, high net worth individuals and others, with the remainder comprised of money market funds for the benefit of Tucker Anthony and Sutro clients. Through its institutional group, Freedom Institutional Partners, Freedom Capital has developed a leading position in the management of public funds for local Massachusetts municipalities and agencies. This group has also developed an important presence in the Taft-Hartley union pension fund market and is growing its corporate fund management business. Freedom Capital is actively seeking to acquire smaller regional money management firms to increase both assets under management and the number of its portfolio managers. Management believes that the additional services and products offered as a result of such acquisitions will create significant opportunities to capitalize on the Company's established retail brokerage network by capturing a higher percentage of customer investment dollars.

BUSINESS STRATEGY

     Management believes that certain market and demographic trends are creating attractive opportunities for regional brokerage firms. Such trends include (i) unprecedented amounts of capital being invested in securities; (ii) individuals' increased reliance on self-directed as opposed to company managed retirement savings plans; (iii) the transfer of wealth to the baby boom generation from older generations; (iv) the securities industry's reduced emphasis on personalized brokerage and money management services resulting primarily from consolidation in the financial services industry and the advent of electronic discount brokers; and (v) an increased number of emerging and middle-market companies seeking to access financial markets. The Company's strategy is to continue to differentiate itself from many of its competitors by providing a high level of personalized service and a diverse product offering to its brokerage and money management clients and by providing integrated equity capital markets services to emerging and middle-market companies in selected regions and industries. The elements of the Company's business strategy, discussed below, are intended to capitalize on the opportunities resulting from these existing market and demographic trends.

     Enhance Personalized, High-End Service. The Company believes that the scope and focus of its regional brokerage firms and their commitment to personalized service allow Tucker Anthony and Sutro to fulfill the needs of their current and prospective customers better than national full service and discount brokerage firms. The Company intends to increase its commitment to service by (i) combining the advantages of advanced account information systems with personalized service; (ii) providing investment executives with flexibility in determining appropriate fee schedules for certain services based upon the level of customer needs; and (iii) providing an array of one-stop investment and financial planning services.

     Improve Profitability of Retail Brokerage Operations. The Company intends to continue to improve the profitability of its retail operations by capitalizing on distinct opportunities present at Tucker Anthony and Sutro. Tucker Anthony, which intends to modestly increase the number of its investment executives, is focused on increasing the productivity of its existing investment executives by capitalizing on their tenure, expertise and long-standing client relationships and by providing them with enhanced training, product offerings, information systems and support. Sutro intends to significantly increase the number of its investment executives in order to better leverage its infrastructure, reduce turnover among investment executives and, like Tucker Anthony, increase the productivity of its existing investment executives. In the year ended December 31, 1997, average production per retail investment executive increased 15% at Tucker Anthony and 13% at Sutro compared to 1996. Management believes that the implementation of these strategies will be aided by the Company's entrepreneurial culture and strategy of providing a high level of support for its investment executives.

     Expand Regional and Specialty Investment Banking Activities. Tucker Anthony and Sutro maintain separate and independent investment banking groups. Each group is organized to meet the specific needs of the emerging and middle-market companies located within its geographic region and within its areas of specialized industry expertise. Each investment banking group is supported by its own regionally and industry focused research department, institutional sales group and equity trading desk. Management believes that the demand for regionally focused investment banking services by emerging and middle-market companies in its two principal regions will grow due to continued general economic expansion and the corresponding growth of new business formations. Management believes that this independent and regional focus is particularly well suited to the northeastern and western regions currently served by Tucker Anthony and Sutro, respectively. In 1997, for example, Massachusetts and California ranked seventh and first, respectively, in dollar volume of public offerings of common stock of locally headquartered companies. Management also believes that consolidation within the investment banking industry, as a whole, will offer enhanced opportunities for those firms which maintain their local and industry specific focus. The Company intends to improve the penetration of Tucker Anthony and Sutro's investment banking services in their regional and industry specific markets by committing greater resources to and by carefully focusing their research coverage on geographic regions and on industry niches which offer the greatest opportunities.

     Increase Asset Management Business. Management believes that opportunities exist to increase the productivity and profitability of Freedom Capital. Freedom Capital intends to make selective business acquisitions designed to increase the assets under its management and increase the number of portfolio managers. The Company also intends to increase the productivity and profitability of Freedom Capital through improved coordination with the Tucker Anthony and Sutro brokerage networks and other initiatives.

     Achieve Growth Through Strategic Acquisitions and Other
Opportunities. Management plans to actively pursue opportunities to acquire other firms with complementary businesses which would strengthen or expand the firm's geographic or product offering base. Management believes that attractive acquisition opportunities exist particularly among smaller regional firms that want to affiliate with a larger firm while still retaining their regional identity and focus and entrepreneurial culture, as Tucker Anthony and Sutro have been able to do. In addition, the Company believes that the consolidation trends in the brokerage and asset management businesses will allow it to hire proven investment professionals who prefer the culture and opportunities inherent in a smaller, entrepreneurial and independent firm. Management believes that acquisitions may also allow the Company to realize further cost benefits by leveraging its existing infrastructure.

THE ACQUISITION

     To finance the Acquisition, approximately 350 employees of the Company, including senior management and investment executives, purchased an aggregate of
approximately 31% of the Company's equity (   % after giving effect to the
Offering), with additional equity financing provided by THL and SCP. Incentive equity programs have been established pursuant to which employees have acquired
or may acquire up to an additional   % of the equity of the Company, which, when
added to shares previously purchased, would result in employees owning up to
approximately   % of the Common Stock outstanding (   % after giving effect to
the Offering).

     Since the Acquisition, management has identified and implemented strategies to increase the productivity of Tucker Anthony's and Sutro's retail operations, focus each firm's equity capital markets group and expand Freedom Capital's money management business. Management believes that the Company's independence and employee ownership have resulted in progressively higher levels of employee motivation, confidence and commitment during 1997, as compared to 1996 when the Predecessor Company was for sale and it was uncertain whether the Acquisition would be consummated or whether the Predecessor Company would be sold to another organization. Management believes that the Company's performance in 1996 was adversely affected by uncertainty surrounding the future of the Company. The Company believes that the Acquisition and the strategies instituted in connection therewith have been successful. For example, Tucker Anthony and Sutro managed or co-managed 34 equity offerings in 1997 compared to 16 in 1996, and investment banking revenues increased 45% in 1997 over 1996. In 1997 the Company reported net income of $18.7 million, a 52% increase over the net income of $12.3 million for the prior year.

TUCKER ANTHONY AND SUTRO

     Most of the Company's business activities are conducted through Tucker Anthony and Sutro, with its asset management business conducted through Freedom Capital. Tucker Anthony and Sutro's principle business activities are summarized below.

     Retail Brokerage

     A large portion of the Company's revenues are generated from commissions or fees earned as a broker for individual clients in the purchase and/or sale of equity securities, fixed income securities, mutual funds, insurance products, options and U.S. government and municipal securities. The Company also earns commissions or fees for services provided in the areas of managed accounts and personal trusts. As of December 31, 1997, Tucker Anthony had 448 investment executives located in 10 states and the District of Columbia, and Sutro had 229 investment executives located in 3 states. For the fiscal years ended December 31, 1995, 1996 and 1997, commissions and sales credits from individual investors constituted approximately 77%, 82% and 84%, respectively, of total commissions and sales credits and 46%, 52% and 54%, respectively, of the Company's total revenues. Management believes that such retail services will continue to be the Company's primary source of revenue for the foreseeable future. Tucker Anthony and Sutro charge retail commissions on both exchange and OTC transactions in accordance with commission rate tables which they have formulated. Discounts from the commission rate tables are granted in certain cases and the commission rate tables may change from time to time. Each firm also offers certain account arrangements under which a single fee is charged based on a percentage of the assets held in a customer's account and no commissions are charged on a transaction by transaction basis. Tucker Anthony and Sutro have also adopted the "Beacon Account" and "Sutro Asset Value Account" programs, respectively, through which clients may be charged negotiated fees based upon the level of services provided.

     The following table sets forth the locations and number of investment executives in the Company's retail offices as of December 31, 1997:

                  TUCKER ANTHONY                                SUTRO

MASSACHUSETTS
Andover................      3
Boston.................     72
Burlington.............      7
Franklin...............      6
New Bedford............      5
Springfield............     12
Worcester..............      5
                        -------
  Total................    110
CONNECTICUT
Hartford...............     27
New Haven..............     13
Stamford...............     12
                        -------
  Total................     52
MAINE
Bangor.................      7
Portland...............     15
                        -------
  Total................     22
RHODE ISLAND
Providence.............     20
NEW HAMPSHIRE
Concord................      1
Nashua.................      4
Peterborough...........      3
Portsmouth.............      2
                        -------
  Total................     10
NEW YORK
Garden City............      4
New York City
  Fifth Avenue.........     32
  World Financial
     Center............     61
Rochester..............      8
Rome...................      8
Schenectady............      6
Southampton............      7
Syracuse...............      9
Watertown..............      5
                        -------
  Total................    140
NEW JERSEY
Fairhaven..............     16
Morristown.............     15
Princeton..............     16
                        -------
  Total................     47
PENNSYLVANIA
Philadelphia...........     19
ILLINOIS
Chicago................     18
DISTRICT OF COLUMBIA
Washington.............      7
DELAWARE
Wilmington.............      3
TOTAL TUCKER ANTHONY...    448
                        -------
CALIFORNIA
Beverly Hills..........     27
Big Bear...............      2
Fresno.................      8
Hollywood..............      1
La Jolla...............      9
Los Angeles............     18
Newport Beach..........     19
Oakland................     18
Sacramento.............     12
San Francisco..........     34
San Jose...............     13
San Luis Obispo........      4
Santa Maria............      5
Santa Rosa.............     12
West Los Angeles.......      2
Woodland Hills.........     13
                        -------
  Total................    197
ARIZONA
Scottsdale.............     14
Tucson.................      8
                        -------
  Total................     22
NEVADA
Las Vegas..............     10

TOTAL SUTRO............    229
                        -------
TOTAL COMPANY..........    677
                        =======

     The Tucker Anthony and Sutro retail sales forces are comprised of an experienced and productive group of investment executives. Management believes that its strategy of providing its investment executives with a high level of support and the flexibility to operate in an entrepreneurial manner has allowed the Company to recruit and retain highly productive and experienced investment executives. Tucker Anthony's and Sutro's investment executives average more than 10 and 6 1/2 years, respectively, of tenure with the Company and 19 and 17 1/2 years, respectively, of experience in the securities brokerage industry. Management believes that Tucker Anthony and Sutro have been able to successfully recruit and retain investment executives for a number of reasons including a corporate culture which supports and encourages performance, employee ownership, advanced technology, competitive payouts, no discount sharing and a service-driven rather than a products-driven environment. The Company offers services such as financial planning and tax, trust and estate advice to its retail clients to complement the high level of service provided by its investment executives. The

Company believes that the personalized service it provides to its retail clients is a key factor in the success of its retail brokerage units.

     The following table illustrates the improved production of the Company's retail investment executives.

               AVERAGE PRODUCTION PER RETAIL INVESTMENT EXECUTIVE
                             (DOLLARS IN THOUSANDS)

                   TUCKER ANTHONY                                             SUTRO
    ---------------------------------------------         ---------------------------------------------
                            AVERAGE                                               AVERAGE
                            ANNUAL        ANNUAL                                  ANNUAL        ANNUAL
    YEAR                 PRODUCTION(1)   INCREASE         YEAR                 PRODUCTION(1)   INCREASE
    1994...............      $ 208                        1994...............      $ 271
    1995...............        242         16.3%          1995...............        289          6.6%
    1996...............        285         17.8           1996...............        312          8.0
    1997...............        327         14.7           1997...............        352         12.8

---------------

(1) Calculated by dividing total retail commissions and managed account fees by the average of the number of investment executives at the beginning and end of each period (excluding non-producing managers and trainees).

     Tucker Anthony and Sutro together have over 200,000 accounts representing approximately $28 billion in client assets as of December 31, 1997. The Company maintains insurance provided by the Securities Investors Protection Corporation (the "SIPC") for up to $500,000 (coverage of cash is limited to $100,000) per customer account, as well as excess SIPC coverage for an additional $9.5 million per client account. Clients who have established a Freedom Asset Account are provided protection up to a maximum of $60 million, which is included in the Freedom Asset Account annual fee. The excess SIPC coverage of $9.5 million and $59.5 million is provided under an insurance policy arranged through Wexford.

  Institutional Equity Sales and Research

     Tucker Anthony and Sutro execute securities transactions for institutional investors such as banks, mutual funds, insurance companies and pension and profit-sharing plans. These investors normally purchase and sell securities in large quantities, which transactions require specialized marketing and trading expertise. In order to service these institutional accounts, the Company has established a network of institutional offices located in New York, Boston, San Francisco, Los Angeles, Washington, D.C. and Paris, France.

     Institutional transactions are executed by the Company acting as broker or principal. The Company permits discounts from its commission schedule to its institutional customers. The size of such discounts varies with the size of particular transactions and other factors. For the fiscal years ended December 31, 1995, 1996 and 1997, commissions and sales credits from institutional investors constituted approximately 11%, 10% and 10%, respectively, of total commissions and sales credits and 6% of the Company's total revenues in each year. The Company believes that it receives a significant portion of its institutional brokerage commissions as a consequence of its research advice and services regarding specific corporations and industries, its principal transactions business and its investment banking activity.

     Historically, Tucker Anthony and Sutro combined their institutional equity sales and research forces under a joint venture, which was intended to create efficiencies in institutional account coverage and research development costs. In order to better coordinate the respective institutional sales, investment banking, equity research and trading departments of Tucker Anthony and Sutro, the research joint venture was disbanded following the Acquisition, and each of Tucker Anthony and Sutro have established their own targeted regional and industry equity research and institutional equity sales programs.

     Tucker Anthony and Sutro have each focused their equity research on selected sectors of the consumer products, healthcare, financial services and technology industries primarily concentrated in their respective regions. Within each of these industries, Tucker Anthony and Sutro have focused on various industry niches which each believes offers it the greatest opportunities. Each firm focuses its equity capital markets group on integrating its research, institutional sales, corporate finance, trading and syndication functions. Management believes that its research will be a key factor in growing its equity capital markets activities.

  Principal Transactions and Trading

     The Company conducts its principal transactions and trading business through Tucker Anthony and Sutro, with each firm's business focused on the activities summarized below, except for arbitrage activities which are engaged in primarily by Tucker Anthony.

     Tucker Anthony and Sutro make markets, buying and selling as principal, in common stocks, convertible preferred stocks, warrants and other securities traded on Nasdaq or in other OTC markets. As of December 31, 1997, the Company made markets in equity securities of over 400 issuers. Such securities are principally those in which there is substantial continuing client interest and include securities which the Company has underwritten or on which it provides research opinions. The Company also effects transactions in blocks of securities, usually with institutional investors and generally involving 10,000 or more shares of listed stocks. Such transactions are handled on an agency basis to the extent possible, but the Company may take a long or short position as principal to the extent that no buyer or seller is immediately available. By engaging in block positioning, the Company places a portion of its capital at risk to facilitate transactions for clients.

     The Company provides clients access to a range of fixed income products including municipal securities, U.S. government and agency securities, mortgage related securities including those issued through Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corp. ("FHLMC"), and corporate investment-grade and high-yield bonds. The Company takes positions on a principal basis in municipal, U.S. government, agency and corporate securities to facilitate transactions for its clients. Profits or losses are recognized from fluctuations in the value of securities in which it maintains positions. The Company's capital can be at risk to the extent significant adverse price fluctuations occur. Additionally, trading activities include the purchase of securities under agreements to resell at future dates (resale agreements) and the sale of the same or similar securities under agreements to repurchase at future dates (repurchase agreements). Profits and losses on the repurchase transactions result from the interest rate differentials. The Company actively participates on a principal basis in the mortgage-backed securities markets through the purchase or sale of GNMA, FNMA, FHLMC, mortgage pass-through securities, collateralized mortgage obligations and other mortgage related securities, in order to meet client needs. The Company finances its trading positions as part of its Wexford clearing arrangement, by overnight borrowing and by repurchase agreements. See "Risk Factors -- Risks Associated with Principal Trading Activities."

     Tucker Anthony and Sutro are each municipal securities dealers in both the primary and secondary markets, buying and selling securities for their own account and for clients. Revenues derived from these activities include underwriting and management fees, selling concessions and trading profits.

     Tucker Anthony engages in the purchase and sale of convertible and equity securities to take advantage of price differences prevailing in separate markets. These arbitrage activities include both convertible and risk arbitrage. To the extent that purchase and sale transactions are not simultaneous, or the closing of a position is subject to a subsequent event such as the successful consummation of a corporate merger, Tucker Anthony places a portion of its capital at risk. Sutro does not engage in significant arbitrage activities.

  UNDERWRITING ACTIVITIES AND INVESTMENT BANKING

     The Company's investment banking and underwriting activities are performed by Tucker Anthony's and Sutro's corporate finance, public finance and syndicate departments. The corporate finance groups manage and underwrite public offerings of equity and, to a significantly lesser extent, debt securities, arrange private placements of equity and debt securities and provide financial advice in connection with mergers and acquisitions, divestitures and other corporate reorganizations and restructurings. Tucker Anthony's and Sutro's managed public equity offerings and merger and acquisition transactions are typically undertaken for emerging or middle-market companies in the consumer products, healthcare, financial services and technology sectors or companies located in each firm's respective geographic region.

     Historically, the Company's merger and acquisition advisory business has been responsible for a majority of the Company's investment banking revenues. The Company believes that it has a well established merger and acquisition advisory business and plans to capitalize on this strength in further building upon Tucker Anthony's and Sutro's equity capital markets groups.

     Through the Company's renewed focus on its equity capital markets groups, Tucker Anthony's and Sutro's corporate finance and syndicate departments coordinate closely with their respective research and institutional sales departments in order to enhance marketing and provide integrated services to emerging and middle-market companies and institutional clients. As the following chart indicates, the Company has been successful in increasing the underwriting activities of Tucker Anthony and Sutro.

                  PUBLIC EQUITY OFFERINGS LED OR CO-MANAGED(1)

                                                      1995              1996              1997
                                                 ---------------   ---------------   ---------------
                                                 NUMBER   AMOUNT   NUMBER   AMOUNT   NUMBER   AMOUNT
                                                              (DOLLARS IN MILLIONS)(2)
Issues managed by Tucker Anthony...............     5      $192      10      $250      10     $  473
Issues managed by Sutro........................     3       129       5       282      20      1,170
Issues managed by Tucker Anthony and Sutro
  jointly......................................     1        24       1        57       4        205
                                                           ----              ----               ----
                                                    -                --                --
Total..........................................            $345              $589             $1,848
                                                    9                16                34

------------------------------
(1) Including public common or preferred stock issues and rights offerings; excluding closed-end funds.

(2) Shares offered by entire syndicate (excluding over-allotment shares) multiplied by offering price.

     The public finance departments of Tucker Anthony and Sutro provide financial consulting, advisory and underwriting services to cities and public service districts. The Company's subsidiaries manage and underwrite offerings of municipal securities to finance the construction and maintenance of a broad range of public-related facilities, including healthcare, housing, education, public power, water and sewer, airports, highways and other infrastructure needs. Over the last several years, the public finance sector has generally experienced diminishing spreads and a lower level of publicly financed projects. Nevertheless, both firms have experienced increasing profitability in this sector in 1997 by concentrating on smaller local community projects.

     The syndicate departments coordinate the distribution of managed and co-managed corporate securities offerings and accept invitations to participate in underwritings managed by other investment banking firms.

     The Company, through certain subsidiaries, has from time to time in the past and may from time to time in the future participate as an equity investor in connection with specific transactions.

  Other Activities

     Tucker Anthony and Sutro hold memberships in major securities exchanges in the United States (including the NYSE) in order to provide services to their brokerage clients in the purchase and sale of listed securities.

     Additionally, the Company's wholly owned subsidiary, Freedom Specialist Inc. ("FSI"), has a 25% interest in the profits and losses of a joint specialist account in which it participates with two other NYSE specialist firms, RPM Specialist Corp. and R. Adrian & Co. Specialists are responsible for executing transactions and maintaining a fair and orderly market in securities under NYSE rules and regulations. In this function, the specialist firm acts as an agent in executing orders entrusted to it and/or acts as a dealer on the opposite side of public orders in the security executed on the floor of the NYSE. As of December 31, 1997, the specialist firm acted as a specialist in 39 equity issues. FSI's specialist stock settlement and clearing activities are provided by RPM Clearing Corporation.

     Retail client securities transactions are executed on either a cash or margin basis. Under the current clearing arrangement with Wexford, in a retail margin transaction, credit is extended to a client through Wexford for the purchase of securities, using the securities purchased and/or other securities in the client's account as collateral for amounts loaned. The Company receives income from interest charged on such extensions of credit. The financing of margin purchases can be an important source of revenue to the Company, since the interest rate paid by the client on funds loaned through Wexford exceeds the Company's interest costs for net customer debit balances paid to Wexford. The amount of the Company's gross interest revenues is affected not only by prevailing interest rates, but also by the volume of business conducted on a margin basis. By permitting a client to purchase on margin, the Company takes the risk that market declines could reduce the value of the collateral below the principal amount loaned, plus accrued interest, before the collateral can be sold. Amounts loaned are limited by margin regulations of the Board of Governors of the Federal Reserve System and other regulatory authorities and are subject to Wexford's, Tucker Anthony's and Sutro's credit review and daily monitoring procedures.

FREEDOM CAPITAL

     The Company's asset management activities are conducted principally by Freedom Capital. Freedom Capital is a Massachusetts corporation, formerly named Tucker Anthony Management Corp. organized in 1930. As of December 31, 1997, Freedom Capital had 50 employees located in Massachusetts and New York. Freedom Capital provides investment advisory and portfolio management services to individuals, corporations, public funds, professional firms, endowments and pension funds, and money market funds. As of December 31, 1997, total assets under management were approximately $5.6 billion, comprised of approximately $3.0 billion of investments by public sector entities, high net worth individuals and others, with the remainder in money market funds for the benefit of Tucker Anthony and Sutro clients.

     The Company intends to enhance the profitability of Freedom Capital by acquiring other money management businesses to increase both assets under management and the number of investment professionals providing services and by creating products to be marketed by Freedom Capital. Freedom Capital had offered proprietary mutual funds to its clients until 1992, when the Company assigned its investment advisory contracts to Hancock. The Company also intends to increase the productivity and profitability of Freedom Capital through improved coordination with the Tucker Anthony and Sutro brokerage networks and other initiatives intended to allow Freedom Capital to manage a larger percentage of funds held by Tucker Anthony and Sutro clients.

     As with other aspects of the Company's business, Freedom Capital is focused on service and client communication. To foster active and attentive management, Freedom Capital limits the number of client relationships of each portfolio manager. This policy is intended to provide each portfolio manager with the time necessary to foster ongoing client relationships and the opportunity to discuss portfolio strategies with the client. Freedom Capital offers comprehensive client statements which include portfolio appraisals, performance analyses and statements of transactions. In addition, Freedom Capital provides its clients with economic commentary and investment letters on a regular basis. Freedom Capital believes that its many strong, long-term client relationships attest to its attention to service and client communication.

     Freedom Trust Company, a New Hampshire chartered trust company and a subsidiary of Freedom Capital, commenced operations in early 1996 to provide clients the opportunity to place their assets in trust so that the Company may continue to provide asset management services to such trusts after the client's death. Freedom Trust Company had assets under custody of $642 million, of which $20 million was under management, as of December 31, 1997.

RELATIONSHIP WITH WEXFORD

     The Company clears all transactions, and carries accounts for customers and proprietary accounts, with Wexford. Wexford furnishes the Company with information necessary to run the Company's business, including commission runs, transaction summaries, data feeds for various reports including compliance and risk management, execution reports, trade confirmations, monthly account statements, cashiering functions and the handling of margin accounts. As a result of its arrangement with Wexford, the Company has achieved substantial savings in its clearing and related operations. Under the Wexford arrangement, management believes that the Company's cost of clearing its transactions is very competitive with the industry's costs. The Company is entitled to pay a set fee per trade, subject to an aggregate annual minimum payment for clearing trades through Wexford. The Company's current trading volume allows the Company to realize substantially all of the benefit of the per trade price, although the Company believes that the Wexford arrangement provides substantial cost advantages to the Company even during periods with reduced trading volumes.

     Consistent with its strategy of providing its investment executives with a high level of support, following the April 1996 conversion to the Wexford clearing arrangement, the Company retained approximately 50 of its clearing operation employees to serve as an interface between Wexford and the Company's investment executives. The Company's retention of these employees allows its investment executives to deal exclusively with Company employees in connection with any client inquiries or problems. In addition to providing the Company and its investment executives with access to advanced technology without substantial capital investment by the Company, the Company's relationship with Wexford will allow the Company to provide its clients with benefits resulting from this technology. In early 1998, the Company expects to allow clients, for a fee, to access information concerning their accounts and other market information from their own personal computers and has acquired technology that will enable its investment executives to communicate with its customers through electronic mail, subject to rules and procedures in compliance with Commission and SRO guidelines. The agreement between the Company and Wexford has a fixed term of five years, with provisions for negotiated extensions. See "Risk
Factors -- Dependence on Certain Relationships and Technology" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company currently has an uncommitted financing arrangement with Wexford pursuant to which the Company finances its customer accounts, certain broker-dealer balances and firm trading positions through Wexford. Although the customer accounts and such broker-dealer balances are not reflected on the Company's Statements of Financial Condition for financial accounting reporting purposes, the Company retains risk with respect thereto.

     See "Risk Factors -- Dependence on Certain Relationships and Technology" for a discussion of certain risks associated with the Company's Wexford relationship.

PROPERTIES

     The principal executive offices of the Company are located at One Beacon Street, Boston, Massachusetts under a lease expiring December 31, 2005. The Company is currently leasing approximately 88,000 square feet at that location, and has agreed to lease an additional 15,000 feet there commencing in July 1998. The Company also leases approximately 88,000 square feet (of which 20,000 square feet has been sublet) at One World Financial Center, 200 Liberty Street, New York, New York, under a lease expiring in January 2005; 64,000 square feet (of which 9,000 square feet has been sublet) at 201 California Street, San Francisco, California under a lease expiring on July 31, 2003; and 25,000 square feet at 555 South Flower Street, Los Angeles, California under a lease expiring July 31, 2002. For the year ended December 31, 1997, the Company's total expenses for operating leases were $15.9 million. The Company believes that its existing facilities will be adequate for the foreseeable future.

EMPLOYEES

     As of December 31, 1997, the Company had a total of 1,812 employees, of whom 1,156 were engaged in retail brokerage, 68 in institutional sales, 46 in research, 116 in trading, 94 in investment banking, 15 in asset management and 317 in accounting, administration and operations. Of these employees, 1,170 were classified as professionals and 642 were classified in support positions. None of the Company's employees are subject to a collective bargaining agreement. The Company believes that its relations with its employees generally are good. See "Risk Factors -- Dependence on Personnel."

COMPETITION

     All aspects of the Company's business and of the securities business in general are highly competitive. The principal competitive factors influencing the Company's business are its professional staff, its reputation in the marketplace, its existing client relationships, the ability to commit capital to client transactions and its mix of market capabilities. The Company's ability to compete effectively in securities brokerage and investment banking activities will also be influenced by the adequacy of its capital levels and by its ability to raise additional capital. See "Risk Factors -- Significant Competition."

REGULATION

     The securities and commodities industry is one of the nation's most extensively regulated industries. The Commission is responsible for carrying out the federal securities laws and serves as a supervisory body over all national securities exchanges and associations. The regulation of broker-dealers has to a large extent been delegated by the federal securities laws to SROs. These SROs include all the national securities and commodities exchanges, the NASD and the MSRB. Subject to approval by the Commission and the CFTC, these SROs adopt rules that govern the industry and conduct periodic examinations of the operations of certain subsidiaries of the Company. The NYSE has been designated as the primary regulator of certain of the Company's subsidiaries including Tucker Anthony and Sutro. In addition, these subsidiaries are subject to regulation under the laws of the 50 states, the District of Columbia, Puerto Rico and certain foreign countries in which they are registered to conduct securities, investment banking, insurance or commodities business. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record-keeping and the conduct of directors, officers and employees. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion of a firm, its officers or employees.

     As registered broker-dealers and member firms of the NYSE, Tucker Anthony, Sutro and FSI are subject to certain net capital requirements set forth in Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and NYSE Rule 325. Freedom Distributors Corporation, a subsidiary of Freedom Capital, is also subject to Rule 15c3-1. The Net Capital Rules, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the financial soundness and liquidity of broker-dealers. The Net Capital Rules also (i) require that broker-dealers notify the Commission, in writing, two business days prior to making withdrawals or other distributions of equity capital or lending money to certain related persons if those withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital, and that they provide such notice within two business days after any such withdrawal or loan that would exceed, an any 30-day period, 20% of the broker-dealer's excess net capital; (ii) prohibit a broker-dealer from withdrawing or otherwise distributing equity capital or making related party loans if after such distribution or loan, the broker-dealer has net capital of less than $300,000 or if the aggregate indebtedness of the broker-dealer's consolidated entities would exceed 1,000% of the broker-dealer's net capital and in certain other circumstances; and (iii) provide that the SEC may, by order, prohibit withdrawals from capital from a broker-dealer for a period of up to 20 business days, if the withdrawals would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and if the SEC believes such withdrawals would be detrimental to the financial integrity of the firm or would unduly jeopardize the broker-dealer's ability to pay its customer claims or other liabilities. Under NYSE Rule 326, a broker-dealer that is an NYSE member is required to reduce its business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital during the following six months) is less than $312,500 or 4% of aggregate debit items (or 6% of the funds required to be segregated pursuant to the Commodity Exchange Act) for fifteen consecutive days. NYSE Rule 326 also prohibits the expansion of a member's business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital during the following six months) is less than $375,000 or 5% of aggregate debit items (or 7% of the funds required to be segregated pursuant to the Commodity Exchange Act) for fifteen consecutive days.

     The Company also is subject to "Risk Assessment Rules" imposed by the Commission which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have material impact on the financial and operational condition of the broker-dealers. Certain "Material Associated Persons" (as defined in the Risk Assessment Rules) of the broker-dealers and the activities conducted by such Material Associated Persons may also be subject to regulation by the Commission. In addition, the possibility exists that, on the basis of the information it obtains under the Risk Assessment Rules, the Commission could seek authority over the Company's unregulated subsidiaries either directly or through its existing authority over the Company's regulated subsidiaries.

     Tucker Anthony, Sutro, Freedom Capital and other subsidiaries are registered with the Commission as investment advisors under the Investment Advisors Act of 1940 (the "Advisors Act") and are subject to the requirements of regulation pursuant to both the Advisors Act and certain state securities laws and regulations. Such requirements relate to, among other things, limitations on the ability of investment advisors to charge performance-based or non-refundable fees to clients, record-keeping and reporting requirements, disclosure requirements, limitations on principal transactions between an advisor or its affiliates and advisory clients, as well as general anti-fraud prohibitions. The state securities law requirements applicable to registered investment advisors are in certain cases more comprehensive than those imposed under federal securities laws.

     As registered investment advisors under the Advisors Act, Tucker Anthony, Sutro, Freedom Capital and certain other subsidiaries of the Company are subject to regulations which cover various aspects of the Company's business, including compensation arrangements. Under the Advisors Act, every investment advisory agreement with the Company's clients must expressly provide that such contract may not be assigned by the investment advisor without the consent of the client. Under the Investment Company Act of 1940 (the "Investment Company Act"), every investment advisor's agreement with a registered investment company must provide for the agreement's automatic termination in the event it is assigned. Under both the Advisors Act and the Investment Company Act, an investment advisory agreement is deemed to have been assigned when there is a direct or indirect transfer of the Agreement, including a direct assignment or a transfer of a "controlling block" of the firm's voting securities or, under certain circumstances, upon the transfer of a "controlling block" of the voting securities of its parent corporation. A transaction is not, however, an assignment under the Advisors Act or the Investment Company Act if it does not result in a change of actual control or management of the investment advisor. Any assignment of the Company's investment advisory agreements would require, as to any registered investment company client, the prior approval of a majority of its shareholders, and as to the Company's other clients, the prior consent of such clients to such assignments. Following completion of the offering, sales by THL and/or SCP or issuances of Common Stock by the Company, among other things, could result in a deemed assignment of the Company's investment advisory agreements under such statutes. See "Risk Factors -- Regulated Industry and Potential Regulatory Change; Constraints Imposed by Net Capital Requirements."

     In October 1996, during an annual review of the Company's former clearing subsidiary by the NYSE, it was discovered that for the period of April 4, 1996 through July 1, 1996, such subsidiary had a net capital deficiency on certain days in violation of the net capital requirements of the Commission and the NYSE. These net capital deficiencies resulted from a misclassification on the books of such subsidiary related to the continuation by such subsidiary of a lending arrangement for overnight and short-term loans on an unsecured basis with a lending institution during the winding down of its clearing operation following the commencement of the Company's financing arrangement with Wexford. While no net capital deficiencies have occurred between July 1, 1996 and the Company's voluntary withdrawal of such subsidiary's broker-dealer license in March 1997, the Company has reached a tentative settlement with the NYSE, subject to approval of a hearing panel, in which the Company will be censured and charged a fine of $60,000.

LITIGATION

     The Company and its subsidiaries are parties to various legal proceedings which are of an ordinary or routine nature incidental to the operations of the Company and its subsidiaries. As of December 31, 1997, there were approximately 46 lawsuits and arbitrations pending against the Company and its subsidiaries. The defense of such lawsuits or arbitrations may divert the efforts and attention of the Company's management and staff, and the Company may incur significant legal expense in defending such litigation or arbitration. This may be the case even with respect to frivolous claims or litigation. The amount of time that management and other employees may be required to devote in connection with the defense of litigation could be substantial and might divert their attention from other responsibilities within the Company. The Company believes that it has adequately reserved for such litigation matters.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors and executive officers of the Company and their respective ages and positions are as follows:

           NAME              AGE                               POSITION
John H. Goldsmith..........  56      Chairman, Director and Chief Executive Officer as well as
                                     Chief Executive Officer of Tucker Anthony and Chairman of
                                     Sutro
Robert H. Yevich...........  48      Director and President of Tucker Anthony
John F. Luikart............  48      Director and President and Chief Executive Officer of Sutro
Henry Greenleaf............  54      President and Chief Executive Officer of Freedom Capital
William C. Dennis, Jr......  54      Executive Vice President and Chief Financial Officer
Kevin J. McKay.............  49      General Counsel and Secretary
Gregory N. Thomas..........  50      Director and Executive Vice President
David V. Harkins...........  56      Director
C. Hunter Boll.............  42      Director
Thomas M. Hagerty..........  35      Director
Seth W. Lawry..............  33      Director
Winston J. Churchill.......  57      Director

     John H. Goldsmith. Mr. Goldsmith joined the Company in 1988 and has served as Chairman, Director and Chief Executive Officer of the Company, Chief Executive Officer of Tucker Anthony and Chairman of Sutro since that time. Prior to joining the Company, Mr. Goldsmith served in various capacities at Prescott, Ball & Turben in Cleveland, Ohio, including as managing partner and Chief Executive Officer from 1978 to 1982 and as President and Chief Executive Officer from 1982 to 1988. Mr. Goldsmith worked in the institutional sales department of L.F. Rothschild from 1963 to 1971.

     Robert H. Yevich. Mr. Yevich joined Tucker Anthony in 1985 and served as National Sales Manager until being elected to the Board of Directors of the Company and promoted to President of Tucker Anthony in 1995. Mr. Yevich has 24 years of varied experience in the retail brokerage business as a stockbroker, branch manager and research associate. Prior to joining Tucker Anthony, Mr. Yevich served as branch manager with Paine Webber.

     John F. Luikart. Mr. Luikart joined Sutro in 1988 as President and was responsible for directing all of the firm's capital markets activities. Mr. Luikart was subsequently elected to the Board of Directors of the Company and appointed Chief Executive Officer of Sutro in October 1995. Prior to joining Sutro, Mr. Luikart served as General Partner and Executive Vice President at Prescott, Ball & Turben in Cleveland, Ohio. Mr. Luikart is a former Chairman of the NASD District Business Conduct Committee and is a member of the NYSE Regional Firm Advisory Committee.

     Henry Greenleaf. Mr. Greenleaf is the President and Chief Executive Officer of Freedom Capital Management. Prior to joining Freedom in 1997, he was Vice President and Senior Portfolio Manager with The Glenmede Trust Company. From 1995 to 1997, he was a Principal and Chief Investment Officer with the investment counseling firm of Resources Management Corporation/Asset Management Partners of Farmington, Connecticut. Earlier, he was President and Chief Investment Officer of HT Investors, Inc. and Senior Vice President of Rhode Island Hospital Trust National Bank. Mr. Greenleaf also served as portfolio manager for the Phoenix Mutual Life Insurance Company and The Aetna Life and Casualty Company.

     William C. Dennis, Jr. Mr. Dennis was elected Executive Vice President and Chief Financial Officer of the Company in May, 1997. Prior to joining the Company, he was a Director and Chief Financial Officer of Rodman & Renshaw Capital Group, Inc., a financial services firm, from 1996 to 1997. Previously, Mr. Dennis was a managing director of MIS, Inc., a database management company, and prior to joining MIS, Inc. he was Chief Financial Officer of the Capital Markets Sector of Merrill Lynch & Co., Inc. Earlier in his career, Mr. Dennis was a senior financial executive of Exxon Corporation.

     Kevin J. McKay. Mr. McKay joined the Company in 1994 and has served as General Counsel and Secretary since that time. Prior to joining the Company, Mr. McKay was General Counsel of Prudential Securities, Inc. from 1990 to 1994. Mr. McKay has over 19 years of experience in the legal and compliance field of the securities industry. Mr. McKay is a past President of the Compliance & Legal Division of the Securities Industry Association.

     Gregory N. Thomas. Mr. Thomas joined the Company as Executive Vice President in December 1997 and was elected to the Board of Directors in January 1998. Prior to joining the Company, Mr. Thomas served as President of ShadowWood Corporation, a private real estate investment company. In 1997, Mr. Thomas also served as an Adjunct Professor in the School of Business and Economics at the College of Charleston. Previously, Mr. Thomas was a general partner of William Blair & Company. Mr. Thomas is currently a director of Obermeyer Asset Management Company.

     David V. Harkins. Mr. Harkins was elected to the Board of Directors of the Company in 1996. He has been affiliated with THL since its founding in 1974 and joined THL as a full time employee in 1986. Mr. Harkins is Chairman of the Board of National Dentex Corporation and is a director of First Alert, Inc., First Security Services, Inc., Fisher Scientific International, Inc., HomeSide, Inc., Stanley Furniture Company, Inc. and Syratech Corp. Mr. Harkins also serves as Senior Vice President and Trustee of Thomas H. Lee Advisors I, and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., and the ML-Lee Acquisition Fund II, L.P., respectively.

     C. Hunter Boll. Mr. Boll was elected to the Board of Directors of the Company in 1996. He joined THL in 1986. From 1984 through 1986, Mr. Boll was with The Boston Consulting Group. From 1977 through 1982, he served as an Assistant Vice President, Energy and Minerals Division of Chemical Bank. Mr. Boll is a Director of Big V Supermarkets, Inc., New York Restaurant Group, Select Beverages, Inc., Stanley Furniture Company, Inc. and TransWestern Publishing, L.P. Mr. Boll is also a Vice President of Thomas H. Lee Advisors I, T.H. Lee Mezzanine II, and the Administrative General Partner of Thomas H. Lee Advisors II, L.P., which is also affiliated with the ML-Lee Acquisition Fund II, L.P.

     Thomas M. Hagerty. Mr. Hagerty was elected to the Board of Directors of the Company in 1996. He joined THL in 1988. Prior to joining THL, Mr. Hagerty was in the Mergers and Acquisitions Department of Morgan Stanley & Co. Incorporated. Mr. Hagerty is a director of HomeSide, Inc., Select Beverages, Inc., and Syratech Corp. Mr. Hagerty is also a Vice President of Thomas H. Lee Advisors I, T.H. Lee Mezzanine II, and the Administrative General Partner of Thomas H. Lee Advisors II, L.P., which is also affiliated with the ML-Lee Acquisition Fund II, L.P.

     Seth W. Lawry. Mr. Lawry was elected to the Board of Directors of the Company in 1996. He worked at THL from 1989 to 1990 and rejoined in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated in the Mergers and Acquisitions, Corporate Finance and Equity Capital Markets Departments. Mr. Lawry is a director of Safelite Glass Corp. and Syratech Corp.

     Winston J. Churchill. Mr. Churchill was elected to the Board of Directors in 1996. Mr. Churchill joined SCP at its founding in 1996 as Managing General Partner. Prior to joining SCP, Mr. Churchill formed CIP Capital, Inc., in 1990 and Churchill Investment Partners, Inc., in 1989. Mr. Churchill serves as Chairman of the Boards of Geotek Communications, Inc., Central Sprinkler Corporation, IBAH Inc., and Griffin Land and Nurseries, Inc. and as a director of Fordham University, Georgetown University, and several other institutions.

     The Company intends to elect two additional directors who are currently unaffiliated with the Company within 180 days of the completion of the Offering.

BOARD COMMITTEES

     The Compensation Committee of the Board of Directors of the Company is comprised of John H. Goldsmith, David V. Harkins, Thomas M. Hagerty and Winston
J. Churchill. The Audit Committee of the Board of Directors of the Company is comprised of C. Hunter Boll, Seth W. Lawry, and Winston J. Churchill.

ELECTION AND COMPENSATION OF DIRECTORS

     Each director of the Company holds office until his successor has been duly elected and qualified. Directors of the Company are elected annually by the stockholders of the Company. Officers of the Company are elected by the Board of Directors of the Company at each annual meeting of the Board of Directors and serve at its discretion. The current directors of the Company receive no compensation for serving as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Harkins, Boll, Hagerty and Lawry are employed by THL, Mr. Churchill is employed by SCP and the other directors of the Company are employed by the Company. THL, SCP and those directors who are employed by the Company have each been involved in transactions with the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the year ended December 31, 1997:

                         SUMMARY COMPENSATION TABLE(1)

                                                                                      LONG-TERM
                                                              1997                   COMPENSATION
                                                      ANNUAL COMPENSATION               AWARDS
                                                   --------------------------   ----------------------
                                                                       OTHER
                                                                       ANNUAL   SECURITIES   ALL OTHER
                                                                       COMPEN-  UNDERLYING    COMPEN-
                                                   SALARY     BONUS    SATION    OPTIONS      SATION
           NAME AND PRINCIPAL POSITION               ($)       ($)      ($)        (#)          ($)
John H. Goldsmith................................  400,000        (2)      (5)     30,000     38,395(3)
Chairman, Director and Chief Executive Officer
William C. Dennis, Jr. (4).......................  350,000        (2)      --      20,000         --
Chief Financial Officer
Kevin J. McKay...................................  300,000        (2)      (5)     16,000         --
General Counsel and Secretary
Robert H. Yevich.................................  300,000        (2)      (5)     24,500         --
Director and President of Tucker Anthony
John F. Luikart..................................  250,000        (2)      (5)     24,500         --
Director and Chief Executive Officer of Sutro

------------------------------

(1) Amounts shown reflect compensation earned in the period presented, although payments earned in prior periods may have been paid in the period presented and compensation earned in the period presented may have been paid in a subsequent period.

(2) Not yet determined. Messrs. Goldsmith and Dennis are entitled to certain minimum compensation. See "Certain Transactions."

(3) Payment of insurance premiums.

(4) The amount presented in the table above includes a $250,000 forgivable loan. Mr. Dennis' employment began May 12, 1997 and his effective annual base salary rate is $400,000.

(5) Amount does not exceed lesser of $50,000 or 10% of compensation.

     The following table sets forth certain information regarding the option grants made during Fiscal 1997 to each of the Company's named executive officers in the Summary Compensation Table above. The Company issued no stock appreciation rights in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                      -----------------------------------------------------------------------            VALUE
                                      PERCENT OF                                                   AT ASSUMED ANNUAL
                                         TOTAL                                                           RATES
                                        OPTIONS                                                      OF STOCK PRICE
                       NUMBER OF      GRANTED TO                       MARKET                       APPRECIATION FOR
                      SECURITIES       EMPLOYEES                      VALUE ON                           OPTION
                      UNDERLYING          IN          EXERCISE OR     DATE OF                           TERM(1)
                        OPTIONS       FISCAL YEAR     BASE PRICE       GRANT       EXPIRATION     --------------------
        NAME          GRANTED (#)         (%)          ($/SHARE)      ($/SHARE)       DATE         5%($)       10%($)
John H. Goldsmith...      9,900                          10.00          10.00       01/31/07        62,261     157,781
                         20,100                          10.00          10.00       05/31/06       116,014     288,746
                         ------
                         30,000           2.54
                         ------
William C. Dennis,
  Jr................      6,600                          10.00          11.48       05/01/07        57,418     130,523
                         13,400                          10.00          11.48       05/31/06       105,638     231,751
                         ------
                         20,000           1.69
                         ------
Kevin J. McKay......      5,280                          10.00          10.00       01/31/07        33,206      84,150
                         10,720                          10.00          10.00       05/31/06        61,874     153,998
                         ------
                         16,000           1.35
                         ------
Robert H. Yevich....      8,085                          10.00          10.00       01/31/07        50,846     128,854
                         16,415                          10.00          10.00       05/31/06        94,745     235,809
                         ------
                         24,500           2.07
                         ------
John F. Luikart.....      8,085                          10.00          10.00       01/31/07        50,846     128,854
                         16,415                          10.00          10.00       05/31/06        94,745     235,809
                         ------
                         24,500           2.07
                         ------

------------------------------
(1) In accordance with the rules of the Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

     Year End Option Table. The following table sets forth information regarding exercise of options and the number and value of options held at December 31, 1997, by each of the Company's named executive officers in the Summary Compensation Table above:

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED IN-THE-
                            SHARES                            OPTIONS AT                       MONEY OPTIONS AT
                           ACQUIRED                         FISCAL YEAR END                   FISCAL YEAR-END(1)
                              ON         VALUE       -----------------------------     --------------------------------
                           EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
NAME                         (#)          ($)            (#)              (#)               ($)                ($)
John H. Goldsmith........      --           --          6,000            24,000
William C. Dennis, Jr....      --           --          4,000            16,000
Kevin J. McKay...........      --           --          3,200            12,800
Robert H. Yevich.........      --           --          4,900            19,600
John F. Luikart..........      --           --          4,900            19,600

------------------------------
(1) Value is based on the difference between the option exercise price and the initial public offering price of the Common Stock multiplied by the number of shares of Common Stock underlying the option. No market existed for the Common Stock prior to this Offering.

STOCK OPTION AND STOCK PURCHASE PLANS

     1996 Stock Option Plan. The 1996 Stock Option Plan (the "1996 Plan") provides for the granting of incentive stock options and non-qualified options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company. The 1996 Plan is administered by either the Company's Board of Directors ("the Board") or a committee (the "Committee") comprised of members of the Board to which the Board may delegate its administrative duties and authority. The Committee (i) interprets and applies the 1996 Plan; (ii) determines the eligibility of an individual to participate in the 1996 Plan; (iii) approves the assignment of options immediately prior to the registration of the Company's stock pursuant to the 1934 Act if such assignment would increase the number of Common Stock holders; and (iv) determines and allocates the cancellation or exchange of outstanding options in the case of a recapitalization, acquisition, merger or Change in Control. No director or officer of the Company is eligible for such options unless such director or officer is also an employee. No options may be granted to an employee that, at the time of the grant, owns more than 10% of the voting power or greater than 10% of each class of the Company's outstanding stock, unless the purchase price for the purchase of the stock is not less than 110% of the stock's fair market value on the date of the grant and the option, by its terms, shall not be exercisable more than five years from the date it is granted.

     The Company has authorized the issuance of options for up to 1,200,000 shares of the Company's Common Stock under the 1996 Plan. Matured options may be exercised in full at one time or in part from time to time and the payment of the exercise price may be made by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such options;
(ii) shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised; (iii) the cancellation of shares covered by this Option which are then vested and exercisable having a fair market value equal in amount to the purchase price of the shares being purchased; (iv) at the sole discretion of the Committee, a promissory note; or (v) any combination of (i), (ii), (iii) and
(iv); provided, however, that payment of the exercise price by delivery of shares of Common Stock of the Company owned by such optionee or cancellation of shares covered by the option may be made only with the consent of the Committee if such payment results in a charge to earnings for financial accounting purposes as determined by the Committee. The Company may delay the issuance of shares covered by the exercise of an option until (a) the shares for which such option has been exercised have been registered or qualified under the applicable federal or state securities laws or (b) counsel for the Company has opined that such shares are exempt from the registration requirements of such federal or state securities laws.

     The term of any option granted under the 1996 Plan shall be limited to ten years. Upon the termination of an optionholder's employment with the Company, such options shall terminate between 30 and 180 days after that optionholder leaves the employ of the Company. All options under the 1996 Plan may only be assigned to the spouse and children of the optionholder or by will or law of descent.

     As of December 31, 1997, options to purchase 1,181,256 shares were granted under the 1996 Plan of which options to purchase 253,262 shares vest based on time at the rate of 20% per year for five years following the date of grant and options to purchase 927,994 shares vest on the sixth anniversary of the date of grant, of which options to purchase 513,994 shares are subject to accelerated vesting based on certain performance thresholds tied to the Company's operations and options to purchase 414,000 shares are subject to accelerated vesting based on individual performance (none of which have been granted to the Company's executive officers). All of the outstanding options have an exercise price of $10.00 per share. The following options under the 1996 Plan have been granted to the executive officers of the Company:

                                                            TIME-VESTED     COMPANY PERFORMANCE
                                                              OPTIONS             OPTIONS
    John H. Goldsmith.....................................     9,900               20,100
    William C. Dennis, Jr. ...............................     6,600               13,400
    Kevin J. McKay........................................     5,280               10,720
    Robert H. Yevich......................................     8,085               16,415
    John F. Luikart.......................................     8,085               16,415
    Henry Greenleaf.......................................     2,475                5,025

     1998 Long-Term Incentive Plan. The Company's 1998 Long-Term Incentive Plan (the "1998 Plan") provides for the granting of stock options, SARs, restricted stock and long-term performance awards, in each case on such terms and to such officers and other key employees as the administrators of the 1998 Plan may select. The 1998 Plan is administered by the Board of Directors of the Company during such time as the Company's Common Stock is publicly traded. A total of shares of the Common Stock have been reserved for issuance under the 1998 Plan.

     The maximum number of stock options, SARs or shares of restricted stock
that can be granted at any time shall equal           shares reduced by the sum
(without duplication) of: the number of shares of Common Stock subject to outstanding awards under the 1998 Plan, the number of shares of Common Stock in respect of which awards have been exercised, and the number of shares of Common Stock issued without forfeiture or similar restrictions or issued with forfeiture or similar restrictions which have lapsed, and increased by the number of shares of Common Stock delivered or withheld in payment of the exercise price, purchase price or tax withholding requirements of an award granted under the 1998 Plan. Unless specifically consented to by the administrators of the 1998 Plan, shares may not be delivered or withheld in payment of the exercise price, purchase price or tax withholding requirements of an award granted under the 1998 Plan if such payment would result in a charge to earnings for financial accounting purposes. The maximum number of stock options, SARs or shares of restricted stock that can be granted to any one participant in
any one plan year is             . Stock options awarded under the 1998. Plan
may either be "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified stock options. The term of each stock option shall be fixed by the administrators of the 1998 Plan, but no incentive stock option shall be exercisable for a period of more than ten years from the date the option is granted and any option granted to any optionee who, at the time the option is granted, owns more than 10% of the voting power of all classes of capital stock of the Company or of a subsidiary may not have a term of more than five years from the date of grant. Upon receipt of written notice to exercise a stock option, the Company may, in the administrators' sole discretion, elect to cash out all or part of the option to be exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of the Common Stock over the option price on the effective date of such cashout. Restricted stock under the 1998 Plan shall be awarded for nominal or no consideration on behalf of the recipient.

     The 1998 Plan contains provisions intended to comply with Section 162(m) of the Code. During such time Section 162(m) of the Code or any successor provision is in effect, the maximum value any participant subject to the provisions of Section 162(m) may receive in any calendar year under the 1998 Plan will be $2 million multiplied by the number of years in the relevant measuring period, but in no event more than $5 million, and the maximum annual amount that may be paid to a participant under the 1998 Plan for (i) the year in which the 1998 Plan is implemented shall equal no more than $2 million, and (ii) each subsequent year shall equal 110% of such maximum amount for the preceding year; provided that the maximum annual amount determined under this provision shall be determined without regard to the value of any stock options granted to a participant under the 1998 Plan.

     The 1998 Plan provides that in the event of a Change in Control of the Company (i) SARs and stock options awarded under the 1998 Plan not previously exercisable and vested which have been held for at least six months from the date of grant shall become fully vested and exercisable; (ii) the restrictions applicable to any restricted stock awards under the 1998 Plan shall lapse and such shares and awards shall be deemed fully vested and (iii) any outstanding long-term performance awards shall be vested and paid out based on the pro rated target results for the performance period relating to such awards, unless the administrators of the 1998 Plan provide at or after grant and prior to the Change in Control for a different payment. The value of outstanding stock options, SARs and restricted stock awards shall, unless otherwise determined by the administrator of the 1998 Plan at or after grant, be cashed out on the basis of the Change in Control Price. "Change in Control" is defined as the happening of any of the following: (i) when any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or a subsidiary or employee benefit plan of the Company) who is not the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of
securities of the Company representing   % or more of the combined voting power
of the Company's outstanding securities on the effective date of the 1998 Plan is or becomes the beneficial owner, directly or indirectly, of securities of the
Company representing      % or more of the combined voting power of the
Company's outstanding securities without the consent of the Board of Directors of the Company; (ii) the occurrence of any transaction or event relating to the Company required to be described pursuant to the requirements of item 6(e) of
Schedule 14A of the Exchange Act; (iii) when, during any period of two consecutive years during the existence of the 1998 Plan, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company cease for any reason other than death to constitute a majority thereof, provided, however, that a director who is not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was elected by, or on the recommendation of, at least a majority of the directors who were directors at the beginning of such period (either actually or by prior operation of this clause (iii)); or (iv) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company through purchase of assets, or by merger or otherwise in which stockholders holding more than 50% of the equity interest of the surviving entity in such transaction were not stockholders of the Company prior to such transaction. The "Change in Control Price" is defined as the highest sales price per share of Common Stock paid or offered in any bona fide transaction relating to a Change in Control of the Company, as determined by the administrators of the 1998 Plan. The 1998 Plan provides that no payment shall be made in connection with a Change in Control which, when aggregated with other payments made to the employee would, as determined by such persons as the administrators of the 1998 Plan shall irrevocably designate at or prior to a Change in Control, result in an "excess parachute payment" for which the Company would not receive a federal income tax deduction by reason of Section 280G of the Code.

     The administrators of the 1998 Plan may amend, alter or discontinue the 1998 Plan at any time and from time to time, but no alteration or discontinuation shall be made which would impair the rights of an optionee or participant with respect to an award which has been granted under the 1998 Plan without the optionee's or participant's consent. In addition, without the approval of the Company's stockholders, the administrators of the 1998 Plan may not make any such amendment which would, except in connection with stock splits, dividends or similar recapitalizations of the Company, increase the total number of shares reserved for purposes of the 1998 Plan, change the employees or class of employees eligible to participate in the 1998 Plan or extend the maximum option period applicable to incentive stock options granted under the 1998 Plan.

     The other terms and conditions of awards under the 1998 Plan, including vesting provisions, term and exercisability of the awards, shall be as determined by the administrators of the 1998 Plan. No awards have been granted under the 1998 Plan.

1998 STOCK PURCHASE PLAN

     The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan")
authorizes the issuance of a maximum of           shares of Common Stock
pursuant to the exercise of nontransferable options granted to participating employees.

     The 1998 Purchase Plan is administered by the Compensation Committee. All
employees of the Company whose customary employment is      hours or more per
week and have been employed by the Company for at least   months are eligible to
participate in the 1998 Purchase Plan. Employees who own 5% or more of the Company's stock, directors who are not employees of the Company and persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 may not participate in the 1998 Purchase Plan. To participate in the 1997 Purchase Plan an employee must authorize the Company in writing to deduct an amount (not less than 1% nor more than 10% of a participant's base compensation) from his or her pay commencing on January 1 and July 1, of each year (each a "Purchase Period"), commencing July 1, 1998. On the first day of each Purchase Period, the Company grants to each participating employee an option to purchase up to that number of shares of Common Stock, the fair market value of which on the date of grant equals $25,000. The exercise
price for the option for each Purchase Period is      % of the fair market value
of the Common Stock on the first or last business day of the Purchase Period, whichever is lower. During such time as the Common Stock is listed on the NYSE, the fair market value will be the closing selling price of the Common Stock on the NYSE. If an employee is not a participant on the last day of the Purchase Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deduction will be refunded to the employee. An employee's rights under the 1998 Purchase Plan terminate upon his or her voluntary withdrawal from the Plan at any time or upon termination of employment.

     Common Stock for the 1998 Purchase Plan will be made available either from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased in the open market.

1998 EXECUTIVE PERFORMANCE BONUS PLAN

     Certain of the Company's executive officers and other key employees are entitled to participate in the Company's 1998 Executive Performance Bonus Plan (the "Bonus Plan"). The Bonus Plan shall be administered by a committee (the "Committee") of the Board of Directors comprised, if possible, of directors who qualify as "non-employee directors" within the meaning of Rule 16(b) promulgated under Section 16 of the Exchange Act and as "outside directors" within the meaning of Code Section 162(m) and the regulations promulgated thereunder. The failure of a Committee member to qualify under these requirements shall not invalidate any award otherwise made under the Bonus Plan. Amounts paid pursuant to the Bonus Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Bonus Plan provides that the Committee will establish an award pool from which awards may be paid to eligible employees in accordance with the Bonus Plan. The amount included in the award pool for any particular performance period shall be equal to a percentage of pre-tax operating income of the Company (as defined) for the performance period before provision for incentive compensation and extraordinary items, which percentage shall be determined by the Committee and shall not exceed
     %. Within ninety days following the commencement of each performance period, the Committee shall allocate in writing, on behalf of each participant, a portion of the award pool, if any, to be paid for such performance period; provided in no event shall the percentage portion of the award pool allocated to
any participant exceed      % of the award pool. The Committee is authorized at
any time during or after a performance period, in its sole discretion, to reduce or eliminate (but not increase) the award pool or a portion of the award pool allocated to any participant for any reason, including changes in the position or duties of any participant with the Company during the performance period, whether due to termination of employment or otherwise. Participants are entitled to receive payment under the Bonus Plan in cash as soon as practicable after the total amount of the award pool and the awards payable to each participant are determined. In the discretion of the Committee, partial payments may be made to participants during the course of a performance period; provided that the aggregate of such partial payments may not exceed the amount of the award that a participant would otherwise receive pursuant to the Bonus Plan. The Board of Directors of the Company may at any time terminate, suspend or modify the Bonus Plan and the terms and conditions of any award thereunder that has not been paid. No award may be granted under the Bonus Plan during any period of suspension or after its termination. Amendments of the Bonus Plan are subject to the approval of the stockholders of the Company only if such approval is necessary to maintain the Bonus Plan in compliance with the requirements of
Section 162(m) of the Code, or any other applicable law or regulation. No awards have yet been made under the Bonus Plan.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, the Company has included in its Charter a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has also agreed to indemnify its directors and certain officers to the maximum extent permitted by Delaware law pursuant to agreements with such directors and officers. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each of the Selling Stockholders; (iv) each named executive officer, and (v) all directors and executive officers as a group. Except as otherwise specified below, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                              BENEFICIAL                            BENEFICIAL OWNERSHIP
                                            OWNERSHIP PRIOR                                 AFTER
                                          TO THE OFFERING(1)                           THE OFFERING(1)
                                         ---------------------      NUMBER OF       ---------------------
                                         NUMBER OF                 SHARES BEING     NUMBER OF
NAME OF BENEFICIAL OWNER(1)               SHARES       PERCENT       OFFERED         SHARES       PERCENT
Thomas H. Lee Equity Fund III,
  L.P.(2)..............................  3,425,778       42.3%
Thomas H. Lee Foreign Fund III,
  L.P.(2)..............................    211,977        2.6
THL-CCI, L.P. .........................    355,365        4.4
SCP Private Equity L.P. ...............    998,280       12.3
John Hancock Subsidiaries, Inc.(3) ....    410,901        5.1
John H. Goldsmith(4)...................     66,000          *          --             66,000
William C. Dennis, Jr.(5) .............     54,000          *          --             54,000
Kevin J. McKay(6)......................     43,200          *          --             43,200
Robert H. Yevich(7)....................     59,600          *          --             59,600
John F. Luikart(8).....................     59,600          *          --             59,600
Gregory N. Thomas......................     50,000          *          --             50,000
David V. Harkins(9)....................  3,993,120       49.3
C. Hunter Boll(10).....................  3,993,120       49.3
Thomas M. Hagerty(11)..................  3,993,120       49.3
Seth W. Lawry(12)......................  3,993,120       49.3
Winston J. Churchill(13)...............    998,280       12.3
All Directors and Executive Officers as
  a Group (12 persons, including the
  above)...............................  5,331,300       65.6%

------------------------------
   * Less than one percent

 (1) Beneficial ownership is determined in accordance with rules of the Commission and includes general voting power or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within sixty (60) days of December 31, 1997 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the address of each of the beneficial owners identified is One Beacon Street, Boston, MA 02108.

 (2) Each of THL Equity Advisors III, L.P. ("Advisors III"), the general partner of Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P., and THL Equity Trust III, the general partner of Advisors III, also may be deemed to be beneficial owners of the 3,425,778 shares of Common Stock held by Thomas H. Lee Equity Fund III, L.P. and the 211,977 shares of Common Stock held by Thomas H. Lee Foreign Fund III, L.P. Each of Advisors III and THL Equity Trust III disclaim beneficial ownership of such shares. Each of Advisors III and THL Equity Trust III maintains a principal business address c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109.

 (3) Includes 16,247 shares Hancock has the right to acquire within 60 days. Excludes shares issuable under the Additional Share Agreement. See "Certain Transactions -- The Acquisition -- Additional Share Agreement." Hancock maintains a principal business address at 200 Clarendon Street, Boston, MA 02116.

 (4) Includes 6,000 shares of Common Stock which Mr. Goldsmith has the right to acquire pursuant to the 1996 Stock Plan.

 (5) Includes 4,000 shares of Common Stock which Mr. Dennis has the right to acquire pursuant to the 1996 Stock Plan.

 (6) Includes 3,200 shares of Common Stock which Mr. McKay has the right to acquire pursuant to the 1996 Stock Plan.

 (7) Includes 4,900 shares of Common Stock which Mr. Yevich has the right to acquire pursuant to the 1996 Stock Plan.

 (8) Includes 4,900 shares of Common Stock which Mr. Luikart has the right to acquire pursuant to the 1996 Stock Plan.

 (9) Includes the shares of Common Stock held by Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and THL-CCI, L.P. ("THL-CCI"), which Mr. Harkins may be deemed to beneficially own by virtue of his position as a Trustee of THL Equity Trust III and officer of THL Investment Management Corp., the general partner of THL-CCI. Mr. Harkins disclaims beneficial ownership of such additional shares. Mr. Harkins maintains his principal business address c/o Thomas H. Lee Company, 75 State Street, Boston, MA, 02109.

(10) Includes the shares of Common Stock held by Thomas H. Lee Equity Fund III, Thomas H. Lee Foreign Fund III, L.P. and THL-CCI, which Mr. Boll may be deemed to beneficially own by virtue of his position as officer of each of THL Equity Trust III and THL Investment Management Corp. Mr. Boll disclaims beneficial ownership of such additional shares. Mr. Ball maintains his principal business address c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109.

(11) Includes the shares of Common Stock held by Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and THL-CCI, which Mr. Hagerty may be deemed to beneficially own by virtue of his position as officer of each of THL Equity Trust III and THL Investment Management Corp. Mr. Hagerty disclaims beneficial ownership of such additional shares. Mr. Hagerty maintains his principal business address c/o Thomas H. Lee Company, 75 State Street, Boston, MA, 02109.

(12) Includes the shares of Common Stock held by Thomas H. Lee Equity Fund III, L.P., Thomas H. Lee Foreign Fund III, L.P. and THL-CCI, which Mr. Lawry may be deemed to beneficially own by virtue of his position as officer of each of THL Equity Trust III and THL Investment Management Corp. Mr. Lawry disclaims beneficial ownership of such additional shares. Mr. Lawry maintains his principal business address c/o Thomas H. Lee Company, 75 State Street, Boston, MA, 02109.

(13) Mr. Churchill also may be deemed to be the beneficial owner the shares of Common Stock held by SCP Private Equity L.P. by virtue of his position as officer of the general partner of SCP Private Equity, L.P. Mr. Churchill disclaims beneficial ownership of such additional shares. Mr. Churchill maintains his principal business address c/o SCP Private Equity, L.P., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA, 19087.

                              CERTAIN TRANSACTIONS

THE ACQUISITION

     On November 29, 1996, the Acquisition was completed pursuant to the terms of the Contribution Agreement, dated October 4, 1996 (the "Contribution Agreement").

     Under the terms of the Contribution Agreement, THL, SCP and approximately 350 employee investors (the "Employee Investors") contributed to the Company an aggregate of $75,000,000 in exchange for shares representing approximately 95% of the then outstanding shares of the Company. THL contributed $39,931,200 in exchange for approximately 51%. SCP contributed $9,982,800 in exchange for approximately 13%, and the Employee Investors contributed an aggregate of $25,086,000 in exchange for approximately 31%. Hancock contributed 100% of the outstanding capital stock of the Predecessor Company to the Company in exchange for $180,000,000 in cash and 4.999% of the Company's outstanding capital stock. The consideration paid to Hancock was financed with the $75,000,000 equity contribution of THL, SCP and the Employee Investors, $85,000,000 of Bank Financing and $20,000,000 of excess cash of the Company. In connection with the Acquisition, the Company also repaid its existing debt to Hancock totaling approximately $32,400,000. Approximately $25,800,000 of the debt was paid with bank financing and approximately $6,600,000 was paid from excess cash of the Company.

     Under the terms of the Contribution Agreement and a Tax Matters Agreement (the "Tax Matters Agreement") entered into at the closing of the Acquisition, each of the Company and Hancock agreed to indemnify the other party for breaches of representations, warranties and covenants contained in the Contribution Agreement, and Hancock has agreed to indemnify the Company for certain specified matters. Each party's right to indemnification for breaches of any representations and warranties contained in the Contribution Agreement survives the closing until April 1, 1998, with the exception of certain representations and warranties relating to authorization, validity and title to shares which continue beyond such date. In addition, indemnification for breaches of certain covenants contained in the Contribution Agreement, such as confidentiality and non-competition, survive beyond April, 1998. With respect to most other claims, if any, based on breaches of representations or warranties, a party providing indemnification is liable for all of the other party's losses in excess of $1.75 million. Hancock's liability for all indemnification obligations under the Contribution Agreement is limited to $30 million, except with respect to representations regarding capitalization and share ownership and certain covenants. In addition, the Chief Executive Officer of the Company agreed in a separate agreement to contribute towards Hancock's indemnification obligations for breaches of certain representations one-third of any amounts paid by Hancock up to a maximum of $250,000.

     The Contribution Agreement provides that following the closing of the Acquisition, the Company and its affiliates have the exclusive right to use all names incorporating "Freedom", "Tucker Anthony" or "Sutro" or to use the Freedom, Tucker Anthony or Sutro logos. Hancock agreed to cause the mutual funds managed by its affiliates to change their names to exclude the words "Freedom," "Tucker Anthony" or "Sutro" from their names and to no longer use any such names or confusingly similar names, subject to the continuation of the use of the "Freedom" name by Hancock for a period ending April 30, 1998 for certain purposes relating to mutual funds advised by its affiliates. In addition, the Company agreed that after the closing date of the Acquisition the Company and its affiliates would not have any right to use names incorporating "John Hancock" or use any John Hancock logo, and the Company agreed to discontinue the use of any such names and logos, provided that the Company has no liability to Hancock for any incidental or accidental use of such names for a twelve month period following the closing date if it is attempting in good faith to discontinue such use and does so when it becomes aware of such use.

     In connection with the Acquisition, the Company and certain of its stockholders entered into certain agreements described below affecting the rights and obligations of the Company and its affiliates.

     Tax Matters Agreement. Pursuant to the Tax Matters Agreement, the Company assumed responsibility for all federal, state and local taxes of the Company beginning in 1996, exclusive of (i) 50% of any sales or transfer taxes triggered by the Acquisition and (ii) certain taxes for which Hancock has agreed to indemnify the Company. Amounts paid by the Company in respect of its obligations under the Tax Matters Agreement were treated by Hancock and the Company as an adjustment to the amount received by Hancock pursuant to the Contribution Agreement.

     Transition Services Agreement. At the closing of the Acquisition, the Company and Hancock entered into a Transition Services Agreement (the "Transition Services Agreement") pursuant to which, among other things, the parties have provided for the continuation for specified periods of time of certain services historically provided by Hancock to the Company and its subsidiaries. These services included certain employee benefits and insurance coverage, which are no longer provided, and access to telephone service rates which is expected to continue until August 2000.

     Additional Share Agreement. Upon consummation of the Acquisition, the Company entered into an Additional Share Agreement with Hancock pursuant to which Hancock is entitled to receive, for no additional consideration, up to 48,740 shares of Common Stock in connection with the issuance of shares pursuant to any incentive stock plan adopted by the Company prior to November 29, 1998.

STOCKHOLDERS AGREEMENT

     The Stockholders Agreement among certain of the existing stockholders of the Company (the "Stockholders Agreement") provides that THL may require the Company to effect the registration of shares of Common Stock held by THL for sale to the public on two occasions, subject to certain limitations. The Stockholders Agreement further provides that, at any time following the first offering of the Common Stock of the Company to the public, SCP may require the Company to effect the registration of shares of Common Stock held by SCP for sale to the public and after the second offering, the employees party to such agreements may require the Company to effect two such registrations. In addition, under the terms of the Stockholders Agreement, if the Company proposes to register any of its shares under the Securities Act, whether for its own account or otherwise, any holders of the Company's registrable shares party to the Stockholders Agreement are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. All fees, costs, and expenses (other than underwriting discounts and commissions transfer taxes and attorneys' fees) of any registration effected pursuant to the Stockholders Agreement, including this Offering, will be paid by the Company. The Stockholders Agreement also grants certain "tag-along" rights to the parties in the event THL enters into a single transaction to sell more than 50% of the stock acquired by it in the Acquisition.

MANAGEMENT AGREEMENTS

     In accordance with a management agreement entered into by the Company and THL (the "Management Agreement"), the Company will pay THL an annual management fee of $250,000 and reimburse any reasonable expenses incurred by THL in performing such management services. The THL Management Agreement continues until terminated by the mutual consent of the parties and terminates automatically upon consummation of the Offering. In accordance with a Management Agreement entered into by the Company and SCP (the "SCP Management Agreement"), the Company will pay SCP an annual management fee of $62,500 and reimburse any reasonable expenses incurred by SCP in performing such management services. The SCP Management Agreement continues until terminated by the mutual consent of the parties and terminates automatically upon consummation of the Offering.

EMPLOYMENT AGREEMENTS

     Mr. Goldsmith is employed pursuant to a three year employment agreement expiring on December 31, 1999 renewable annually thereafter. Mr. Goldsmith is entitled to receive such annual base salary and bonus compensation as is agreed to by Mr. Goldsmith and the Company from time to time, provided that he is entitled to receive minimum cash compensation in any calendar year of at least $750,000. Mr. Goldsmith is also entitled to participate in the employee benefit and incentive compensation plans that the Company makes available to its key executives. If Mr. Goldsmith's employment is terminated by the Company without cause or if he resigns for certain enumerated reasons, ("Good Reason"), Mr. Goldsmith is entitled to receive cash compensation at his then current rate of pay and benefits through the end of the twenty-fourth month following such date of termination. Such amount shall be payable in a lump sum amount equal to $500,000 at the time of termination with the remaining amounts paid in equal monthly installments, plus interest. In addition, in the event of any such termination, any unvested stock options granted to Mr. Goldsmith shall become fully vested. If Mr. Goldsmith's employment is terminated for cause or if he resigns other than for Good Reason, he shall be entitled to receive only that compensation accrued through the date of termination. Mr. Goldsmith's employment agreement contains a covenant not to solicit any of the Company's clients, officers, senior managers or senior investment executives for a period of two years following termination by the Company without cause or by Mr. Goldsmith for Good Reason, or for a period of six months following termination by Mr. Goldsmith for any other reason.

     Mr. Thomas is employed pursuant to a two year employment agreement expiring on December 3, 1999. Mr. Thomas is entitled to receive such annual base salary and bonus compensation as is agreed to by Mr. Thomas and the Company from time to time, provided that he is entitled to receive minimum cash compensation in any calendar year of at least $700,000. Mr. Thomas is also entitled to participate in the employee benefit and incentive compensation plans that the Company makes available to its key executives. If Mr. Thomas' employment is terminated by the Company without cause or if he resigns for Good Reason, Mr. Thomas is entitled to receive cash compensation at his then current rate of pay and benefits through the end of the twenty-fourth month following such date of termination. Such amount shall be payable in a lump sum amount equal to $500,000 at the time of termination with the remaining amounts paid in equal monthly installments, plus interest. In addition, in the event of any such termination, any unvested stock options granted to Mr. Thomas shall become fully vested and immediately exercisable. If Mr. Thomas' employment is terminated for cause or if he resigns other than for Good Reason, he shall be entitled to receive only that compensation accrued through the date of termination. Mr. Thomas' employment agreement contains a covenant not to solicit any of the Company's clients, officers, senior managers or senior investment executives for a period of two years following termination by the Company without cause or by Mr. Thomas for Good Reason, or for a period of six months following termination by Mr. Thomas for any other reason.

     Mr. Dennis is employed pursuant to a two year employment agreement with the Company which expires May 11, 1999. Mr. Dennis is entitled to base salary of $150,000 during the first year of employment and $400,000 during the second year of employment. In addition, the Company loaned Mr. Dennis $250,000 upon commencement of his employment which shall be forgiven on May 12, 1998 if he remains employed by the Company on such date or is terminated without cause or resigns for Good Reason prior thereto. He is entitled to minimum annualized bonuses of $200,000 for 1997 and 1998, plus an additional $400,000 in the aggregate if the Company attains certain performance targets in each of the first two twelve month periods of his employment with the Company. Mr. Dennis is eligible to receive additional merit bonuses as determined by the Board of Directors of the Company. If, prior to May 12, 2001, Mr. Dennis' employment is terminated by the Company without cause or if he resigns for Good Reason, he shall be entitled to receive the greater of his salary and bonus compensation through the end of his initial two year term of employment, if any, or $600,000. If he is terminated for cause or resigns other than for Good Reason, Mr. Dennis shall only be entitled to receive the compensation accrued up to the date of termination or resignation. Mr. Dennis is also entitled to participate in the Company's benefit and incentive plans to the same extent as any senior management executive of the Company.

OTHER TRANSACTIONS WITH MANAGEMENT

     Compensation and Benefits. The executive officers of the Company receive compensation, bonuses and other benefits under various employee benefit plan arrangements maintained by the Company and its subsidiaries. The executive officers participated in such benefit plans under the same terms generally made available to other similarly situated employees of the Company or its subsidiaries with similar responsibilities and levels of compensation.

     Outstanding Indebtedness. Certain executive officers and directors borrow from time to time under margin accounts maintained at the Company's subsidiaries. All such borrowings on margin are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing for margin transactions with other persons at the time made and do not involve more than the normal risk of collectibility or other unfavorable features.

     Investment Partnerships. Certain executive officers of the Company are the limited partners of certain investment vehicles organized to allow these employees to invest in funds and other investment vehicles sponsored by certain of the Company's clients and on a co-investment basis in transactions in which the Company's clients also invest (collectively, the "Employee Investment Partnerships"). In certain instances, the Company lends to the limited partners the amounts used by them to invest in the Employee Investment Partnerships. Limited partnership interests owned by employees are subject to redemption by the applicable Employee Investment Partnership if the employee terminates employment with the Company for any reason during a three or, in certain instances, four year period following his initial investment in the Employee Investment Partnership at the lesser of (i) his paid-in capital contribution, less distributions paid prior to such redemption, or (ii) the value of the limited partnership interest. Such redemptions are made at the option of the applicable Employee Investment Partnership. Any outstanding loans are also callable by the Company at the time the limited partner ceases to be an employee of the Company. Through December 31, 1997, the Employee Investment Partnerships have invested $27.2 million in 44 investments and $22.9 million has been contributed to date by the limited partners. The limited partners have received distributions totaling $55.2 million through December 31, 1997, including $7.1 million, $23.1 million and $4.8 million during 1995, 1996 and 1997, respectively. Amounts contributed to the Employee Investment Partnerships by each of the Company's executive officers and distributions made during 1995, 1996 and 1997 and the outstanding balances of related loans made to them by the Company as of December 31, 1997 are set forth below:

                                                           AMOUNT      DISTRIBUTIONS  LOAN
    NAME                                                  CONTRIBUTED    MADE       BALANCE
    John H. Goldsmith...................................  $139,466     $333,333     $26,667
    Gregory N. Thomas...................................        --           --          --
    William C. Dennis, Jr. .............................        --           --          --
    Kevin J. McKay......................................   140,416       51,593      86,861
    Robert H. Yevich....................................   113,065      238,239      26,667
    John F. Luikart.....................................    75,194       13,944      40,678
    Henry Greenleaf.....................................        --           --          --

TRANSACTIONS WITH HANCOCK PRIOR TO THE ACQUISITION

     Prior to the Acquisition the Predecessor Company, Hancock and their respective affiliates engaged in a variety of transactions in the ordinary course of business. As a general rule, the Predecessor Company did not retain independent third parties to evaluate transactions with Hancock and there was no independent committee of the Board of Directors of the Predecessor Company to evaluate such transactions. Notwithstanding this fact, the Company believes that each of the arrangements described below was made on an arms-length basis. All of the transactions or relationships described below were completed or terminated at or prior to the time of the Acquisition. The Company anticipates that future transactions with Hancock, if any, will be made on an arms-length basis.

     Loans, Advances and Dividends. The aggregate outstanding amount of payables, primarily inter-company tax allocations and working capital financing, between the Predecessor Company and Hancock and its affiliates was $233.7 million as of December 31, 1995 and $32.4 million as of November 29, 1996, which was repaid in full in connection with the Acquisition. In addition, the Predecessor Company paid dividends to Hancock in the amount of $5.8 million and none, respectively, during 1995 and 1996.

     Other Transactions with Hancock. As a wholly-owned subsidiary of Hancock, the Predecessor Company participated in group insurance arrangements arranged through Hancock. In addition, the Predecessor Company participated in certain shared services provided by Hancock to certain of its affiliates, including limited legal and other support functions. The Predecessor Company paid Hancock its allocable share of the cost of such insurance and other items, which amounted to $11.6 million and $11.1 million during 1995 and 1996, respectively.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of the Offering, the authorized capital stock of the
Company will consist of      shares of Common Stock, $.01 par value per share,
of which      shares will be outstanding, and      shares of Preferred Stock,
$.01 par value per share, none of which will be outstanding. The following description of the capital stock of the Company and certain provisions of the Company's Restated Certificate of incorporation (the "Certificate of Incorporation") and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and shall be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription or redemption rights.

PREFERRED STOCK

     The Company is authorized to issue "blank check" preferred stock ("Preferred Stock"), which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. The Company currently has no plans to issue any Preferred Stock.

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY ANTI-TAKEOVER PROVISIONS AFFECTING STOCKHOLDERS

     Section 203 of Delaware Law. The Company is subject to the "business combination" statute of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested shareholder" for a period of three years after the date of the transaction in which the person became an "interested shareholder," unless (i) the transaction is approved by the Board of Directors prior to the date the interested shareholder obtained such status, (ii) upon consummation of the transaction which resulted in the shareholder becoming an "interested shareholder," the "interested shareholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested shareholder." A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to a shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. By virtue of the Company's decision not to elect out of the statute's provisions, the statute applies to the Company. No current stockholders of the Company are "interested stockholders" because their acquisition of shares was approved by the Board of Directors of the Company. The statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     Directors Liability. The Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that, to the extent provided by applicable law, the Certificate of Incorporation shall not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the Federal securities laws. The Company's Bylaws provide that the Company shall, to the extent permitted by Delaware Law, as amended from time to time, indemnify and advance expenses to the currently acting and former directors, officers, employees and agents of the Company or of another corporation, partnership, joint venture, trust or other enterprise if serving at the request of the Company arising in connection with their acting in such capacities.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Under the terms of the Stockholders' Agreement, if the Company proposes to register any of its securities under the Securities Act following this Offering,
whether for its own account or otherwise, holders of approximately      million
shares (the "Registrable Shares") of Common Stock are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. The holders of Registrable Shares also may require the Company to effect the registration of their Registrable Shares for sale to the public, subject to certain conditions and limitations. See "Certain Transactions -- Stockholders Agreement".

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is           , of
          .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding shares of Common Stock, assuming no exercise of options after December
31, 1997. Of these shares, the           shares offered hereby (          shares
if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule
144 described below. The remaining           shares of Common Stock outstanding
upon closing of the Offering are "restricted securities" as that term is defined
in Rule 144. Of the remaining           shares,           shares are subject to
lock-up agreements (described below).

     Beginning 90 days after commencement of the Offering, approximately shares will become eligible for sale pursuant to Rule 144 or Rule 701 under the Securities Act ("Rule 701"). Upon expiration of the lock-up
agreements, an aggregate of           shares will become immediately eligible
for sale subject to the timing, volume, and manner of sale restrictions of Rule
144. Commencing             , 1998, all outstanding shares not owned by
affiliates of the Company (currently           shares) will be eligible for sale
pursuant to Rule 144(k). In addition,           additional shares of Common
Stock subject to outstanding vested stock options could also be sold, subject in some cases to compliance with certain volume limitations as described below.

     In general, under Rule 144, as amended, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding
(approximately           shares immediately after the completion of the
Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701, persons who purchase shares upon exercise of options granted prior to the effective date of the Offering are entitled to sell such shares 90 days after the effective date of the Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

     Pursuant to the lock-up agreements, all of the Company's officers and directors and certain stockholders, including the Selling Stockholders, owning upon completion of the Offering, in the aggregate, approximately shares of Common Stock, have executed agreements pursuant to which each has agreed that they will not, for a period of 180 days subsequent to the date of this Prospectus, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for any shares of Common Stock, enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock without the prior written consent of DLJ. Further, holders of outstanding vested stock options
for, in the aggregate, an additional           shares of Common Stock are
subject to 180-day lock-up agreements with DLJ. The Company has agreed that it will not, for a period of 180 days from the date of this Prospectus, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock without the prior written consent of DLJ, except that such agreement does not prevent the Company from granting additional options under the Company's existing stock option plans or from issuing shares pursuant to its stock option and purchase plans. DLJ may in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

     The holders of an aggregate of           shares of Common Stock or their
transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital
Stock-Registration Rights of Certain Holders" and "Certain
Transactions -- Stockholders Agreement."

     Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, dated
              , 1998 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, Sutro & Co. Incorporated and Tucker Anthony Incorporated (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite their names below.

                                                                          NUMBER OF
                                UNDERWRITERS                                SHARES
        Donaldson, Lufkin & Jenrette Securities Corporation..........
        Credit Suisse First Boston Corporation.......................
        Sutro & Co. Incorporated.....................................
        Tucker Anthony Incorporated..................................
                                                                           --------

                  Total..............................................
                                                                           ========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may re-allow, to certain
other dealers a concession not in excess of $          per share. After the
initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from
time to time, in whole or in part, up to an aggregate of             additional
shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, its executive officers and directors and certain stockholders of the Company (including the Selling Stockholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

     Prior to the Offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

     Application will be made to list the Common Stock on the NYSE. In order to meet the requirements for listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners. In addition, NYSE Rule 312(g) prohibits a member corporation, after the distribution of securities of its parent to the public, from effecting any transactions (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to the purchase or sale of, any such security. Thus, following the Offering, Tucker Anthony, Sutro and FSI will not be permitted to make a market in or to make recommendations regarding the purchase or sale of the Common Stock.

     Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Tucker Anthony and Sutro are indirect wholly owned subsidiaries of the Company. Tucker Anthony and Sutro have committed to purchase from the Company an
aggregate of      % of the shares of Common Stock being underwritten by the
Underwriters in the Offering on the same basis as the other Underwriters. Although the amount of proceeds derived from the Offering by the Company will not be affected by Tucker Anthony's and Sutro's participation as Underwriters, to the extent that part or all of the shares of Common Stock underwritten by Tucker Anthony and Sutro are not resold; the consolidated equity of the Company will be reduced. Until resold, any such shares will be eliminated in consolidation as if they were not outstanding for purposes of any future computation of earnings per common share and book value per common share. Tucker Anthony and Sutro intend to resell any shares which they are unable to resell in the Offering from time to time, at prevailing market prices.

     Under Rule 2720 of the Conduct Rules of the NASD ("Rule 2720"), the Company is considered an affiliate of Tucker Anthony and Sutro. This Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of its parent's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards ("QIU"). In accordance with this requirement, DLJ has assumed the responsibilities of acting as QIU and will recommend a price in compliance with the requirements of Rule 2720. In connection with the Offering, DLJ is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. As compensation for the services of DLJ as QIU, the Company has agreed to pay DLJ $5,000.

     Tucker Anthony and Sutro have informed the Company that it will not confirm sales to any accounts over which it exercises discretionary authority without prior written approval of such transactions by the customer.

     The Underwriters have reserved for sale approximately           shares of
Common Stock for directors and current employees of the Company who have an interest in purchasing such shares of Common Stock in the Offering. The price per share for such shares will be the initial public offering price less
underwriting discounts and commissions or $          per share. The number of
shares available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Any such directors and current employees of the Company who purchase any of the shares offered in the Offerings will be prohibited from selling, pledging, assigning, hypothecating or transferring such shares for a period of five months following the effective date of the Offering.

                      TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The material federal income tax consequences to Non-U.S. Holders expected to result from the purchase, ownership and sale or other taxable disposition of the Common Stock, under currently applicable law, are summarized below. A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign estate or trust or a foreign partnership as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code").

     This summary is based upon the current provisions of the Code, applicable Treasury Regulations and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to Non-U.S. Holders of Common Stock.

     The following summary is for general information only and does not purport to deal with all aspects of federal income taxation that may affect particular Non-U.S. Holders in light of their individual circumstances and is not intended for (a) stockholders other than Non-U.S. Holders, (b) Non-U.S. Holders who would not hold the Common Stock as capital assets or (c) Non-U.S. Holders who are otherwise subject to special treatment under the Code (including insurance companies, tax-exempt entities, financial institutions, broker-dealers and persons who would hold the Common Stock as part of a straddle, hedge or conversion transaction). In addition, the summary does not consider the effect of any applicable state, local or foreign tax laws on Non-U.S. Holders. EACH PROSPECTIVE NON-U.S. HOLDER OF COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

DIVIDENDS ON COMMON STOCK

     Dividends paid to a Non-U.S. Holder of Common Stock that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States will generally be subject to withholding of United States federal income tax at the rate of 30% of the gross amount of the dividends unless the rate is reduced by an applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Non-U.S. Holder will be taxed in the same manner as United States citizens, resident aliens and domestic corporations on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, a Non-U.S. Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of Business in the United States) or a successor form with the Company or its paying agent.

     Under the currently applicable Treasury regulations, dividends paid to an address in a country other than the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of Treasury regulations, for purposes of determining the applicability of a reduced rate of withholding under an income tax treaty. However, under certain recently finalized Treasury Regulations (the "New Withholding Regulations") a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. In addition, under the New Withholding Regulations, in the case of Common Stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership and the partnership may be required to provide certain information, including a United States taxpayer identification number. The New Withholding Regulations also provide look-through rules for tiered partnerships. The New Withholding Regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. Non-U.S. Holders are encouraged to consult with their own tax advisors with respect to the application of the New Withholding Regulations.

     Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient and the amount, if any, of the tax withheld. A similar report is sent to the holder. Pursuant to income tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     If paid to an address outside the United States, dividends on Common Stock held by a Non-U.S. Holder will generally not be subject to backup withholding, provided that the payor does not have actual knowledge that the holder is a United States person. However, under the New Withholding Regulations (which are effective for dividends paid after December 31, 1998), dividend payments may be subject to backup withholding imposed at a rate of 31% unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the New Withholding Regulations.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gain recognized upon the sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates. If a Non-U.S. Holder falls under clause (i) above, the holder will be taxed on the net gain derived from the sale at regular graduated United States federal income tax rates (the branch profits tax also may apply if the Non-U.S. Holders is a corporation). If an individual Non-U.S. Holder falls under clause (ii) above, the holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by U.S. capital losses recognized within the same taxable year of such sale. The foregoing discussion in this paragraph is based on the Company's conclusion that it is not presently a United States real property holding corporation ("USRPHC") subject to the Foreign Investment on Real Property Tax Act of 1980 ("FIRPTA"). Different consequences would apply to certain Non-U.S. Holders if the Company were to become a USRPHC subject to FIRPTA.

FEDERAL ESTATE TAXES

     An individual Non-U.S. Holder who owns, or is treated as owning, Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross foreign income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) effective December 31, 1998, certain brokers that are foreign partnerships with partners who are U.S. Holders or that are engaged in a United States trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will not be subject to backup withholding tax but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Common Stock either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its Non-U.S. Holder status in compliance with applicable law and regulations, or (b) otherwise establishes an exemption. Effective for payments after December 31, 1998 (and subject to certain transition rules), the New Withholding Regulations unify certain certification procedures and forms and the reliance standards relating to information reporting and backup withholding.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated statements of financial condition of the Company as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the one month period ended December 31, 1996 and the year ended December 31, 1997 and the consolidated statements of income, changes in stockholders' equity and cash flows of the Predecessor Company for the period from January 1, 1996 to November 29, 1996 and for the year ended December 31, 1995, included in this Prospectus, have been included herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov.

     Upon completion of the Offering, the Company will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the Commission.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors........................................................   F-2
Consolidated Statements of Financial Condition -- December 31, 1996 and 1997..........   F-3
Consolidated Statements of Income -- For the year ended December 31, 1995, eleven months ended November 29, 1996, one month ended December 31, 1996 and year ended
  December 31, 1997...................................................................   F-4
Consolidated Statements of Changes in Stockholders' Equity -- For the year ended
  December 31, 1995, eleven months ended November 29, 1996, one month ended December
  31, 1996 and year ended December 31, 1997...........................................   F-5
Consolidated Statements of Cash Flows -- For the year ended December 31, 1995, eleven months ended November 29, 1996, one month ended December 31, 1996 and year ended
  December 31, 1997...................................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of Freedom Securities Corporation

     We have audited the accompanying consolidated statements of financial condition of Freedom Securities Corporation ("Company") as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the one month period ended December 31, 1996 and the year ended December 31, 1997, and the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of Freedom Securities Holding Corporation ("Predecessor Company") for the year ended December 31, 1995 and for the period January 1, 1996 to November 29, 1996. These financial statements are the responsibility of the management of the Company and the Predecessor Company. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of Freedom Securities Corporation at December 31, 1996 and 1997 and the consolidated results of its operations and its cash flows for the one month period ended December 31, 1996 and for the year ended December 31, 1997, and the consolidated results of operations and cash flows of the Predecessor Company for the year ended December 31, 1995 and for the period January 1, 1996 to November 29, 1996 in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG, LLP

New York, New York
January 22, 1998

                         FREEDOM SECURITIES CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1996 AND 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           1996         1997
                                ASSETS
Cash and cash equivalents..............................................  $  7,248     $ 12,936
Receivables from brokers, dealers and others...........................    65,404       74,314
Securities purchased under agreements to resell........................    84,211      113,335
Securities owned, at market............................................   253,106      423,522
Fixed assets, net of accumulated depreciation and amortization.........    25,929       20,464
Goodwill, net of accumulated amortization..............................    28,075       24,861
Other assets...........................................................    52,979       58,155
                                                                         --------     --------
Total assets...........................................................  $516,952     $727,587
                                                                         ========     ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Payables to brokers, dealers and others..............................  $ 74,131     $ 59,062
  Securities sold under agreements to repurchase.......................    44,976           --
  Securities sold, not yet purchased, at market........................   101,140      354,565
  Accrued compensation and benefits....................................    55,503       65,653
  Accounts payable and accrued expenses................................    50,915       44,535
  Notes payable to banks...............................................   110,819      101,446
                                                                         --------     --------
          Total liabilities............................................   437,484      625,261
                                                                         --------     --------
Stockholders' equity:
  Common stock (12,000,000 shares authorized, 7,894,653 and 8,163,161
     shares issued in 1996 and 1997, respectively, $.01 par value).....        79           82
  Additional paid-in capital...........................................    78,868       83,719
  Retained earnings....................................................       740       19,438
  Subscribed stock (75,100 shares in 1997).............................        --         (913)
  Treasury stock (21,850 shares in 1996, at cost)......................      (219)          --
                                                                         --------     --------
     Total stockholders' equity........................................    79,468      102,326
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $516,952     $727,587
                                                                         ========     ========

                 See Notes to Consolidated Financial Statements

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  PREDECESSOR
                                                    COMPANY
                                       ----------------------------------
                                        YEAR ENDED    ELEVEN MONTHS ENDED   ONE MONTH ENDED    YEAR ENDED
                                       DECEMBER 31,      NOVEMBER 29,        DECEMBER 31,     DECEMBER 31,
                                           1995              1996                1996             1997
Revenues
  Commissions........................    $140,180          $ 139,018            $12,522         $167,184
  Principal transactions.............     105,789             95,481              8,350           99,269
  Investment banking.................      34,773             33,964              4,137           55,259
  Asset management...................      14,901             17,316              1,682           19,950
  Other..............................      12,766             15,218                573           12,465
                                         --------           --------            -------         --------
          Total operating revenues...     308,409            300,997             27,264          354,127
  Interest income....................      60,116             46,486              3,361           44,056
                                         --------           --------            -------         --------
          Total revenues.............     368,525            347,483             30,625          398,183
  Interest expense...................      36,000             26,454              1,829           22,428
                                         --------           --------            -------         --------
          Net revenues...............     332,525            321,029             28,796          375,755
                                         --------           --------            -------         --------
Non-interest expenses
  Compensation and benefits..........     217,589            209,187             18,859          245,939
  Occupancy and equipment............      26,050             30,993              2,231           24,331
  Communications.....................      18,129             16,596              1,317           16,948
  Brokerage and clearance............       7,322             10,473              1,007           11,262
  Promotional........................       9,455              9,156                818           10,308
  Other..............................      31,696             24,237              2,577           28,480
                                         --------           --------            -------         --------
          Total non-interest
            expenses.................     310,241            300,642             26,809          337,268
Acquisition interest expense.........          --                 --                567            6,052
                                         --------           --------            -------         --------
Income before income taxes...........      22,284             20,387              1,420           32,435
Income taxes.........................       9,220              8,844                680           13,737
                                         --------           --------            -------         --------
Net income...........................    $ 13,064          $  11,543            $   740         $ 18,698
                                         ========           ========            =======         ========
Basic and diluted earnings per
  share..............................          --                 --            $  0.09         $   2.19
                                                                                =======         ========

                 See Notes to Consolidated Financial Statements

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (DOLLARS AND SHARES IN THOUSANDS)

                                 COMMON STOCK
                              ------------------     ADDITIONAL      RETAINED   SUBSCRIBED   TREASURY
                              SHARES   PAR VALUE   PAID-IN-CAPITAL   EARNINGS     STOCK       STOCK      TOTAL
PREDECESSOR COMPANY:
Balance at December 31,
  1994......................      1       $ 1         $ 109,748      $ 35,719     $   --      $   --    $145,468
Net income..................                                           13,064                             13,064
Non-cash dividend to
  Hancock...................                                           (5,751)                            (5,751)
                              -----       ---          --------       -------      -----       -----    --------
Balance at December 31,
  1995......................      1         1           109,748        43,032         --          --     152,781
                              -----       ---          --------       -------      -----       -----    --------
Net income..................                                           11,543                             11,543
                              -----       ---          --------       -------      -----       -----    --------
Balance at November 29,
  1996......................      1       $ 1         $ 109,748      $ 54,575     $   --      $   --    $164,324
                              =====       ===          ========       =======      =====       =====    ========
FREEDOM SECURITIES
  CORPORATION:
Sale of Common Stock at
  November 29, 1996
  (including $3,947 of
  non-cash capital
  contributed by Hancock)...  7,873       $79         $  78,868      $     --     $   --      $ (219)   $ 78,728
Net income..................                                              740                                740
                              -----       ---          --------       -------      -----       -----    --------
Balance at December 31,
  1996......................  7,873        79            78,868           740         --        (219)     79,468
                              -----       ---          --------       -------      -----       -----    --------
Sale of Common Stock........    268         3             4,694                                            4,697
Net income..................                                           18,698                             18,698
Acquisition of treasury
  stock.....................    (53)                                                            (537)       (537)
Reissuance of treasury
  stock.....................     --                         157                     (913)        756          --
                              -----       ---          --------       -------      -----       -----    --------
Balance at December 31,
  1997......................  8,088       $82         $  83,719      $ 19,438     $ (913)     $   --    $102,326
                              =====       ===          ========       =======      =====       =====    ========

                See Notes to Consolidated Financial Statements.

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                   PREDECESSOR COMPANY
                                            ----------------------------------
                                             YEAR ENDED    ELEVEN MONTHS ENDED   ONE MONTH ENDED    YEAR ENDED
                                            DECEMBER 31,      NOVEMBER 29,        DECEMBER 31,     DECEMBER 31,
                                                1995              1996                1996             1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................    $ 13,064          $  11,543           $     740       $   18,698
Adjustments to reconcile net income to net
  cash from operating activities:
  Depreciation............................       4,274              4,632                 304            5,128
  Amortization............................       6,403              7,807                 685            5,714
  Non-cash compensation...................          --                 --                  --            1,432
Changes in assets and liabilities
  (Increase) decrease in operating assets:
  Receivables from brokers, dealers and
    others................................     (28,855)           105,303              19,304           (8,910)
  Receivables from customers..............     (24,408)           333,252                  --               --
  Securities purchased under agreements to
    resell................................     (26,490)            92,052              31,212          (29,124)
  Securities owned, at market.............     (73,825)            57,720              37,698         (170,416)
  Other assets............................     (11,163)            (7,628)              3,876           (6,056)
  Increase (decrease) in operating
    liabilities:
    Short-term loans from a Hancock
      affiliate...........................      10,000           (200,000)                 --               --
    Short-term loans......................      61,535           (107,745)                 --               --
    Payables to brokers, dealers and
      others..............................      19,443            (39,937)            (33,027)         (15,069)
    Payables to customers.................      23,125           (186,206)                 --               --
    Securities sold under agreements to
      repurchase..........................      28,710            (91,795)             (5,061)         (44,976)
    Securities sold, not yet purchased, at
      market..............................       4,523              7,517             (47,088)         253,425
    Accrued compensation and benefits.....      13,066                364               2,230           10,150
    Accounts payable and accrued
      expenses............................       4,663             11,060              (7,930)          (6,380)
                                              --------          ---------           ---------        ---------
Net cash from operating activities........      24,065             (2,061)              2,943           13,616
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets.................     (10,883)            (8,417)               (112)          (1,994)
Proceeds from sale of fixed assets........          --                 --                  --              711
Purchase of Predecessor Company...........          --                 --            (180,000)              --
Acquisition related expenditures..........          --                 --              (5,740)              --
                                              --------          ---------           ---------        ---------
Net cash used in investing activities.....     (10,883)            (8,417)           (185,852)          (1,283)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net...          --                 --              74,781            2,728
Proceeds from notes payable to banks......          --             25,819             110,819               --
Repayment of notes payable to banks.......          --                 --                  --           (9,373)
Proceeds from notes payable to a Hancock
  affiliate...............................       6,105                 --                  --               --
Repayment of notes payable to a Hancock
  affiliate...............................      (2,400)           (33,736)                 --               --
                                              --------          ---------           ---------        ---------
Net cash from financing activities........       3,705             (7,917)            185,600           (6,645)
Increase (decrease) in cash and cash
  equivalents.............................      16,887            (18,395)              2,691            5,688
Cash and cash equivalents, beginning of
  period..................................       6,065             22,952               4,557            7,248
                                              --------          ---------           ---------        ---------
Cash and cash equivalents, end of
  period..................................    $ 22,952          $   4,557           $   7,248       $   12,936
                                              ========          =========           =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Income taxes............................    $  9,086          $  10,453           $   1,421       $   14,859
  Interest................................    $ 33,432          $  22,912           $   1,246       $   28,338

                 See Notes to Consolidated Financial Statements

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Basis of Presentation

     Freedom Securities Corporation (formerly JHFSC Acquisition Corp.) is a holding company which together with its wholly owned subsidiaries (collectively, the "Company") is a full-service, regionally focused retail brokerage and investment banking firm. The Company is engaged primarily in the retail and institutional brokerage business including corporate finance and underwriting services. The consolidated financial statements include the accounts of the Company including its primary operating subsidiaries Tucker Anthony Incorporated ("Tucker Anthony"), Sutro & Co. Incorporated ("Sutro") and Freedom Capital Management Corporation ("Freedom Capital").

     Tucker Anthony, headquartered in Boston and focused on the northeastern United States, and Sutro, headquartered in San Francisco and focused on the western United States, are full service regionally focused retail brokerage and investment banking firms. Freedom Capital is the Company's investment advisory and asset management subsidiary which is focused on public sector entities and high net worth individuals.

     Principles of Consolidation

     All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Certain prior year amounts have been reclassified to conform with the current period's financial statement presentation.

     The Acquisition

     The Company was established to facilitate a buyout of Freedom Securities Holding Corporation (the "Predecessor Company" and formerly John Hancock Freedom Securities Corporation). Until November 29, 1996, the Predecessor Company was a wholly-owned subsidiary of John Hancock Mutual Life Insurance Company ("Hancock").

     Under terms of a Contribution Agreement dated October 4, 1996 and consummated on November 29, 1996 among Hancock, the Company, two private investor groups and selected employee investors, Hancock contributed 100% of the issued and outstanding capital stock of the Predecessor Company to the Company in exchange for 4.999% of the issued and outstanding capital stock of the Company and an aggregate consideration of $180 million. With the consummation of the transactions under the Contribution Agreement, the Predecessor Company became a wholly owned subsidiary of the Company as of the close of business November 29, 1996. Through November 29, 1996, the consolidated financial statements present the financial condition, results of operations and cash flows of the Predecessor Company and its subsidiaries.

     The Acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based upon their fair values at the date of the Acquisition. The purchase price, including acquisition costs, exceeded the fair value of net assets acquired by $28.2 million and the excess was recorded as goodwill.

     Wexford Arrangement

     Tucker Anthony and Sutro clear their securities transactions on a fully disclosed basis through Wexford Clearing Services Corporation ("Wexford" or the "clearing broker"), a guaranteed wholly owned subsidiary of Prudential Securities, Inc. Prior to April 3, 1996, Tucker Anthony and Sutro cleared their securities transactions through a wholly owned subsidiary of the Predecessor Company. This subsidiary subsequently

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) withdrew its broker-dealer registration but continues to perform certain liaison functions and provides data processing and communications support to its affiliates.

     Securities

     Securities transactions and related revenues and expenses are recorded on a trade date basis. Securities owned and securities sold, not yet purchased, including derivative contracts held for trading purposes, are stated at market value with related changes in unrealized appreciation or depreciation reflected in principal transactions revenues. Securities sold, not yet purchased, represent obligations to deliver specified securities at predetermined prices. The Company is obligated to acquire the securities sold short at prevailing market prices in the future to satisfy these obligations.

     Investment Banking

     Investment banking revenues are recorded as follows: management fees as of the offering date; sales commissions on trade date and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

     Fixed Assets

     Furniture and fixtures are depreciated on a straight-line basis over their estimated useful lives, generally three to ten years. Leasehold improvements are amortized on a straight-line basis over the lesser of the economic useful life of the improvements or the terms of the respective leases. Fixed assets are stated at cost net of accumulated depreciation and amortization of $0.6 million and $2.4 million at December 31, 1996 and 1997, respectively.

     Intangibles

     Intangibles related to the Acquisition include debt issuance costs ($2.9 million and $2.4 million at December 31, 1996 and 1997, respectively) which are reported in other assets, and goodwill. Goodwill and debt issuance costs are stated at cost net of accumulated amortization and are amortized on a straight-line basis over fifteen and five years, respectively.

     The accumulated amortization of intangibles totaled $0.2 million and $2.7 million at December 31, 1996 and 1997, respectively.

     Income Taxes

     Through November 29, 1996, the Predecessor Company was included in the consolidated U.S. Federal income tax return of Hancock. Pursuant to an agreement with Hancock, the Predecessor Company's share of combined Federal income taxes was equivalent to the total provision or benefit the Predecessor Company would have recorded for such taxes had they been determined on a stand-alone basis. Pursuant to an agreement relating to the Acquisition, Hancock assumed responsibility for all Federal, state and local taxes of the Predecessor Company through 1995.

     Subsequent to the Acquisition, the Company and its subsidiaries file a consolidated U. S. Federal income tax return. State and local taxes are computed on a separate company basis. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under this method, the Company recognizes taxes payable or refundable for the current year and deferred tax liabilities and assets for future consequences of events that have been recognized in the Company's financial statements or tax returns.

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Cash Flows

     For purposes of reporting cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash flows for the one month ended December 31, 1996 are shown net of the effects of the purchase of the Predecessor Company.

     Accounting Pronouncements

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 introduced the financial-components approach which focuses on the recognition of financial assets that an entity controls and the derecognition of financial assets for which control has been transferred. The FASB, under SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," has deferred the effective date of accounting for other types of transfers of financial assets, including repurchase agreements and securities lending transactions, until January 1, 1998. The Company does not expect the adoption of this statement to have a material impact on the Company's consolidated financial statements.

2.  RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS AND OTHERS

     Included in the receivables from brokers, dealers and others are unsettled proprietary trades and certain overnight funds with a Wexford affiliate. Included in payables to brokers, dealers and others are the amounts due to Wexford for collateralized financing of proprietary positions and to Freedom Capital's transfer agent for money market funds. The Company's principal source of short-term financing is provided by Wexford, from which the Company can borrow on an uncommitted basis against its proprietary inventory positions, subject to collateral maintenance requirements.

     The Company conducts business with brokers and dealers that are members of the major securities exchanges. The Company monitors the credit standing of such brokers and dealers, monitors the market value of collateral and requests additional collateral as deemed appropriate.

3.  TRANSACTIONS WITH CUSTOMERS

     For transactions in which the Company, through Wexford, extends credit to customers, the Company seeks to control the risks associated with these activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company and Wexford monitor required margin levels daily and, pursuant to such guidelines, request customers to deposit additional collateral or reduce securities positions when necessary.

     The Company has agreed to indemnify Wexford for losses that it may sustain from the customer accounts introduced by the Company. At December 31, 1996 and 1997, there were no amounts to be indemnified to Wexford for these accounts.

4.  SHORT-TERM LOANS

     In periods prior to 1997, short-term loans with banks and a Hancock affiliate were used to finance securities purchased by customers on margin and proprietary inventory positions. Borrowings from the Hancock affiliate were on an uncollateralized basis and bore interest at a rate approximating the commercial paper rate of such affiliate. Interest expense related to these loans was $7.7 million for the year ended December 31, 1995 and $12.1 million for the eleven months ended November 29, 1996.

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions, and are carried at amounts at which the securities will be subsequently resold or reacquired plus accrued interest. At December 31, 1996 and 1997 these agreements matured within 13 days. Securities sold under agreements to repurchase had a weighted-average interest rate of 6.0% at December 31, 1996. It is the Company's policy to take possession or control of securities purchased under agreements to resell. The Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company minimizes credit risk associated with these activities by monitoring credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited or returned when deemed appropriate.

6.  TRANSACTIONS WITH AFFILIATES

     During 1995, the Predecessor Company distributed its $5.8 million ownership interest in JHM Capital Management Corp. to Hancock as a dividend. The earnings prior to such distribution were not significant.

     Prior to November 29, 1996, the Predecessor Company had outstanding notes payable to a Hancock affiliate which incurred interest at rates approximating such affiliate's average cost of borrowing and were payable on demand. These notes were repaid on November 29, 1996. Interest expense incurred relating to these notes was $1.8 million for the year ended December 31, 1995 and $1.7 million for the eleven months ended November 29, 1996.

     The Predecessor Company participated in group insurance arrangements arranged through Hancock and also received certain shared services. The Predecessor Company paid Hancock its allocable share of the cost of such insurance and other items, which amounted to $11.6 million and $11.1 million during the year ended December 31, 1995 and the eleven months ended November 29, 1996, respectively. Subsequent to the Acquisition, the Company continued to participate in the group insurance arrangements through Hancock until June 30, 1997 when the Company obtained its own insurance arrangements. The Company paid its allocable share of the cost of such insurance which amounted to $0.8 million and $6.1 million for the one month period ended December 31, 1996 and the six month period ended June 30, 1997, respectively.

     Effective with the Acquisition, the Company entered into management agreements, with certain shareholders, and has agreed to pay annual management fees totaling $0.3 million. These agreements terminate by the mutual consent of the parties or upon an initial public offering of the Company's common stock.

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  SECURITIES

     Securities owned and securities sold, not yet purchased are recorded at market value and consist of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1997
OWNED:
Obligations of the U.S. government or its agencies.....................  $ 23,650     $ 27,396
State and municipal obligations........................................    56,057       38,222
Arbitrage securities...................................................    84,967      291,023
Other corporate obligations............................................    73,127       51,709
Other corporate stocks and warrants....................................    15,305       15,172
                                                                         --------     --------
                                                                         $253,106     $423,522
                                                                         ========     ========
SOLD, NOT YET PURCHASED:
Obligations of the U.S. government or its agencies.....................  $ 37,663     $ 22,890
State and municipal obligations........................................     1,476        1,519
Arbitrage securities...................................................    51,671      322,316
Other corporate obligations............................................     6,055        1,356
Other corporate stocks and warrants....................................     4,275        6,484
                                                                         --------     --------
                                                                         $101,140     $354,565
                                                                         ========     ========

8.  NOTES PAYABLE TO BANKS

     Included in notes payable to banks is the Company's borrowing for fixed asset financing of approximately $25.8 million and $21.4 million at December 31, 1996 and 1997, respectively, which bears interest at 8.02% annually and is payable in equal monthly installments through December 2001. This note is collateralized by furniture, fixtures and leasehold improvements.

     The Company entered into a Revolving Credit Agreement (the "credit agreement") with certain participating banks. Borrowings under the credit agreement equaled $85 million and $80 million at December 31, 1996 and 1997, respectively. These borrowings bear interest, approximately 7.06% and 6.97% at December 31, 1996 and 1997, respectively, at the current Eurodollar Rate plus applicable margin, as defined, ranging from 0.75% to 2.00% based on a calculated leverage ratio in accordance with the credit agreement. Interest expense related to the credit agreement is shown in the consolidated statements of income as acquisition interest expense. Subject to the terms and conditions as set forth in this credit agreement, the Company may borrow, repay and reborrow from time to time up to the maturity date, December 31, 2001, of this credit agreement. The credit agreement also includes certain financial covenants (see note 10) and a mandatory reduction of the participating banks' commitment at the end of various calendar quarters.

     The aggregate amount of principal repayment requirements on notes payable is as follows by year (in thousands):

                                                         FIXED ASSET     BORROWINGS UNDER THE
                             YEAR                         FINANCING        CREDIT AGREEMENT
        1998...........................................    $ 4,737             $ 10,000
        1999...........................................      5,131               12,500
        2000...........................................      5,558               25,000
        2001...........................................      6,020               32,500

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  INCOME TAXES

     The components of income tax expense (benefit) are (in thousands):

                               YEAR ENDED         ELEVEN MONTHS        ONE MONTH ENDED      YEAR ENDED
                              DECEMBER 31,     ENDED NOVEMBER 29,       DECEMBER 31,       DECEMBER 31,
                                  1995                1996                  1996               1997
    Federal:
      Current...............    $ 6,969              $ 9,422                $ 581             $ 7,693
      Deferred..............     (1,456)              (3,930)                (148)              1,482
    State:
      Current...............      4,116                4,784                  300               4,501
      Deferred..............       (409)              (1,432)                 (53)                 61
                                -------              -------                -----             -------
                                $ 9,220              $ 8,844                $ 680             $13,737
                                =======              =======                =====             =======

     The effective income tax differs from the amount computed by applying the Federal statutory income tax rate as follows (in thousands):

                                         YEAR ENDED    ELEVEN MONTHS ENDED   ONE MONTH ENDED    YEAR ENDED
                                        DECEMBER 31,      NOVEMBER 29,        DECEMBER 31,     DECEMBER 31,
                                            1995              1996                1996             1997
Federal statutory income tax..........     $7,799             $7,136               $497           $11,352
State and local incomes taxes, net of
  federal tax benefit.................      2,410              2,179                160             2,965
Tax exempt interest, net..............       (840)              (570)               (53)             (770)
Other, net............................       (149)                99                 76               190
                                           ------             ------               ----           -------
Effective income tax..................     $9,220             $8,844               $680           $13,737
                                           ======             ======               ====           =======

     The temporary differences which created deferred tax assets and liabilities are included as a net amount in other assets at December 31, 1996 and 1997 as follows (in thousands):

                                                                            1996        1997
Deferred Tax Assets:
  Deferred compensation..................................................  $ 6,122     $ 5,990
  Reserves...............................................................    2,759       2,042
  Other..................................................................    3,240       2,118
  Less valuation allowance...............................................   (1,131)         --
                                                                           -------     -------
     Total deferred tax assets...........................................   10,990      10,150
                                                                           -------     -------
Deferred Tax Liabilities:
  Net unrealized appreciation on investments and other...................      185         887
                                                                           -------     -------
     Total deferred tax liabilities......................................      185         887
                                                                           -------     -------
Net deferred tax asset...................................................  $10,805     $ 9,263
                                                                           =======     =======

     At December 31, 1996, the Company had net operating loss carryforwards ("NOLs") related to the original acquisition of Sutro of $3.2 million for which it had recorded a valuation allowance against the full amount of the deferred tax asset. These NOLs were fully utilized in 1997 resulting in a reduction to taxes payable but without a reduction to reported income tax expense as the offset was reported as an adjustment to goodwill.

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  NET CAPITAL REQUIREMENTS

     Certain subsidiaries of the Company are subject to the net capital requirements of the New York Stock Exchange ("Exchange") and the Uniform Net Capital requirements of the Securities and Exchange Commission ("Commission") under Rule 15c3-1. The Exchange and the Commission also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum net capital requirements are not met. The Company's principal regulated subsidiaries are discussed below.

     Tucker Anthony is a registered broker and dealer. At December 31, 1997, Tucker Anthony had net capital of approximately $47.0 million which was $46.0 million in excess of the $1 million amount required to be maintained at that date.

     Sutro is a registered broker and dealer. At December 31, 1997, Sutro had net capital of approximately $9.7 million which was $8.7 million in excess of the $1.0 million amount required to be maintained at that date.

     Freedom Trust Company ("FTC") is a subsidiary of Freedom Capital and is a limited purpose trust company. Pursuant to state regulations, FTC is required to meet and maintain certain capital minimums and ratios. At December 31, 1997, FTC's regulatory capital, as defined, was $1.1 million and FTC was in compliance with all such requirements.

     Under the clearing arrangement with Wexford, Tucker Anthony and Sutro are required to maintain certain minimum levels of net capital and comply with other financial ratio requirements. At December 31, 1997, Tucker Anthony and Sutro were in compliance with all such requirements.

     In accordance with the provisions of the credit agreement (see note 8), the Company and its principal subsidiaries have executed agreements to guarantee the borrowings to the benefit of the participating banks. The stock of the Company's subsidiaries currently is pledged as security under the terms of the credit agreement. Under the financial covenants of this credit agreement, the maturity of amounts borrowed may be accelerated if the Company breaches certain provisions of the credit agreement, among which are requirements for the Company and its principal subsidiaries to maintain minimum levels, as defined, including leverage ratio and net capital. The Company was in compliance with these covenants at December 31, 1997.

11.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space and various types of equipment under noncancelable leases generally varying from one to ten years, with certain renewal options for like terms. Rent expense was $18.1 million for the year ended December 31, 1995, $22.5 million for the eleven month period ended November 29, 1996, $1.5 million for the one month period ended December 31, 1996 and $15.9 million for the year ended 1997. Included in rent expense for the eleven month period ended November 29, 1996 is $4.7 million of expense related to the present value of future rent costs for space no longer required due primarily to the outsourcing of clearing services.

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
     At December 31, 1997, the Company's future minimum rental commitments based upon original terms (including escalation costs) under noncancelable leases which have an initial or remaining term of one year or more are as follows (in thousands):

                1998..............................................  $ 17,204
                1999..............................................    16,915
                2000..............................................    15,025
                2001..............................................    14,350
                2002..............................................    13,586
                Thereafter........................................    26,184
                                                                    --------
                  Sub-total.......................................   103,264
                Less aggregate sublease income....................    (3,847)
                                                                    --------
                                                                    $ 99,417
                                                                    ========

     The Company is a defendant or co-defendant in legal actions primarily relating to its broker-dealer activities. It is the opinion of management, after consultation with counsel, that the resolution of these actions will not have a material adverse effect on the consolidated financial position and results of operations of the Company. Included in other operating expenses, for the eleven month period ended November 29, 1996, is $6.3 million of insurance recoveries relating to certain litigation costs that were incurred in prior years.

     The Company has outstanding underwriting agreements and when-issued contracts which commit it to purchase securities at specified future dates and prices. The Company presells such issues to manage risk exposure related to these off-balance sheet commitments. Subsequent to December 31, 1997, such transactions settled at no loss.

     In the normal course of business, the Company may enter into transactions in financial instruments to manage its exposure to market risks. There were no open contracts outstanding at December 31, 1996. At December 31, 1997, the Company had open options on futures contracts outstanding approximating $34.5 million (notional amount). The notional amounts are not reflected on the Consolidated Statements of Financial Condition and are indicative only of the volume of activity at December 31, 1997. They do not represent amounts subject to market risks, and in many cases, limit the Company's overall exposure to market losses by hedging other on-balance sheet and off-balance sheet transactions. The volume of activity in these contracts was not significant during the years ended December 31, 1995, 1996 and 1997.

12.  BENEFITS

     Certain subsidiaries of the Company have qualified profit-sharing plans which cover substantially all their full-time employees. Each plan includes a salary reduction agreement and a matching contribution subject to certain limitations. In addition, a subsidiary may contribute additional amounts to its plan, at its discretion, based upon its profits for the year.

     The aggregate contributions to these plans for the year ended December 31, 1995, the eleven month period ended November 29, 1996, the one month period ended December 31, 1996 and the year ended December 31, 1997 were $6.4 million, $5.5 million, $0.5 million and $7.1 million, respectively.

     Freedom Capital has a noncontributory defined benefit pension plan covering substantially all of its employees. Effective August 1, 1997, the plan was amended to provide that no new pension benefits will accrue and no new participants will be admitted after August 1, 1997. Amounts related to the plan are not material to the consolidated financial statements.

     Compensation cost recognized for Common Stock and stock options issued to employees during 1997 was $1.4 million.

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, securities owned, securities purchased under agreements to resell and certain receivables are carried at fair value or contracted amounts which approximate fair value. Similarly, liabilities including securities sold, not yet purchased, securities sold under agreements to repurchase and certain payables are carried at fair value or contracted amounts approximating fair value.

     The fair value of the fixed asset financing estimated using the Company's incremental borrowing rate, approximated its carrying value at December 31, 1997 and 1996. The carrying value of the Company's debt under the variable rate credit agreement approximates its fair value.

14.  EARNINGS PER COMMON SHARE

     The Company computes its earnings per share in accordance with SFAS 128 "Earnings Per Share." The following table sets forth the computation for basic and diluted earnings per share (in thousands except per share amounts):

                                                              ONE MONTH ENDED         YEAR ENDED
                                                             DECEMBER 31, 1996     DECEMBER 31, 1997
                                                             -----------------     -----------------
                                                                 BASIC AND             BASIC AND
                                                                  DILUTED               DILUTED
NUMERATOR:
  Net Income...............................................       $   740               $18,698
                                                                   ------                ------
DENOMINATOR:
  Weighted Average Shares Outstanding......................         7,873                 7,859
  Dilutive effect (including the impact of Staff Accounting
     Bulletin No. 83) of:
     Common Stock issued to employees during the year......           219                   183
     Stock options and other exercisable shares............           503                   503
                                                                   ------                ------
     Adjusted weighted average shares outstanding..........         8,595                 8,545
                                                                   ------                ------
Earnings per share.........................................       $   .09               $  2.19

15.  STOCK OPTIONS

     The Company's 1996 Stock Option Plan ("the Plan") provides for granting officers and other key employees options to purchase shares of common stock at the fair market value of the stock on the date of grant or such other prices as provided by the Plan, and expire within either nine and one half years of November 29, 1996, or ten years from the date of grant. The options vest over periods from five to six years from November 29, 1996. Certain options issued under performance-based agreements may be exercisable earlier, vesting over three years for individual performance-based options and five years for Company performance-based options, if certain individual and Company performance-based goals are met. Regardless of whether these performance based targets are attained, the options will vest no later than six years from November 29, 1996. During 1997, the Company granted options on 1,285,287 shares, no options were exercised, and options on 104,031 shares were forfeited. All options have an exercise price of $10. At December 31, 1997, 1,200,000 shares were authorized for issuance under options and options on 1,181,256 shares were outstanding, with a weighted-average remaining contractual life of 8.6 years. At December 31, 1997, options on 153,451 shares were exercisable, with a weighted-average remaining contractual life of 8.6 years.

                       FREEDOM SECURITIES CORPORATION AND
         FREEDOM SECURITIES HOLDING CORPORATION ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  STOCK OPTIONS (CONTINUED)
     The Company accounts for stock option grants in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25 "Accounting for Stock Issued to Employees." Had compensation expense for the Company's stock options been determined on the fair value at the date of grant for awards under the Plan, consistent with the method of SFAS 123 "Accounting for Stock Based Compensation," the Company's net income and earnings per share would have been reduced to pro forma amounts presented below (in thousands except per share amounts):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                                1997
        Net income........................................  As reported       $ 18,698
                                                            Pro forma           18,318
        Basic and diluted earnings per share..............  As reported           2.19
                                                            Pro forma             2.14

     The pro forma information presented is not representative of the effect stock options will have on net income or earnings per share for future years.

     The fair value of each option granted during the year ended December 31, 1997 is the estimated present value at grant date using the minimum value model with the following assumptions: (i) dividend yield of 0.8%, (ii) expected life of 6 years, and (iii) risk free interest rate of 5.4%. The weighted-average fair value of the options on 1,170,350 shares granted January 31, 1997 whose exercise price equals the fair market value of the Company's stock on grant date was $2.36. The weighted-average fair value of the options on 114,937 shares granted subsequent to January 31, 1997 whose exercise price is less than the fair market value of the Company's stock on grant date was $7.95.

16.  QUARTERLY INFORMATION (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)

                                                    PREDECESSOR COMPANY
                                 ---------------------------------------------------------         ONE
                                            THREE MONTHS ENDED                    TWO          MONTH ENDED
                                 ----------------------------------------     MONTHS ENDED      DECEMBER
                                 MARCH 31,     JUNE 30,     SEPTEMBER 30,     NOVEMBER 29,         31,
                                   1996          1996           1996              1996            1996
Net revenues...................   $89,281      $ 88,168       $  81,034         $ 62,546        $  28,796
Income before income taxes.....     6,440         5,361           4,480            4,106            1,420
Net income.....................     3,677         3,029           2,517            2,320              740
Basic and diluted earnings per
  share........................        --            --              --               --        $     .09

                                                    THREE MONTHS ENDED
                                 ---------------------------------------------------------
                                 MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
                                   1997          1997           1997              1997
Net revenues...................   $84,448      $ 85,129       $ 103,579         $102,599
Income before income taxes.....     6,043         5,040          10,464           10,888
Net income.....................     3,493         2,918           5,967            6,320
Basic and diluted earnings per
  share........................   $   .41      $    .34       $     .70         $    .74

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
Prospectus Summary...................     3
Risk Factors.........................     8
Use of Proceeds......................    16
Dividend Policy......................    16
Capitalization.......................    17
Dilution.............................    18
Selected Historical Consolidated
  Financial and Other Data...........    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    21
Business.............................    32
Management...........................    45
Principal and Selling Stockholders...    54
Certain Transactions.................    56
Description of Capital Stock.........    60
Shares Eligible for Future Sale......    62
Underwriting.........................    64
Tax Consequences to Non-U.S.
  Holders............................    66
Legal Matters........................    68
Experts..............................    68
Additional Information...............    69
Index to Financial Statements........   F-1

                            ------------------------
UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.
======================================================
======================================================

                                            SHARES
                                     [LOGO]
                                  COMMON STOCK
                           -------------------------

                              P R O S P E C T U S
                           -------------------------
                          DONALDSON, LUFKIN & JENRETTE

      SECURITIES CORPORATION

                           CREDIT SUISSE FIRST BOSTON
                            SUTRO & CO. INCORPORATED
                                 TUCKER ANTHONY
                                  INCORPORATED

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses (other than underwriting discount and commissions) payable in connection with the sale of the Common Stock offered hereby (including the Common Stock which may be sold pursuant to the Underwriters' over-allotment option) are as follows, all of which will be paid by the Company:

                                                                                AMOUNT
    Commission registration fee.............................................  $    40,710
    NASD filing fee.........................................................       14,300
    NYSE fee................................................................
    Printing expenses.......................................................
    Legal fees and expenses.................................................
    Accounting fees and expenses............................................
    Blue sky fees and expenses (including legal fees and expenses)..........
    Transfer agent and registrar fees and expenses..........................
    Miscellaneous...........................................................
                                                                              -----------
         Total..............................................................  $
                                                                              ===========

------------------------------
* All amounts are estimated, except Commission registration, NASD and NYSE fees.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     In addition, pursuant to its Articles of Organization and Bylaws, the Company shall indemnify its directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

     The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers and has entered into indemnification agreements with its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Company has issued the following securities, none of which have been registered under the Securities Act:

          (a) On November 29, 1996, the Company sold an aggregate of 454,500 shares of Common Stock for an aggregate consideration of $4,545,000 in transactions exempt from registration pursuant to Rule 701 under the Securities Act.

          (b) On November 29, 1996, in transactions exempt from registration pursuant to Section 4(2) of the Securities Act, the Company sold an aggregate of 7,440,154 shares of Common Stock to accredited investors for an aggregate consideration of $74,401,540.

          (c) During 1997 the Company granted options to purchase 1,285,287 shares of Common Stock to certain employees of the Company, each with an exercise price of $10.00, in transactions exempt from registration pursuant to Section 4(2) and Rule 701 under the Securities Act.

          (d) During 1997, in transactions exempt from registration pursuant to
     Section 4(2) of the Securities Act, the Company sold an aggregate of 268,508 shares of Common Stock for aggregate consideration of $3,265,061 to employees of the Company and its Subsidiaries who were accredited investors. In addition, Hancock has indicated that it will exercise its pre-emptive right to purchase an aggregate of 16,247 shares of Common Stock for aggregate consideration of $197,564.

ITEM 16.  EXHIBITS

EXHIBITS
  NO.                                    DESCRIPTION OF DOCUMENTS
    *1.1     Form of Underwriting Agreement
     3.1     Restated Articles of Organization of the Registrant to be effective prior to effectiveness of the Registration Statement
     3.2     Bylaws of the Registrant to be effective prior to effectiveness of the
             Registration Statement
    *4.1     Form of Stock Certificate
    *5.1     Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
    10.1     Contribution Agreement by and among the Registrant, Hancock, THL and SCP, dated as of October 4, 1996
    10.2     Stockholders Agreement by and among the Registrant and the persons listed on the signature pages thereof as the Initial Investors, SCP Initial Investor, Employee
             Investors and Seller Initial Investor dated as of November 30, 1996
    10.3     Revolving Credit Agreement by and among the Registrant and The First National
             Bank of Boston, as agent for the lenders listed on Schedule 1 thereto, dated as of November 29, 1996
    10.4     Additional Share Agreement by and between the Registrant and Hancock, dated as of
             November 29, 1996
    10.5     Tax Matters Agreement by and between the Registrant and Hancock, dated as of
             November 29, 1996
    10.6     Contribution and Indemnity Agreement by and between the Registrant and John H.
             Goldsmith, dated as of November 29, 1996
    10.7     Management Agreement by and between the Registrant and THL, dated as of November
             29, 1996
    10.8     Management Agreement by and between the Registrant and SCP, dated as of November
             29, 1996
    10.9     1996 Stock Option Plan
   10.10     Employment Agreement by and between the Registrant and John H. Goldsmith, dated as of November 29, 1996
   10.11     Employment Agreement by and between the Registrant and Gregory N. Thomas, dated as of December 3, 1997
   10.12     Letter Agreement by and between the Registrant and William C. Dennis, Jr., dated as of April 2, 1997
 **10.13     Agreement, by and among Prudential Securities Incorporated, John Hancock Clearing
             Corporation, Tucker Anthony Incorporated and Sutro & Co. Incorporated
   10.14     Form of TAMP Incentive Plan Limited Partnership Limited Partnership Agreement,
             dated as of July 1, 1989
   10.15     Form of TAMP II Incentive Plan Limited Partnership Limited Partnership Agreement,
             dated as of February 28, 1995
   10.16     Form of TAMM II Incentive Plan Limited Partnership Limited Partnership Agreement,
             dated April 8, 1984
   10.17     Form of Sutro Venture Partners I, L.P. Limited Partnership Agreement, dated as of
             March 21, 1996
   10.18     Form of Sutro Venture Partners II, L.P. Limited Partnership Agreement, dated as of March 21, 1996
   10.19     Form of Operating Agreement for Sutro Investment Partners IV, LLC dated as of
             June 30, 1997
    21.1     Subsidiaries of the Registrant
    23.1     Consent of Ernst & Young LLP
   *23.2     Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in
             Exhibit 5.1)
    24.1     Power of Attorney (included on page II-5)
    27.1     Financial Data Schedule
    99.1     Consent of Mr. Thomas to be named as Director

---------------
 * To be filed by amendment.

** Confidential Treatment Requested as to certain portions, which portions have been omitted and filed separately with the Commission.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing the specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriter to permit proper delivery to each purchaser.

     The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of his registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on January 26, 1998.

                                          FREEDOM SECURITIES CORPORATION

                                          By:     /s/ JOHN H. GOLDSMITH
                                            ------------------------------------
                                          Name: John H. Goldsmith
                                          Title: Chief Executive Officer

     We, the undersigned officers and directors of Freedom Securities Corp., hereby severally constitute and appoint John H. Goldsmith and William C. Dennis, Jr. and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and, in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                TITLE                          DATE

       /s/ JOHN H. GOLDSMITH           Chairman, Director and Chief             January 26, 1998
-----------------------------------    Executive Officer as well as Chief
         John H. Goldsmith             Executive Officer of Tucker Anthony
                                       and Chairman of Sutro

    /s/ WILLIAM C. DENNIS, JR.         Chief Financial Officer                  January 26, 1998
-----------------------------------
      William C. Dennis, Jr.

       /s/ DAVID V. HARKINS            Director                                 January 26, 1998
-----------------------------------
         David V. Harkins

        /s/ C. HUNTER BOLL             Director                                 January 26, 1998
-----------------------------------
          C. Hunter Boll

       /s/ THOMAS M. HAGERTY           Director                                 January 26, 1998
-----------------------------------
         Thomas M. Hagerty

         /s/ SETH W. LAWRY             Director                                 January 26, 1998
-----------------------------------
           Seth W. Lawry

     /s/ WINSTON J. CHURCHILL          Director                                 January 26, 1998
-----------------------------------
       Winston J. Churchill

        /s/ JOHN F. LUIKART            Director                                 January 26, 1998
-----------------------------------
          John F. Luikart

       /s/ ROBERT H. YEVICH            Director                                 January 26, 1998
-----------------------------------
         Robert H. Yevich

                                 EXHIBIT INDEX

EXHIBITS
  NO.                                 DESCRIPTION OF DOCUMENTS                            PAGE
--------     ---------------------------------------------------------------------------  ----
    *1.1     Form of Underwriting Agreement
     3.1     Restated Articles of Organization of the Registrant to be effective prior to effectiveness of the Registration Statement
     3.2     Bylaws of the Registrant to be effective prior to effectiveness of the
             Registration Statement
    *4.1     Form of Stock Certificate
    *5.1     Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
    10.1     Contribution Agreement by and among the Registrant, Hancock, THL and SCP, dated as of October 4, 1996
    10.2     Stockholders Agreement by and among the Registrant and the persons listed on the signature pages thereof as the Initial Investors, SCP Initial
             Investor, Employee Investors and Seller Initial Investor dated as of
             November 30, 1996
    10.3     Revolving Credit Agreement by and among the Registrant and The First
             National Bank of Boston, as agent for the lenders listed on Schedule 1 thereto, dated as of November 29, 1996
    10.4     Additional Share Agreement by and between the Registrant and Hancock, dated as of November 29, 1996
    10.5     Tax Matters Agreement by and between the Registrant and Hancock, dated as of November 29, 1996
    10.6     Contribution and Indemnity Agreement by and between the Registrant and John
             H. Goldsmith, dated as of November 29, 1996
    10.7     Management Agreement by and between the Registrant and THL, dated as of
             November 29, 1996
    10.8     Management Agreement by and between the Registrant and SCP, dated as of
             November 29, 1996
    10.9     1996 Stock Option Plan
   10.10     Employment Agreement by and between the Registrant and John H. Goldsmith, dated as of November 29, 1996
   10.11     Employment Agreement by and between the Registrant and Gregory N. Thomas, dated as of December 3, 1997
   10.12     Letter Agreement by and between the Registrant and William C. Dennis, Jr., dated as of April 2, 1997
 **10.13     Agreement, by and among Prudential Securities Incorporated, John Hancock
             Clearing Corporation, Tucker Anthony Incorporated and Sutro & Co.
             Incorporated
   10.14     Form of TAMP Incentive Plan Limited Partnership Limited Partnership
             Agreement, dated as of July 1, 1989
   10.15     Form of TAMP II Incentive Plan Limited Partnership Limited Partnership
             Agreement, dated as of February 28, 1995
   10.16     Form of TAMM II Incentive Plan Limited Partnership Limited Partnership
             Agreement, dated April 8, 1984
   10.17     Form of Sutro Venture Partners I, L.P. Limited Partnership Agreement, dated as of March 21, 1996
   10.18     Form of Sutro Venture Partners II, L.P. Limited Partnership Agreement,
             dated as of March 21, 1996
   10.19     Form of Operating Agreement for Sutro Investment Partners IV, LLC dated as of June 30, 1997
    21.1     Subsidiaries of the Registrant
    23.1     Consent of Ernst & Young LLP

EXHIBITS
  NO.                                 DESCRIPTION OF DOCUMENTS                            PAGE
--------     ---------------------------------------------------------------------------  ----
   *23.2     Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation
             (included in Exhibit 5.1)
    24.1     Power of Attorney (included on page II-5)
    27.1     Financial Data Schedule
    99.1     Consent of Mr. Thomas to be named as Director

---------------
 * To be filed by amendment.

** Confidential Treatment Requested as to certain portions, which portions have been omitted and filed separately with the Commission.